As filed with the Securities and Exchange Commission on September 14, 2007

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROFILE BANCORP, INC.

and

PROFILE BANK, FSB 401(k) PLAN

(Name of Small Business Issuer in its Charter)

United States	0635	To be applied for
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

45 Wakefield Street Rochester, New Hampshire 03867 (603) 332-2610	45 Wakefield Street Rochester, New Hampshire 03867 (603) 332-2610
(Address and Telephone Number of Principal Executive Offices)	(Address of Principal Place of Business or Intended Principal Place of Business)

Kenneth A. Wilman, Jr.

President and Chief Executive Officer

Profile Bancorp, Inc.

(in organization)

45 Wakefield Street

Rochester, New Hampshire 03867

(603) 332-2610

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Lawrence M. F. Spaccasi, Esq. Joseph J. Bradley, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840	Robert B. Pomerenk, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW Suite 400 Washington, D.C. 20015 (202) 274-2000

Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.01 par value	1,785,375 shares (1)	$10.00	$17,853,750	$548.00
Participation Interests	(3)	—	$899,270	(3)

(1)	Includes shares of common stock to be issued to Profile Bank Charitable Foundation, a private foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	In addition, pursuant to 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Profile Bank, FSB 401(k) Plan.

(4)	The securities of Profile Bancorp, Inc. to be purchased by the Profile Bank, FSB 401(k) Plan are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

INTERESTS IN

PROFILE BANK, FSB 401(k) PLAN

AND

OFFERING OF [89,927] SHARES OF

PROFILE BANCORP, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Profile Bank, FSB 401(k) Plan (the “401(k) Plan”), of participation interests and shares of common stock of Profile Bancorp, Inc. (“Profile Bancorp”) in connection with the Profile Bancorp initial public offering.

401(k) Plan participants may direct RSGroup Trust Company, the trustee for the Profile Bancorp Stock Fund, to use up to [amount] of their account balances to subscribe for and purchase shares of Profile Bancorp common stock through the Profile Bancorp Stock Fund. Based upon the value of the 401(k) Plan assets as of June 30, 2007, the Profile Bancorp Stock Fund trustee may purchase up to [89,927] shares of Profile Bancorp common stock at a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the 401(k) Plan trustee to invest up to [amount] of their 401(k) Plan account balances in Profile Bancorp common stock.

The Profile Bancorp prospectus dated [date], which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of Profile Bancorp common stock and the financial condition, results of operations and business of Profile Bank, FSB (“Profile Bank”). This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page      of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Profile Bancorp of interests or shares of common stock under the 401(k) Plan in the offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Profile Bancorp, Profile Bancorp MHC, Profile Bank nor the 401(k) Plan have authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Profile Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is [date].

i

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At a purchase price of $10.00 per share, the 401(k) Plan trustee may acquire up to [number] shares of Profile Bancorp common stock. The interests offered under this prospectus supplement are conditioned on the close of the Profile Bancorp minority stock offering (the “Stock Offering”). Certain subscription rights and purchase limitations also govern your investment in the Profile Bancorp Stock Fund in connection with the Stock Offering. See: “The Reorganization and Stock Offering – Subscription Offering and Subscription Rights” and “– Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Stock Offering and the financial condition, results of operations and business of Profile Bank and its affiliates. The address of the principal executive office of Profile Bank is 45 Wakefield Street, Rochester, New Hampshire 03867. The telephone number of Profile Bank is (603) 332-2610.

Election to Purchase Profile Bancorp, Inc. Common Stock in the Stock Offering

In connection with the Stock Offering, you may direct the trustee of the 401(k) Plan to transfer up to [amount] of your 401(k) Plan account balance to the Profile Bancorp Stock Fund. The 401(k) Plan trustee will subscribe for Profile Bancorp common stock offered for sale in connection with the Stock Offering in accordance with each participant’s direction. If there is not enough Profile Bancorp common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the 401(k) Plan trustee may not be able to purchase all of the common stock you requested. In the event the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Profile Bancorp common stock) will be reinvested in accordance with the investment elections that you have in place for your elective deferrals.

All eligible plan participants are permitted to direct a transfer of up to [amount] of their account balances in the 401(k) Plan into the Profile Bancorp Stock Fund. However, transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the Stock Offering will be filled based on your subscription rights. See the prospectus section “Summary – Persons Who Can Order Stock in the Offering.” Profile Bancorp has granted rights to subscribe for shares of Profile Bancorp common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at Profile Bank as of March 31, 2006; (2) the Profile Bank Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at Profile Bank as of September 30, 2007; and (4) except for persons eligible to subscribe for shares under categories 1 and 3, Profile Bank’s depositors as of the close of business on [date], who were not able to subscribe for shares of Profile Bancorp common stock under categories 1 and 3 and borrowers as of July 26, 2007 whose loans continue to be outstanding at [date]. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of Profile Bancorp common stock in the Stock Offering and you may use up to [amount] of your account balance in the 401(k) Plan to subscribe for shares of Profile Bancorp common stock.

The limitations on the total amount of Profile Bancorp common stock that you may purchase in the Stock Offering, as described in the prospectus (see “The Reorganization and Stock Offering – Limitations on Purchases of Shares”) will be calculated based on the aggregate amount that you subscribed for: (a) through your 401(k) Plan account and (b) through your sources of funds outside of the 401(k) Plan. Whether you place an order through the 401(k) Plan, outside the plan or both, the number of shares of Profile Bancorp common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities set forth in the prospectus. 401(k) Plan assets which have been invested in a Profile Bank money market account in the past will not be considered for purposes of determining your subscription rights. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated between orders on a pro rata basis.

Value of Participation Interests

As of [June 30, 2007], the market value of [$899,278] of the 401(k) Plan assets equaled approximately [amount]. The plan administrator has distributed quarterly statements to each participant reflecting the value of his or her beneficial interest in the 401(k) Plan as of [June 30, 2007]. The value of the 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals. Participants will be able to use up to [amount] of their 401(k) Plan account balances to purchase shares in the Stock Offering through the Profile Bancorp Stock Fund.

Method of Directing Transfer

In order to facilitate your investment in the Profile Bancorp Stock Fund in connection with the Stock Offering, you must complete, sign and submit the blue form included with this prospectus supplement (the “Investment Form”). In order to invest in the Profile Bancorp Stock Fund you must direct the 401(k) Plan trustee to transfer a percentage of your beneficial interest in the assets of the 401(k) Plan (up to [amount]) to the Profile Bancorp Stock Fund (in multiples of not less than 1%). If you do not wish to invest in the Profile Bancorp Stock Fund at this time, you do not need to take any action. The minimum investment in the Profile Bancorp Stock Fund during the Stock Offering is $250 and the maximum individual investment is $100,000.

Time for Directing Transfer

The deadline to submit your Investment Form to [name] in the Human Resources Department is 12:00 noon on [date], unless extended by the Bank. If you have any questions regarding the Profile Bancorp Stock Fund you can call [name] at (603) 332-2610.

Irrevocability of Transfer Direction

Once you have submitted your Investment Form to our Human Resources Department, you cannot change your direction to transfer amounts credited to your account in the 401(k) Plan to the Profile Bancorp Stock Fund. Following the closing of the Stock Offering and the initial purchase of shares in the Profile Bancorp Stock Fund, you may change your investment directions, in accordance with the terms of the 401(k) Plan.

Purchase Price of Profile Bancorp, Inc. Common Stock

The trustee will use the funds transferred to the Profile Bancorp Stock Fund to purchase shares of Profile Bancorp common stock in the Stock Offering. The Profile Bancorp Stock Fund trustee will pay the same price for shares of Profile Bancorp common stock as all other persons who purchase shares of Profile Bancorp common stock in the Stock Offering. If there is not enough common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. In the event the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Profile Bancorp common stock) will be reinvested in accordance with the investment elections that you have in place for your elective deferrals.

Nature of a Participant’s Interest in Profile Bancorp, Inc. Common Stock

The trustee will hold Profile Bancorp common stock in the name of the 401(k) Plan. The trustee will credit shares of Profile Bancorp common stock acquired at your direction to your account under the 401(k) Plan. Therefore, the investment designations of other 401(k) Plan participants should not affect earnings on your 401(k) Plan account.

Voting and Tender Rights of Profile Bancorp, Inc. Common Stock

RSGroup Trust Company, as the 401(k) Plan trustee, will exercise voting and tender rights attributable to all Profile Bancorp common stock held in the Profile Bancorp Stock Fund, as directed by participants with interests in the Profile Bancorp Stock Fund. With respect to each matter as to which holders of Profile Bancorp common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Profile Bancorp Stock Fund. The number of shares of Profile Bancorp common stock held in the Profile Bancorp Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Profile Bancorp common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the Profile Bancorp Stock Fund. The percentage of shares of Profile Bancorp common stock held in the Profile Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Profile Bancorp common stock held in the Profile Bancorp Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Profile Bank originally adopted the 401(k) Plan effective July 1, 1995 and amended and restated the plan in its entirety effective January 1, 2005. Profile Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Profile Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Profile Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.

Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. Profile Bank qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document including any amendments to the plan and a summary plan description, by contacting [name] at (603) 332-2610. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

If you are at least 18 years old and you have completed one month of service with Profile Bank, you may elect to participate in the 401(k) Plan on the first day of the month following or coincident with the date you satisfy the 401(k) Plan eligibility requirements.

As of [June 30, 2006], [26] of the [32] eligible employees of Profile Bank actively participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain IRS limitations, the 401(k) Plan permits you to make pre-tax salary deferrals each payroll period of up to 25% of your compensation. Compensation is defined for purposes of the 401(k) Plan as each participant’s total pay, including base pay, overtime, bonuses and commissions. In addition to pre-tax salary deferrals, you may make “catch up” contributions if you are currently age 50 or will be 50 before the end of the calendar year.

Profile Bank Matching Contributions. The 401(k) Plan provides that Profile Bank may make matching contributions on behalf of each participant. Currently, Profile Bank does not make a matching contribution under the 401(k) Plan.

Rollover Contributions. Profile Bank allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements.

Limitations on Contributions

Limitation on Employee Salary Deferrals. By law, your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,500 for 2007. Eligible employees who are age 50 and over may also make additional “catch-up” contributions to the plan, up to a maximum of $5,000 for 2007. The Internal Revenue Service periodically increases these limitations. An eligible participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Profile Bank (including the 401(k) Plan and the proposed Profile Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $45,000 for 2007.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a 5% owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2007 and may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, Profile Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of “Key Employees” exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Profile Bank whose annual compensation exceeds $145,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of Profile Bancorp, or who owns stock that possesses more than 5% of the total combined voting power of all stock of Profile Bancorp; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of Profile Bancorp, or who owns stock that possesses more than 1% of the total combined voting power of all stock of Profile Bancorp, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2007.

401(k) Plan Investments

Effective [date], the 401(k) Plan offers the following investment choices: [Add fund information]

Annual Rates of Return
Fund Name	2006	2005	2004

The following is a brief description of each of the investment choices offered through the 401(k) Plan.

[Add fund descriptions]

In connection with the Stock Offering, Profile Bank has added the Profile Bancorp Stock Fund as an additional choice to the investment alternatives described above. The Profile Bancorp Stock Fund invests primarily in the common stock of Profile Bancorp. Participants in the 401(k) Plan may direct RSGroup Trust Company, as the 401(k) Plan Trustee to invest up to [amount] of their 401(k) Plan account balances in the Profile Bancorp Stock Fund during the offering. 401(k) Plan participants will not be limited in their investment in the Profile Bancorp Stock Fund following the close of the Offering.

The Profile Bancorp Stock Fund consists of investments in the common stock of Profile Bancorp made on the closing date of the Stock Offering. Your investment in the Profile Bancorp Stock Fund will be recorded using the share accounting method. Share accounting states your Profile Bancorp common stock position in the Profile Bancorp Stock Fund and in terms of shares similar to how a broker would quote your common stock position in a brokerage account. In the event cash dividends are paid on Profile Bancorp common stock, the 401(k) Plan trustee will, to the extent practicable, use the dividends held in the Profile Bancorp Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the Profile Bancorp Stock Fund will be placed in the [Federated Prime Value Obligations Fund,] a money market fund.

As of the date of this prospectus supplement, no shares of Profile Bancorp common stock have been issued or are outstanding, and there is no established market for Profile Bancorp common stock. Accordingly, there is no record of the historical performance of the Profile Bancorp Stock Fund. Performance of the Profile Bancorp Stock Fund depends on a number of factors, including the financial condition and profitability of Profile Bank and general stock market conditions.

Once you have submitted your Investment Form to the Human Resources Department, you may not change your investment directions in the Stock Offering.

Benefits Under the 401(k) Plan

Vesting. All participants are 100% vested in their pre-tax salary deferrals. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Plan participants vest in employer matching contributions credited to their accounts after six years of service (20% per year beginning after the second year). Participants become 100% vested in their employer matching contributions upon termination of employment due to death, disability or retirement (normal or postponed).

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment. While in active service, participants may take two non-hardship withdrawals from the 401(k) Plan per Plan Year (subject to the restrictions set forth in the 401(k) Plan). A participant may also take one hardship withdrawal per Plan Year, provided the participant has a hardship event as defined by the IRS regulations and subject to approval by the Profile Bank Compensation Committee. Plan loans are also permitted, subject to applicable law and IRS regulations. Please see the Plan Administrator for details on the loan policies and procedures.

Distribution Upon Retirement, Death or Disability. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If termination of employment is due to Normal, Postponed Retirement, Death, or Total and Permanent Disability, and a participant’s account exceeds $5,000, distribution of the participant’s accounts will be in the form of a lump sum payment, upon the participant’s attainment of Normal Retirement Date, unless the participant elects (within 30 days of receipt of an election notice) to further defer distribution beyond Normal Retirement Date to a Postponed Retirement Date (subject to an IRS minimum distribution of benefits requirement following attainment of age 70 1/2), or unless the participant elects one of the following optional forms of payment:

•

Lump sum payment or in quarterly, semi-annual or annual installments over a period not exceeding the participant’s life expectancy or the joint and survivor life expectancy of the participants and his/her designated beneficiary, as selected by the participant as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the 401(k) Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

Distribution Upon Termination for Any Other Reason. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 and are $5,000 or less upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

If upon termination of employment, a participant’s accounts exceed $5,000, payment will be deferred to Normal Retirement Date, unless the participant elects one of the following optional forms of payment:

•

Lump sum payment as of any valuation date following the date of termination of employment. (Note: lump sums are subject to a mandatory 20% income tax withholding and a statutory 10% additional federal tax if paid before age 55). A participant “Rollover” is permitted within 60 days of distribution to an Individual Retirement Account (IRA), or another employer’s plan (if permitted by that plan).

•	Direct “Rollover” from the 401(k) Plan to another employer’s plan (if permitted by that plan) for accounts which are lesser or greater than $5,000.

Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Profile Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Profile Bank or after termination of employment.

ADMINISTRATION OF THE 401(k) PLAN

Trustee

The board of directors of Profile Bank has appointed RSGroup Trust Company as the trustee for the Profile Bancorp Stock Fund. The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the Plan Administrator. The trustee is responsible for the investment of the trust assets, as directed by the Plan Administrator and the participants.

Reports to 401(k) Plan Participants

The Plan Administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Profile Bank currently acts as Plan Administrator for the 401(k) Plan. The Plan Administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

Amendment and Termination

Profile Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, Profile Bank may terminate the 401(k) Plan at any time. If Profile Bank terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. Profile Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Profile Bank may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretation, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)	the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Profile Bank administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Profile Bank should receive an adverse determination letter from the IRS regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Profile Bank would be denied certain tax deductions taken in connection with the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Profile Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Profile Bank, if the distribution includes those amounts.

Profile Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Profile Bancorp common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Profile Bancorp common stock; that is, the excess of the value of Profile Bancorp common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Profile Bancorp common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of Profile Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Profile Bancorp common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Profile Bancorp common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Profile Bancorp common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Profile Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Profile Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Profile Bancorp. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Profile Bancorp may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Profile Bancorp common stock acquired under the 401(k) Plan or other sales of Profile Bancorp common stock.

Persons who are not deemed to be “affiliates” of Profile Bancorp at the time of resale may resell freely any shares of Profile Bancorp common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Profile Bancorp at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Profile Bancorp common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Profile Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as Profile Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission (“SEC”). Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Profile Bancorp of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than 10% of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than 10% of the common stock of a company.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Profile Bancorp will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, DC. Muldoon Murphy & Aguggia LLP acted as special counsel for Profile Bancorp in connection with the Stock Offering.

PROSPECTUS

[LOGO]

Profile Bancorp, Inc.

(Proposed Holding Company for Profile Bank, FSB)

Up to 1,486,950 Shares of Common Stock

This is the initial public offering of shares of common stock of Profile Bancorp, Inc., a company Profile Bank, FSB will form in connection with its reorganization into the mutual holding company form of organization. The shares we are offering will represent 43.1% of our outstanding common stock. Profile Bancorp MHC, a mutual holding company Profile Bank will form in connection with its reorganization, will own 55% of our outstanding common stock. The remaining 1.9% of our common stock will be held by Profile Bank Charitable Foundation, a charitable foundation to be formed in connection with the reorganization. We intend to have our common stock quoted on the OTC Bulletin Board.

If you are or were a depositor or borrower of Profile Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the Profile Bank 401(k) Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will receive a separate supplement to this prospectus that describes your rights under this plan.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 1,486,950 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,099,050 shares to complete the offering. The amount of capital being raised is based on an appraisal of Profile Bancorp, Inc. Most of the terms of this offering are required by regulations of the Office of Thrift Supervision. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 1,709,993 shares without giving you further notice or the opportunity to change or cancel your order.

The offering is scheduled to terminate at             p.m., Eastern time, on [Date 1], 2007. We may extend this termination date without notice to you until [Date 2], 2008, unless the Office of Thrift Supervision approves a later date. Funds received before completion of the offering will be maintained at Profile Bank or, at our discretion, in an escrow account at an independent insured depository institution. All subscriptions received will earn interest at our statement savings rate, which is currently     % per annum.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Date 2], 2008. If we extend the offering beyond [Date 2], 2008, we will promptly return the funds of all subscribers who do not reconfirm their subscriptions. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings rate.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that we are offering for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

We expect our directors and executive officers, together with their associates, to subscribe for 54,000 shares, which equals 4.2% of the shares offered for sale at the midpoint of the offering range.

The Office of Thrift Supervision conditionally approved our plan of reorganization and stock issuance on                     , 2007. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page     .

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	$1,099,050	$1,486,950	$1,709,993
Gross offering proceeds	$10,990,500	$14,869,500	$17,099,930
Estimated offering expenses, excluding marketing agent commissions and expenses	$860,000	$860,000	$860,000
Estimated marketing agent commissions and expenses	$100,000	$130,000	$150,000
Estimated net proceeds	$10,030,500	$13,879,500	$16,089,930
Estimated net proceeds per share	$9.13	$9.33	$9.41

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the conversion center at (        )             -            .

Sandler O’Neill + Partners, L.P.

The date of this prospectus is                     , 2007

[Map of New Hampshire showing office locations of Profile Bank appears here]

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the reorganization and stock offering fully, you should read this entire prospectus carefully, including the financial statements and notes to the financial statements that appear at the end of the prospectus. For assistance, please call our conversion center at (        )             -            .

The Companies

Profile Bancorp MHC

Profile Bancorp, Inc.

Profile Bank, FSB

45 Wakefield Street

Rochester, New Hampshire 03867

(603) 332-2610

Profile Bancorp MHC is a federally chartered mutual holding company that we are forming to own a majority of the common stock of Profile Bancorp. As a mutual holding company, Profile Bancorp MHC will be a non-stock company that has as its members the depositors and borrowers of Profile Bank, FSB. Upon completion of the offering, Profile Bancorp MHC will own 55% of Profile Bancorp’s common stock. So long as Profile Bancorp MHC exists, it will own a majority of the voting stock of Profile Bancorp and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Following the offering, Profile Bancorp MHC will not engage in any business activity other than owning a majority of the common stock of Profile Bancorp. The officers of Profile Bancorp MHC will be officers of Profile Bancorp and Profile Bank, and the directors of Profile Bancorp MHC will be the directors of Profile Bancorp and Profile Bank.

Profile Bancorp, Inc. is a federally chartered mid-tier stock holding company that we are forming to be our holding company. This offering is made by Profile Bancorp. Upon completion of the offering, Profile Bancorp will own all of Profile Bank’s capital stock and direct, plan and coordinate Profile Bank’s business activities. In the future, Profile Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Profile Bank, FSB is a federally chartered mutual savings bank that operates from its main office in Rochester, New Hampshire, located in Strafford County and its two full-service locations in Alton, New Hampshire, located in Belknap County and Sanbornville, New Hampshire, located in Carroll County. We are a community-oriented financial institution that offers a variety of deposit and loan products to individuals and small businesses located in our primary market area surrounding our branch offices. Our primary market area is largely suburban and rural in nature and has a fairly diversified local economy, with employment in services, wholesale/retail trade and government serving as the basis of the local economy. At June 30, 2007, we had total assets of $135.8 million, deposits of $111.0 million and total equity of $20.4 million.

The Reorganization and Our Corporate Structure

Currently, we are a federally chartered mutual savings bank with no stockholders. Our depositors and certain borrowers currently have the right to vote on certain matters such as the election of directors and this reorganization.

The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual form of organization to the mutual holding company form of organization. In the mutual holding company structure, Profile Bank will become a federally chartered stock savings bank and all of its stock will be owned by Profile Bancorp. In addition, 43.1% of Profile Bancorp’s stock will be owned by the public, including our employee stock ownership plan, 1.9% of Profile Bancorp’s stock will be owned by Profile Bank Charitable Foundation and 55% of Profile Bancorp’s stock will be owned by Profile Bancorp MHC. Our members will become members of Profile Bancorp MHC and will have similar voting rights in Profile Bancorp MHC as they currently have in Profile Bank.

The following diagram depicts our corporate structure after the offering:

The normal business operations of Profile Bank will continue without interruption during the reorganization. The directors who unanimously adopted the plan of reorganization and stock issuance and who continue to be directors of Profile Bank at the time of the reorganization will serve as directors of Profile Bancorp MHC, Profile Bancorp and Profile Bank after the reorganization. The initial executive officers of Profile Bancorp MHC, Profile Bancorp and Profile Bank will be persons who are currently officers of Profile Bank.

Our Operating Strategy (page     )

Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	Expanding our franchise by expanding our branch network into growing communities in our market area;

•	Growing our loan portfolio by continuing to emphasize residential loans along with commercial loans;

•	Building core deposits by expanding our branch network and offering new deposit products;

•	Continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio; and

•	Continuing to provide a high level of service to attract and retain customers.

Regulation and Supervision (page     )

Profile Bank is, and upon completion of the offering Profile Bancorp MHC and Profile Bancorp will be, subject to regulation, supervision and examination by the Office of Thrift Supervision. Profile Bank is also subject to regulation by the Federal Deposit Insurance Corporation.

The Offering

Purchase Price

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 1,099,050 and 1,486,950 shares of Profile Bancorp common stock in this offering. The amount of capital being raised is based on an appraisal of the pro forma market value of Profile Bancorp. Most of the terms of this offering are required by regulations of the Office of Thrift Supervision. With regulatory approval, we may increase the number of shares to be sold to 1,709,993 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page     )

We decided to offer between 1,099,050 and 1,486,950 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $30,000 for its appraisal services, plus $5,000 for each valuation update and reimbursement of out-of-pocket expenses not to exceed $6,000. RP Financial estimates that as of August 31, 2007, our pro forma market value on a fully converted basis was between $25.5 million and $34.5 million, with a midpoint of $30.0 million. The term “fully converted” means that RP Financial assumed that 100% of our common stock had been sold to the public, rather than the 43.1% that will be sold in connection with this offering.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	our historical and present operating results and financial condition and the economic and demographic characteristics of our market area;

•

a comparative evaluation of the operating and financial statistics of Profile Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	our intention to make a contribution to Profile Bank Charitable Foundation consisting of Profile Bancorp’s common stock and cash in an amount equal to 8.0% of the shares sold in the offering.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 43.1% of the shares of our common stock should be offered for sale to the public in the offering. The following table shows the number of shares that will be sold in the offering, issued to Profile Bancorp MHC and contributed to the charitable foundation, based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	At Maximum of Offering Range	Percent of Shares Outstanding
Shares sold in the offering	1,099,050	1,486,950	43.1%
Shares issued to Profile Bancorp MHC	1,402,500	1,897,500	55.0
Shares contributed to Profile Bank Charitable Foundation	48,450	65,550	1.9

Total	2,550,000	3,450,000	100.0%

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. RP Financial’s appraisal also incorporates an analysis of a peer group of ten publicly traded mutual holding companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the ten peer group companies and for us utilized by RP Financial in its appraisal. These ratios are based on earnings for the twelve months ended June 30, 2007 and book value as of June 30, 2007.

	Fully Converted Price to Earnings Multiple		Fully Converted Price to Tangible Book Value Ratio
Profile Bancorp (pro forma):
Minimum	21.67	x	61.54%
Midpoint	24.63		66.45
Maximum	27.40		70.62
Maximum, as adjusted	30.36		74.68
Peer group companies as of August 31, 2007:
Average	24.53	x	86.89%

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 11.7% to the peer group on a price-to-earnings basis and a discount of 18.7% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a tangible book value per share basis. The disparity between the pricing ratios results from Profile Bank, on a pro forma basis, generally having higher levels of equity but lower earnings than the companies in the peer group. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing Profile Bank, and the number of shares to be sold, in comparison to the peer group institutions.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Mutual Holding Company Data

The following table presents a summary of selected pricing ratios for publicly traded mutual holding companies and the pricing ratios for us, without the ratios being adjusted to the hypothetical case of being fully converted.

	Non-Fully Converted Price to Earnings Multiple		Non-Fully Converted Price to [Tangible] Book Value Ratio
Profile Bancorp (pro forma):
Minimum	25.64	x	88.50%
Midpoint	29.73		98.43
Maximum	33.72		107.30
Maximum, as adjusted	38.18		116.55
Peer group companies as of August 31, 2007(1):
Average	25.97	x	154.94%

(1)	The information for publicly traded mutual holding companies may not be meaningful for investors because it presents average information for mutual holding companies that issued a different percentage of their stock in their offerings than the 43.1% that we are offering to the public. In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

Possible Change in Offering Range (page     )

RP Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 1,709,993 shares without further notice to you. If our pro forma market value at that time is either below $25.5 million or above $39.7 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the stock offering and promptly return all funds with interest; promptly return all funds with interest, set a new offering range and give all subscribers the opportunity to modify or rescind their purchase orders for shares of Profile Bancorp’s common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We must sell a minimum of 1,099,050 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings rate.

After-Market Performance of “First-Step” Mutual Holding Company Offerings

The following table provides information regarding the after-market performance of the “first-step” mutual holding company offerings completed from January 1, 2006 through August 31, 2007. “First-step” mutual holding company offerings are initial public offerings by companies in the mutual holding company form of organization.

	Date of IPO	Gross Proceeds (In millions)	Appreciation From Initial Offering Price
Issuer (Market/Symbol)			After 1 Day	After 1 Week	After 1 Month	Through 8/31/07
FSB Community Bancshares, Inc. (Nasdaq: FSBC)	08/15/2007	$8.4	0.0%	0.0%	N/A	(12.5)%
Beneficial Mutual Bancorp, Inc. (Nasdaq: BNCL)	07/16/2007	236.1	(7.9)	(6.2)	(13.0)	(5.0)
Hometown Bancorp, Inc. (OTCBB: HTWC)	06/29/2007	10.7	0.0	0.0	(5.0)	(17.5)
TFS Financial Corporation (Nasdaq: TFSL)	04/23/2007	1,002.0	17.9	17.2	23.3	16.0
Sugar Creek Financial Corp. (OTCBB: SUGR)	04/04/2007	4.1	0.0	5.0	6.0	(9.0)
Delanco Bancorp, Inc. (OTCBB: DLNO)	04/02/2007	7.4	0.0	0.0	(5.0)	(6.3)
Oritani Financial Corp. (Nasdaq: ORIT)	01/24/2007	121.7	59.7	53.5	55.0	51.2
Polonia Bancorp (OTCBB: PBCP)	01/16/2007	14.9	1.0	0.1	0.6	(4.0)
MSB Financial Corp. (Nasdaq: MSBF)	01/05/2007	25.3	23.0	21.2	19.3	2.1
MainStreet Financial Corp. (OTCBB: MSFN)	12/27/2006	3.6	10.0	10.0	(2.5)	(7.5)
Ben Franklin Financial, Inc. (OTCBB: BFFI)	10/19/2006	8.9	7.0	5.7	6.5	(4.0)
ViewPoint Financial Group (Nasdaq: VPFG)	10/03/2006	116.0	49.9	50.7	54.5	71.7
Fox Chase Bancorp, Inc. (Nasdaq: FXCB)	10/02/2006	64.0	29.5	28.1	31.4	23.8
Roma Financial Corp. (Nasdaq: ROMA)	07/12/2006	98.2	41.0	42.4	46.6	69.9
Seneca-Cayuga Bancorp, Inc. (OTCBB: SCAY)	07/11/2006	10.7	0.0	(4.0)	(6.0)	(10.0)
Northeast Community Bancorp, Inc. (Nasdaq: NECB)	07/06/2006	59.5	10.0	12.8	12.0	4.0
Mutual Federal Bancorp, Inc. (OTCBB: MFDB)	04/06/2006	10.9	11.3	10.0	14.0	19.9
Lake Shore Bancorp, Inc. (Nasdaq: LSBK)	04/04/2006	29.8	7.0	4.8	1.5	4.0
United Community Bancorp (Nasdaq: UCBA)	03/31/2006	36.5	8.0	7.0	5.5	24.0
Magyar Bancorp, Inc. (Nasdaq: MGYR)	01/24/2006	26.2	6.5	5.5	6.0	9.5
Greenville Federal Financial Corporation (OTCBB: GVFF)	01/05/2006	10.3	3.8	2.5	0.0	(6.5)
Average—all transactions		$90.7	13.2%	12.7%	12.5%
Median		$25.3	7.0%	5.7%	6.0%

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Profile Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Profile Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section.

You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased. For example, as the above table illustrates, the stock of several companies traded at or below their initial offering price at various times through August 31, 2007. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Offering

We are conducting the offering under the terms of our plan of reorganization and stock issuance. We cannot complete the offering unless we sell at least the minimum number of shares offered and we receive the final approval of the Office of Thrift Supervision to complete the offering.

Reasons for the Reorganization and Offering (page     )

Our primary reasons for this offering are to:

•	increase the capital of Profile Bank;

•	support future lending and operational growth;

•	support future branching activities and/or the acquisition of financial services companies or assets; and

•	enhance our ability to attract and retain qualified personnel through equity compensation plans.

As part of our business planning process, our board of directors concluded that additional capital was needed in order to increase our profitability and support asset growth and that the best way to accomplish this would be through a stock offering. The board of directors considered two options: either (1) a full mutual-to-stock conversion, in which a new stock holding company is formed that issues all of its stock to the public, or (2) a mutual holding company reorganization and minority stock issuance, in which a mid-tier holding company is formed that issues, by regulation, at least 50.1% of its stock to its mutual holding company and not more than 49.9% of its stock to the public. The board of directors determined that a mutual holding company reorganization and minority offering was preferable, because engaging in a full mutual-to-stock conversion would raise more capital than we had current plans to deploy. Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering. Additionally, the board of directors preferred the mutual holding company structure because it provides for the control of Profile Bancorp by Profile Bancorp MHC through its majority ownership position. We chose to sell 43.1% of our shares to the public, rather than a smaller portion, because we believe that we are raising the amount of capital we can effectively deploy. We chose not to sell more than 43.1% of our shares to the public so that we would have shares available to issue to the charitable foundation and have the flexibility to issue authorized but unissued shares to fund future stock benefit plans without exceeding the regulatory limit on the percentage of shares that can be owned by persons other than Profile Bancorp MHC. Finally, as a subsidiary of a mutual holding company with a mid-tier stock holding company, Profile Bank will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. The current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. The new mutual holding company structure will enhance Profile Bank’s ability to compete with other bidders when acquisition opportunities arise by better enabling it to offer cash consideration.

We also will be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of the charitable foundation.

We Will Form the Profile Bank Charitable Foundation (page     )

To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named Profile Bank Charitable Foundation, as part of the reorganization. Subject to separate approval by at least a majority of votes eligible to be cast by members of Profile Bank, the charitable foundation will be funded with shares of Profile Bancorp common stock and cash in an amount equal to 8.0% of the shares sold in the public offering. Based on 1,486,950 shares sold to the public at the maximum of the offering range, Profile Bank Charitable Foundation would be funded with 65,550 shares of Profile Bancorp common stock and $534,000 in cash. The common stock contributed to the charitable foundation is in addition to the shares being offered for sale and will not be included in determining whether the minimum number of shares of common stock has been sold to complete the offering. Our contribution to the charitable foundation at the maximum of the offering range would reduce net earnings by $738,000, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2008. Profile Bank Charitable Foundation will make charitable grants and donations and support projects located within our market areas. The amount of common stock that we would offer for sale would be greater if the reorganization were to be completed without the formation of Profile Bank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Profile Bancorp, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management (page     )

We intend to adopt the benefit plans and employment agreements described below. Profile Bancorp will recognize compensation expense related to the employee stock ownership plan and the equity incentive plan. The actual expense will depend on the market value of Profile Bancorp’s common stock and, with respect to the employee stock ownership plan, will increase if the value of Profile Bancorp’s common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the equity incentive plan would be $56,000 and $207,000, respectively, assuming shares are sold at the maximum of the offering range. See “Pro Forma Data” for a detailed analysis of the effects of each of these plans.

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 3.92% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation. The plan will use the proceeds from a 15-year loan from Profile Bancorp to purchase these shares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the offering. Under current Office of Thrift Supervision regulations, this plan must be approved by a majority of the votes cast by our stockholders, other than Profile Bancorp MHC. Under this plan, we may grant stock options in an amount up to 4.9% of the number of shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation, and restricted stock awards in an amount equal to 1.96% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	49,980 Shares Awarded at Minimum of Range	58,800 Shares Awarded at Midpoint of Range	67,620 Shares Awarded at Maximum of Range	77,763 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$ 8.00	$400	$470	$541	$622
10.00	500	588	676	778
12.00	600	706	811	933
14.00	700	823	947	1,089

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value	124,950 Options Granted at Minimum of Range	147,000 Options Granted at Midpoint of Range	169,050 Options Granted at Maximum of Range	194,407 Options Granted at 15% Above Maximum of Range
		(In thousands)
$ 8.00	$3.21	$401	$472	$543	$624
10.00	4.01	501	589	678	780
12.00	4.82	602	709	815	937
14.00	5.62	702	826	950	1,093

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. At the maximum of the offering range, we will sell 1,486,950 shares and have 3,450,000 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Profile Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Total Estimated Value of Grants
	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding
	(Dollars in thousands)
Employee stock ownership plan (1)	135,240	9.09%	3.92%	$1,352
Restricted stock awards (1)	67,620	4.55	1.96	676
Stock options (2)	169,050	11.37	4.90	678

Total	371,910	25.01%	10.78%	$2,706

(1)	Assumes the value of Profile Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $4.01, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Employment and Change in Control Agreements. We intend to enter into employment agreements with Kenneth A. Wilman, Jr., our President and Chief Executive Officer and Kevin D. Miller, Executive Vice President and Chief Financial Officer. We also intend to enter into change in control agreements with David T. Keefe and Janet M. Hand, our executive vice presidents. These agreements will provide for severance benefits if the executives are terminated following a change in control of Profile Bancorp or Profile Bank. Based solely on estimated taxable compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Profile Bancorp occurred and we terminated the executives, the total cash payments due under the employment and change in control agreements would be approximately $1.2 million.

Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control of Profile Bancorp or Profile Bank. Based solely on compensation levels as of June 30, 2007, if a change in control occurred, and we terminated all employees covered by the severance compensation plan, the total payment due under the plan would be approximately $318,000.

Tax Consequences (page     )

As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. We have received an opinion from our counsel that we will not recognize any gain or loss as a result of the reorganization and that it is more likely than not that members of Profile Bank will not realize any income upon the issuance or exercise of the subscription rights.

Persons Who Can Order Stock in the Offering (page     )

We have granted rights to subscribe for shares of Profile Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Profile Bank as of March 31, 2006;

2.	Our employee stock ownership plan, which provides retirement benefits to our employees;

3.	Persons with $50 or more on deposit at Profile Bank as of September 30, 2007; and

4.	Profile Bank’s depositors as of [Voting Record Date], who were not able to subscribe for shares under categories 1 and 3 and borrowers as of July 26, 2007 whose loans continue to be outstanding at [Voting Record Date].

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of reorganization and stock issuance. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 1,486,950, Profile Bank’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a “direct community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons who are residents of Belknap, Carroll and Strafford Counties, New Hampshire will have first preference to purchase shares in the direct community offering. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

Subscription Rights are Not Transferable

It is illegal to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock (page     )

In the subscription offering and the community offering, you may pay for your shares by:

1.	Personal check, bank check or money order made payable directly to Profile Bancorp, Inc. (third-party checks of any type will not be accepted); or

2.	Authorizing us to withdraw money from your Profile Bank deposit account(s) other than checking accounts or individual retirement accounts (“IRAs”). To use funds from accounts with check writing privileges, please submit a check. To use IRA funds, please see the next section.

Profile Bank is not permitted to lend funds (including funds drawn on a Profile Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by wire transfer.

Checks and money orders will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Do not overdraft your account. The funds will be deposited by us into a Profile Bank segregated escrow account. We will pay interest at Profile Bank’s statement savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from time deposit accounts at Profile Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Profile Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may submit your order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the order form; or by taking the stock order form and payment to our main office or any of our branch offices. These locations will not have stock offering materials on hand. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page     )

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA, provided that such IRAs are not maintained at Profile Bank. If you wish to use some or all of the funds in your Profile Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our conversion center can give you guidance in this regard. Because processing this type of order takes additional time, we recommend that you contact our conversion center promptly, preferably at least two weeks before the [Date 1], 2007 offering deadline. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page     )

Our plan of reorganization and stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•

No individual (or individuals exercising subscription rights through a single deposit account held jointly) may purchase more than $100,000 of common stock (which equals 10,000 shares) in the offering.

•

No individual together with any associates and no group of persons acting in concert may purchase more than $125,000 of common stock (which equals 12,500 shares) in the offering. For purposes of applying this limitation, your associates include:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or senior officer of Profile Bank or its subsidiary;

•	Companies or other entities in which you are a senior officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 3.92% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation, without regard to these purchase limitations.

Deadline for Ordering Stock (page     )

The subscription offering will end at         :         p.m., Eastern time, on [Date 1], 2007. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the direct community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [Date 2], 2008, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at our statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 1,099,050 shares or more than 1,709,993 shares, we will promptly return all funds with interest, set a new offering range and all subscribers will be notified and given the opportunity to confirm, change or cancel their orders.

How We Will Use the Proceeds of this Offering (page     )

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	1,099,050 Shares at $10.00 Per Share	1,486,950 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$10,991	$14,870
Less: offering expenses	960	990

Net offering proceeds	10,031	13,880
Less:
Proceeds contributed to Profile Bank	5,015	6,940
Proceeds used for loan to employee stock ownership plan	1,000	1,352
Proceeds contributed to the charitable foundation	395	534
Proceeds contributed to Profile Bancorp MHC	50	50

Proceeds remaining for Profile Bancorp	$3,571	$5,004

Initially, Profile Bancorp intends to invest the proceeds in short-term liquid investments. In the future, Profile Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Profile Bank intends to invest the proceeds it receives in short-term liquid investments. In the future, Profile Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities, open new branches and expand its business activities. Profile Bancorp and Profile Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page     )

We expect that our directors and executive officers, together with their associates, will subscribe for 54,000 shares, which equals 3.6% of the shares that would be sold at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization and stock issuance. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for Profile Bancorp’s Common Stock (page     )

We intend to have the common stock of Profile Bancorp traded on the OTC Bulletin Board. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Profile Bancorp’s Dividend Policy (page     )

We have not determined whether we will pay dividends on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by Profile Bancorp and earnings from the investment of such proceeds. At the minimum and maximum of the offering range, Profile Bancorp will retain approximately $3.6 million and $5.0 million of the net proceeds, respectively. Additionally, funds could be contributed from Profile Bank through dividends; however, the ability of Profile Bank to dividend funds to Profile Bancorp is subject to regulatory limitations described in more detail in “Our Dividend Policy.” We anticipate that Profile Bancorp MHC will waive receipt of any dividends that we pay.

Possible Conversion of Profile Bancorp MHC to Stock Form (page     )

In the future, we may undertake a transaction commonly known as a “second-step conversion” in which we would convert from the mutual holding company form of organization to the capital stock form of organization. In a second-step conversion, members of Profile Bancorp MHC would have subscription rights to purchase common stock of Profile Bancorp or its successor, and the public stockholders of Profile Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the new holding company. This percentage may be adjusted to reflect any assets owned by Profile Bancorp MHC. Profile Bancorp’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. Any second-step conversion would require the approval of the shareholders of Profile Bancorp, other than Profile Bancorp MHC, and the members of Profile Bancorp MHC. We have no current plan to undertake a second-step conversion transaction.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at         :         p.m., Eastern time, on [Date 1], 2007 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page     )

Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided on the order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals.

Conversion Center

If you have any questions regarding the offering, please call the conversion center at (            )             -            to speak to a registered representative of Sandler O’Neill & Partners, L.P. The conversion center is open Monday through Friday 10:00 a.m. to 4:00 p.m., Eastern time, except for bank holidays.

Risk Factors

You should consider carefully the following risk factors before purchasing Profile Bancorp common stock.

Risks Related to Our Business

Our commercial lending activities may expose us to increased lending risks.

At June 30, 2007, $19.5 million, or 19.3%, of our loan portfolio consisted of commercial real estate loans and commercial business loans. We continue to emphasize commercial lending. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, some of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, as a result of this offering, our regulatory loans-to-one borrower limit will increase and our ability to make larger loans may expose us to greater risk of loss.

Rising interest rates may further compress our interest rate spread, which would hurt our profits.

Short-term market interest rates (which we use as a guide to price our deposits) have recently risen from historically low levels, while longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. As a result, many financial institutions, including Profile Bank, have experienced a narrowing or “compression” of their net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Profile Bank’s net interest spread was 3.23% and 3.17% for the six-months ended June 30, 2007 and the year ended December 31, 2006, respectively. If short-term interest rates continue to rise, and if rates on our deposits continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. Further, the increase in short-term market interest rates has led to a shift in the composition of our deposit portfolio from core deposits to time deposits, thereby increasing our cost of funds and hurting our profitability. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Interest Rate Risk Management.”

Because most of our borrowers are located in the areas surrounding our branches, a downturn in the local economy or a decline in local real estate values could cause increases in nonperforming loans, which could hurt our profits.

Nearly all of our loans are secured by real estate or made to businesses in Rochester, Sanbornville and Alton, New Hampshire and the surrounding communities. As a result of this concentration, a downturn in the local economy could cause significant increases in nonperforming loans, which would hurt our profits. In recent years, there has been a significant increase in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. Over the past 12 months, however, there has been a downturn in the local real estate market. A further decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Additionally, a decline in real estate values could result in a decline in the origination of such loans. For a discussion of our market area, see “Our Business—Market Area.”

If we do not achieve profitability on new branches, the new branches may hurt our earnings.

In 2005, we opened our third branch office in Alton, New Hampshire. We intend to continue our branch expansion program focusing on de novo branching in our market area. We expect to open three new branches in the next three to five years, the first of which we anticipate will be opened in the second quarter of 2008 in Somersworth, New Hampshire. The remaining two branches are expected to open during the third quarter of 2009 and the fourth quarter of 2010, respectively. We have not identified the location of the remaining branches. Based on current estimates, we expect the total cost of construction and equipment for the new Somersworth location to be approximately $1.5 million in the aggregate, $550,000 of which had been incurred at June 30, 2007. We have not entered into any binding commitments regarding our expansion plans. While we continue to review potential branch sites, there can be no assurance as to whether or when we will open such offices.

Our expansion strategy may not be accretive to our earnings. Numerous factors will affect our expansion strategy, such as our ability to select suitable locations for branches, real estate acquisition costs, competition, interest rates, managerial resources, our ability to hire and retain qualified personnel, the effectiveness of our marketing strategy and our ability to attract deposits. We may not be successful in increasing the volume of our loans and deposits by expanding our branch network. Building and staffing new branch offices will increase our operating expenses. We may not be able to manage the costs and implementation risks associated with this strategy so that expansion of our branch network will be profitable.

The loss of senior management could hurt our operations.

We rely heavily on our executive officers, Messrs. Wilman, Miller and Keefe and Ms. Hand. The loss of one or more members of senior management could have an adverse effect on us because, as a small community bank, our senior executive officers have more responsibility than would be typical at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management-level personnel who are in a position to assume the responsibilities of our senior executive officers. We intend to enter into three-year employment agreements with Messrs. Wilman and Miller and three-year change in control agreements with Mr. Keefe and Ms. Hand, although we currently do not have employment agreements or change-in-control agreements with any of our executive officers. For further discussion, see “Management—Executive Compensation.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.46% of total loans and 158.6% of non-performing loans at June 30, 2007, and material additions to our allowance could materially decrease our net income. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. At June 30, 2006, which is the most recent date for which data is available from the FDIC, we held 6.6% and 2.6% of the deposits in Strafford and Carroll County, New Hampshire, respectively. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Profile Bank is, and Profile Bancorp MHC and Profile Bancorp will be, subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Profile Bank rather than for holders of Profile Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses, net of taxes, in the first year following the offering have been estimated to be approximately $263,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses.

As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the

Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems. These reporting and compliance obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2006, our return on equity was 4.75%. Although we expect that our net income will increase following the offering, we expect that our return on equity will be reduced as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the twelve months ended June 30, 2007 is 3.18%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 4.65% for the twelve months ended June 30, 2007, or the latest date available. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it may not be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

Profile Bancorp intends to contribute approximately 50% of the net proceeds of the offering to Profile Bank and to use approximately 9.8% of the net proceeds at the midpoint of the offering range to fund the loan to the employee stock ownership plan. Profile Bancorp may use the remaining proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Profile Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities, open new branches and expand its business activities. Profile Bancorp and Profile Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. We may fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan, or from authorized but unissued shares of Profile Bancorp common stock. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 1.9%, assuming awards of common stock equal to 1.96% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation, are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 4.7%, assuming stock option grants equal to 4.9% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Profile Bancorp MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

Profile Bancorp MHC will own a majority of Profile Bancorp’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who will manage Profile Bancorp and Profile Bank will also manage Profile Bancorp MHC. As a federally chartered mutual holding company, the board of directors of Profile Bancorp MHC must ensure that the interests of depositors of Profile Bank are represented and considered in matters put to a vote of stockholders of Profile Bancorp. Therefore, the votes cast by Profile Bancorp MHC may not be in your personal best interests as a stockholder. For example, Profile Bancorp MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Profile Bancorp. Profile Bancorp MHC’s ability to control the outcome of the election of the board of directors of Profile Bancorp restricts the ability of minority stockholders to effect a change of management. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Profile Bancorp MHC, as such transactions require the approval of at least two-thirds of all outstanding voting stock, which can only be achieved if Profile Bancorp MHC voted to approve such transactions. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies. Profile Bancorp MHC will not be able to control, however, the vote for second-step transactions and implementation of equity incentive plans, each of which require, under current Office of Thrift Supervision regulations and policies, approval by the stockholders other than Profile Bancorp MHC.

Office of Thrift Supervision policy on remutualization transactions could prevent acquisition of Profile Bancorp, which may adversely affect our stock price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in what is commonly called a “remutualization” transaction. In the past, remutualization transactions resulted in minority stockholders receiving a significant premium for their shares. However, in 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or further restrict these transactions in the future, our per share stock price may be adversely affected. For further information, see “Restrictions on Acquisition of Profile Bancorp—Regulatory Restrictions.”

Office of Thrift Supervision regulations and anti-takeover provisions in our charter restrict the accumulation of our common stock, which may adversely affect our stock price.

Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the stock offering, no person, acting alone, together with associates or in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, Profile Bancorp’s charter provides that, for a period of five years from the date of the stock offering, no person, other than Profile Bancorp MHC may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Profile Bancorp. In the event a person acquires shares in violation of this charter provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These restrictions make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

Our stock price may decline when trading commences.

If you purchase shares in the offering you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations may not be related to the operating performance of particular companies whose shares are traded.

We expect there to be a limited market for our common stock, which may adversely affect our stock price.

Although we intend to have our shares of common stock quoted on the OTC Bulletin Board, we expect that the shares will not be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Risks Related to the Formation of the Charitable Foundation

Our contribution to Profile Bank Charitable Foundation may not be tax deductible, which could reduce our profits.

We believe that our contribution to Profile Bank Charitable Foundation, valued at $1.2 million, pre-tax, at the maximum of the offering range, will be deductible for federal income tax purposes. However, the Internal Revenue Service may not grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Establishment of Profile Bank Charitable Foundation will reduce our profits for fiscal year 2008.

Profile Bancorp intends to contribute Profile Bancorp’s common stock and cash in an amount equal to 8.0% of the public offering, which equals $534,000 in cash and 65,550 shares of Profile Bancorp’s common stock to Profile Bank Charitable Foundation at the maximum of the offering range. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending December 31, 2008. Based on the pro forma assumptions, at the maximum of the offering range, the contribution to Profile Bank Charitable Foundation would reduce net earnings by $738,000 after tax, in fiscal year 2008. See “Pro Forma Data.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 is derived in part from the audited financial statements that appear in this prospectus. The information at June 30, 2007 and for the six months ended June 30, 2007 and 2006 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	June 30,	December 31,

(Dollars in thousands)	2007	2006	2005
Financial Condition Data:
Total assets	$135,790	$143,744	$138,900
Cash and cash equivalents	5,719	4,792	6,220
Interest-bearing time deposits	1,980	1,982	2,082
Securities available-for-sale	5,231	16,509	19,855
Securities held-to-maturity	15,041	17,650	21,361
Federal Home Loan Bank stock	932	932	1,045
Loans receivable, net (1)	100,720	96,843	83,845
Deposits	111,004	109,558	107,586
Borrowings	3,600	13,500	11,600
Total equity (2)	20,412	19,984	19,114

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005
Operating Data:
Interest and dividend income	$3,926	$3,631	$7,574	$6,548
Interest expense	1,542	1,303	2,852	1,897

Net interest and dividend income	2,384	2,328	4,722	4,651
Provision for loan losses	—	—	—	—

Net interest and dividend income after provision for loan losses	2,384	2,328	4,722	4,651
Noninterest income	224	217	439	151
Noninterest expense	1,934	1,865	3,700	3,467

Income before income taxes	674	680	1,461	1,335
Income taxes	231	244	525	568

Net income	$443	$436	$936	$767

(1)	Excludes loans held-for-sale of $117,000 at December 31, 2006.
(2)	Includes retained earnings and accumulated other comprehensive income or loss.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2007	2006	2006	2005
Performance Ratios (1):
Return on average assets	0.64%	0.62%	0.66%	0.56%
Return on average equity	4.37	4.48	4.75	4.07
Interest rate spread (2)	3.17	3.17	3.13	3.34
Net interest margin (3)	3.64	3.53	3.54	3.61
Noninterest expense to average assets	2.78	2.66	2.61	2.53
Efficiency ratio (4)	74.16	73.28	71.69	72.20
Average interest-earning assets to average interest-bearing liabilities	120.24	118.26	119.30	118.26
Average equity to average assets	14.57	13.87	13.91	13.76

Capital Ratios (5):
Tangible capital	15.12	13.97	13.98	13.81
Core capital	15.12	13.97	13.98	13.81
Total risk-based capital	25.44	27.11	26.48	27.64

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (6)	0.46	0.52	0.48	0.56
Allowance for loan losses as a percent of nonperforming loans	158.64	—	120.00	150.63
Net charge-offs (recoveries) to average outstanding loans during the period	—	—	0.01	—
Nonperforming loans as a percent of total loans (6)	0.29	0.13	0.40	0.37

Other Data:
Number of loan accounts	1,152	1,099	1,135	1,036
Number of deposit accounts	10,995	10,469	10,734	10,052
Number of offices	3	3	3	3

(1)	Performance ratios for the six months ended June 30, 2007 and 2006 are annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. Reported on a tax equivalent basis, using a 39.61% tax rate.
(3)	Represents net interest income as a percent of average interest-earning assets. Reported on a tax equivalent basis, using a 39.61% tax rate.
(4)	Represents noninterest expense divided by the sum of net interest and dividend income and noninterest income.
(5)	Capital ratios are for Profile Bank.
(6)	Loans are presented before allowance for loan losses and deferred loan origination fees, net. Loans held-for-sale of $117,000 at December 31, 2006 are excluded.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Profile Bank will reduce Profile Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	1,099,050 Shares at $10.00 Per Share	Percent of Net Proceeds	1,293,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,486,950 Shares at $10.00 Per Share	Percent of Net Proceeds	1,709,993 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$10,991		$12,930		$14,870		$17,100
Less: offering expenses	960		972		990		1,010

Net offering proceeds	10,031	100.0%	11,958	100.00%	13,880	100.0%	16,090	100.0%
Less:
Proceeds contributed to Profile Bank	5,015	50.0	5,979	50.0	6,940	50.0	8,045	50.0
Proceeds used for loan to employee stock ownership plan	1,000	10.0	1,176	9.8	1,352	9.7	1,555	9.7
Proceeds contributed to charitable Foundation	395	3.9	464	3.9	534	3.8	614	3.8
Proceeds contributed to Profile Bancorp MHC	50	0.5	50	0.4	50	0.4	50	0.3

Proceeds remaining for Profile Bancorp	$3,571	35.6%	$4,289	35.9%	$5,004	36.1%	$5,826	36.2%

Profile Bancorp intends to invest the proceeds it retains from the offering in short-term, liquid investments, such as U.S. Treasury and government agency securities, mortgage-backed securities and cash and cash equivalents, in order to supplement the interest income of Profile Bank and increase consolidated interest income. The actual amounts to be invested in different instruments will depend on the interest rate environment and Profile Bancorp’s liquidity requirements. In the future, Profile Bancorp may liquidate its investments and use those funds:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking, although we have no specific plans to do so at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, Profile Bancorp may not repurchase shares of its common stock during the first year following the offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Profile Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Profile Bank, in short-term, liquid investments. Over time, Profile Bank may use the proceeds that it receives from the offering,:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

Except as described above, neither Profile Bancorp nor Profile Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Reorganization and Stock Offering—Reasons for the Reorganization and Stock Offering.”

Our Dividend Policy

Profile Bancorp will retain approximately $3.6 million and $5.0 million from the net proceeds raised in the offering at the minimum and maximum of the offering range, respectively. We have not yet determined whether we will pay a dividend on the common stock. After the offering, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. The regulatory restrictions that affect the payment of dividends by Profile Bank to us discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

If Profile Bancorp pays dividends to its stockholders, it also will be required to pay dividends to Profile Bancorp MHC, unless Profile Bancorp MHC elects to waive the receipt of dividends. We anticipate that Profile Bancorp MHC will waive any dividends that Profile Bancorp may pay. Any decision to waive dividends will be subject to regulatory approval.

We will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Profile Bank because we initially will have no source of income other than dividends from Profile Bank and earnings from the investment of the net proceeds from the offering that we retain. Office of Thrift Supervision regulations limit dividends and other distributions from Profile Bank to us. In addition, Profile Bancorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by Profile Bank to us that would be deemed to be drawn out of Profile Bank’s bad debt reserves would require Profile Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 9 of the notes to the financial statements included in this prospectus. We do not contemplate any distribution by Profile Bank that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will be quoted on the OTC Bulletin Board. Sandler O’Neill & Partners, L.P. intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Profile Bancorp at June 30, 2007 and the capitalization of Profile Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 1,099,050 shares to complete the offering.

		Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)	Capitalization as of June 30, 2007	1,099,050 Shares at $10.00 Per Share	1,293,000 Shares at $10.00 Per Share	1,486,950 Shares at $10.00 Per Share	1,709,993 Shares at $10.00 Per Share
Deposits (1)	$111,004	$111,004	$111,004	$111,004	$111,004
Borrowings	3,600	3,600	3,600	3,600	3,600

Total deposits and borrowed funds	$114,604	$114,604	$114,604	$114,604	$114,604

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	—	—	—	—	—
Common stock:
14,000,000 shares, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	26	30	35	40
Additional paid-in capital	—	10,490	12,498	14,500	16,804
Retained earnings (3)	20,623	20,623	20,623	20,623	20,623
Accumulated other comprehensive loss	(211)	(211)	(211)	(211)	(211)
Less:
Capitalization of Profile Bancorp MHC	—	(50)	(50)	(50)	(50)
Foundation contribution expense (4)	—	(546)	(641)	(738)	(848)
Common stock acquired by employee stock ownership plan (5)	—	(1,000)	(1,176)	(1,352)	(1,555)
Common stock to be acquired by equity incentive plan (6)	—	(500)	(588)	(676)	(778)

Total stockholders’ equity	$20,412	$28,832	$30,485	$32,131	$34,025

Total pro forma stockholders’ equity as a percentage of pro forma total assets (1)	15.03%	19.99%	20.90%	21.78%	22.77%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 2,550,000, 3,000,000, 3,450,000 and 3,967,500 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Issued and outstanding shares include shares sold in the offering, issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Represents the expense, net of tax, of the contribution of common stock and cash to Profile Bank Charitable Foundation based on an estimated tax rate of 38.0%. The actual tax rate experienced by Profile Bancorp may vary. The realization of the tax benefit is limited to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)	Assumes that 3.92% of the common stock issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Profile Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Profile Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Profile Bancorp. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(6)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 1.96% of the shares of common stock issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At June 30, 2007, Profile Bank exceeded all regulatory capital requirements. The following table presents Profile Bank’s capital position relative to its regulatory capital requirements at June 30, 2007, on a historical and a pro forma basis. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Profile Bank, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at June 30, 2007
	Historical at June 30, 2007		Minimum of Offering Range 1,099,050 Shares at $10.00 Per Share		Midpoint of Offering Range 1,293,000 Shares at $10.00 Per Share		Maximum of Offering Range 1,486,950 Shares at $10.00 Per Share		15% Above Maximum of Offering Range 1,709,993 Shares at $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total equity under generally accepted accounting principles	$20,412	15.03%	$24,427	17.41%	$25,215	17.79%	$26,000	18.22%	$26,902	18.70%

Tangible Capital:
Capital level (2)	$20,586	15.12%	$24,601	17.43%	$25,389	17.86%	$26,174	18.29%	$27,076	18.78%
Requirement	2,042	1.50	2,117	1.50	2,132	1.50	2,146	1.50	2,163	1.50

Excess	$18,544	13.62%	$22,484	15.93%	$23,257	16.36%	$24,028	16.79%	$24,913	17.28%

Core Capital:
Capital level (2)	$20,586	15.12%	$24,601	17.43%	$25,389	17.86%	$26,174	18.29%	$27,076	18.78%
Requirement	5,446	4.00	5,647	4.00	5,685	4.00	5,724	4.00	5,768	4.00

Excess	$15,140	11.12%	$18,954	13.43%	$19,704	13.86%	$20,450	14.29%	$21,308	14.78%

Total Risk-Based Capital:
Total risk-based capital (3)	$21,053	25.44%	$25,068	29.91%	$25,856	30.78%	$26,641	31.64%	$27,543	32.63%
Requirement	6,621	8.00	6,701	8.00	6,716	8.00	6,732	8.00	6,749	8.00

Excess	$14,432	17.44%	$18,367	21.91%	$19,140	22.78%	$19,909	23.64%	$20,794	24.63%

Reconciliation of capital contributed to Profile Bank:
Net proceeds contributed to Profile Bank			$5,015		$5,979		$6,940		$8,045
Less common stock acquired by ESOP			(1,000)		(1,176)		(1,352)		(1,555)

Pro forma increase in GAAP and regulatory capital			$4,015		$4,803		$5,588		$6,490

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $136.1 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $82.8 million.
(2)	A portion of the unrealized losses on available-for-sale securities and SFAS 158 pension adjustment, net of tax, accounts for the difference between capital calculated under U.S. generally accepted accounting principles and each of tangible capital and core capital. See note 11 to the notes to the financial statements.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the offering. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and direct community offerings;

•

Our employee stock ownership plan will purchase a number of shares equal to 3.92% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation, with a loan from Profile Bancorp that will be repaid in equal installments over 15 years;

•

Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares contributed to the charitable foundation or purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families; and

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill & Partners, L.P., will be approximately $860,000.

•	We will make a charitable contribution of shares of Profile Bancorp common stock plus cash in an amount equal to 8.0% of the shares sold in the offering.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Pro forma net income for the six months ended June 30, 2007 and the year ended December 31, 2006 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 4.91% for the six months ended June 30, 2007 and 5.00% for the year ended December 31, 2006, which represents the one-year treasury rate for each period end date. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 3.04% is used for the six months ended June 30, 2007 and of 3.10% for the year ended December 31, 2006, after giving effect to a combined federal and state income tax rate of 38.0%. The actual rate experienced by Profile Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations, or changes in market conditions after the offering begins. See “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•

Since funds on deposit at Profile Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Profile Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•	The pro forma tables do not reflect the impact of the new expenses that we expect to incur as a result of operating as a public company.

The following pro forma data, which are based on Profile Bank’s equity at June 30, 2007 and December 31, 2006, and net income for the six months ended June 30, 2007 and the year ended December 31, 2006, may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the offering.

We are offering our common stock on a best efforts basis. We must sell a minimum of 1,099,050 shares to complete the offering.

At or For the Six Months Ended June 30, 2007
(Dollars in thousands, except per share amounts)	Minimum of Offering Range 1,099,050 Shares at $10.00 Per Share	Midpoint of Offering Range 1,293,000 Shares at $10.00 Per Share	Maximum of Offering Range 1,486,950 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 1,709,993 Shares at $10.00 Per Share
Gross proceeds	$10,991	$12,930	$14,870	$17,100
Less: cash contribution to the foundation	395	464	534	614
Less: estimated expenses	960	972	990	1,010
Less: cash to Profile Bancorp MHC	50	50	50	50

Estimated net proceeds	9,586	11,444	13,296	15,426
Less: common stock acquired by employee stock ownership plan (1)	(1,000)	(1,176)	(1,352)	(1,555)
Less: common stock to be acquired by equity incentive plan (2)	(500)	(588)	(676)	(778)

Net investable proceeds	$8,086	$9,680	$11,268	$13,093

Pro Forma Net Income:
Pro forma net income (3):
Historical	$443	$443	$443	$443
Pro forma income on net investable proceeds	123	148	172	200
Less: pro forma employee stock ownership plan adjustments (1)	(21)	(25)	(28)	(32)
Less: pro forma restricted stock award expense (2)	(31)	(37)	(42)	(48)
Less: pro forma stock option expense (4)	(46)	(54)	(62)	(71)

Pro forma net income	$468	$475	$483	$492

Pro forma net income per share (3):
Historical	$0.18	$0.15	$0.13	$0.12
Pro forma income on net investable proceeds	0.05	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.19	$0.16	$0.14	$0.13

Offering price as a multiple of pro forma net income per share (annualized)	26.32	x	31.25	x	35.71	x	38.46	x
Number of shares used to calculate pro forma net income per share (5)	2,453,372	2,886,320	3,319,268	3,817,158
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$20,412	$20,412	$20,412	$20,412
Estimated net proceeds	10,031	11,958	13,880	16,090
Less: capitalization of Profile Bancorp MHC	(50)	(50)	(50)	(50)
Plus: shares issued to the foundation	485	570	656	754
Less: shares issued to the foundation	(485)	(570)	(656)	(754)
Less: cash contribution to the foundation	(395)	(464)	(534)	(614)
Plus: tax benefit of contribution to the foundation	334	393	452	520
Less: common stock acquired by employee stock ownership plan (1)	(1,000)	(1,176)	(1,352)	(1,555)
Less: common stock to be acquired by equity incentive plan (2)	(500)	(588)	(676)	(778)

Pro forma stockholders’ equity	$28,832	$30,485	$32,132	$34,025

Pro forma stockholders’ equity per share:
Historical	$8.00	$6.80	$5.92	$5.14
Estimated net proceeds	3.93	3.99	4.02	4.06
Less: capitalization of Profile Bancorp MHC	(0.02)	(0.02)	(0.01)	(0.01)
Plus: shares issued to the foundation	0.19	0.19	0.19	0.19
Less: shares contribution to the foundation	(0.19)	(0.19)	(0.19)	(0.19)
Less: cash contribution to the foundation	(0.15)	(0.15)	(0.15)	(0.15)
Plus: tax benefit of contribution to the foundation	0.13	0.13	0.13	0.13
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$11.30	$10.16	$9.32	$8.58

Offering price as a percentage of pro forma stockholders’ equity per share	88.50%	98.43%	107.30%	116.55%
Number of shares used to calculate pro forma stockholders’ equity per share	2,550,000	3,000,000	3,450,000	3,967,500

(footnotes on page 34)

At or For the Year Ended December 31, 2006
(Dollars in thousands, except per share amounts)	Minimum of Offering Range 1,099,050 Shares at $10.00 Per Share	Midpoint of Offering Range 1,293,000 Shares at $10.00 Per Share	Maximum of Offering Range 1,486,950 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 1,709,993 Shares at $10.00 Per Share
Gross proceeds	$10,991	$12,930	$14,870	$17,100
Less: cash contribution to the foundation	395	464	534	614
Less: estimated expenses	960	972	990	1,010
Less: cash to Profile Bancorp MHC	50	50	50	50

Estimated net proceeds	9,586	11,444	13,296	15,426
Less: common stock acquired by employee stock ownership plan (1)	(1,000)	(1,176)	(1,352)	(1,555)
Less: common stock to be acquired by equity incentive plan (2)	(500)	(588)	(676)	(778)

Net investable proceeds	$8,086	$9,680	$11,268	$13,093

Pro Forma Net Income:
Pro forma net income (3):
Historical	$936	$936	$936	$936
Pro forma income on net investable proceeds	251	300	349	406
Less: pro forma employee stock ownership plan adjustments (1)	(41)	(49)	(56)	(64)
Less: pro forma restricted stock award expense (2)	(62)	(73)	(84)	(96)
Less: pro forma stock option expense (4)	(91)	(107)	(123)	(141)

Pro forma net income	$993	$1,007	$1,022	$1,041

Pro forma net income per share (3):
Historical	$0.38	$0.32	$0.28	$0.24
Pro forma income on net investable proceeds	0.10	0.10	0.11	0.11
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (4)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share	$0.39	$0.33	$0.30	$0.26

Offering price as a multiple of pro forma net income per share	25.64	x	30.30	x	33.33	x	38.46	x
Number of shares used to calculate pro forma net income per share (5)	2,456,704	2,890,240	3,323,776	3,822,342
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$19,984	$19,984	$19,984	$19,984
Estimated net proceeds	10,031	11,958	13,880	16,090
Less: capitalization of Profile Bancorp MHC	(50)	(50)	(50)	(50)
Plus: shares issued to the foundation	485	570	656	754
Less: shares issued to the foundation	(485)	(570)	(656)	(754)
Less: cash contribution to the foundation	(395)	(464)	(534)	(614)
Plus: tax benefit of contribution to the foundation	334	393	452	520
Less: common stock acquired by employee stock ownership plan (1)	(1,000)	(1,176)	(1,352)	(1,555)
Less: common stock to be acquired by equity incentive plan (2)	(500)	(588)	(676)	(778)

Pro forma stockholders’ equity	$28,404	$30,057	$31,704	$33,597

Pro forma stockholders’ equity per share:
Historical	$7.84	$6.66	$5.79	$5.04
Estimated net proceeds	3.93	3.99	4.02	4.06
Less: capitalization of Profile Bancorp MHC	(0.02)	(0.02)	(0.01)	(0.01)
Plus: shares issued to the foundation	0.19	0.19	0.19	0.19
Less: shares issued to the foundation	(0.19)	(0.19)	(0.19)	(0.19)
Less: cash contribution to the foundation	(0.15)	(0.15)	(0.15)	(0.15)
Plus: tax benefit of contribution to the foundation	0.13	0.13	0.13	0.13
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity	$11.14	$10.02	$9.19	$8.48

Offering price as a percentage of pro forma stockholders’ equity per share	89.77%	99.80%	108.81%	117.92%
Number of shares used to calculate pro forma stockholders’ equity per share	2,550,000	3,000,000	3,450,000	3,967,500

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 3.92% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation (99,960; 117,600; 135,240 and 155,526) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Profile Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 15 years. Profile Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Profile Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Profile Bank as it contributes to the ESOP. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that Profile Bancorp will purchase in the open market a number of shares of stock equal to 1.96% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation (49,980; 58,800; 67,620 and 77,763) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under a equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Profile Bancorp or with dividends paid to Profile Bancorp by Profile Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 1.9%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Profile Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 38.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2008 as a result of the contribution of common stock to Profile Bank Charitable Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Six months ended June 30, 2007	$546	$641	$738	$848
Year ended December 31, 2006	546	641	738	848

Pro forma net income (loss):
Six months ended June 30, 2007	(78)	(166)	(255)	(356)
Year ended December 31, 2006	447	366	284	193

Pro forma net income (loss) per share:
Six months ended June 30, 2007	(0.03)	(0.06)	(0.08)	(0.09)
Year ended December 31, 2006	0.18	0.13	0.09	0.05

The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the foundation based on a 38.0% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(4)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 4.9% of the number of shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to Profile Bank Charitable Foundation (124,950; 147,000; 169,050 and 194,407) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.01 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 10.09%; and risk-free interest rate, 5.03%. Because there currently is no market for Profile Bancorp common stock, the assumed expected volatility is based on the SNL MHC Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 38.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 4.67%.

(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within six months or one year, as applicable, following the offering as adjusted to effect a weighted average over the period. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund Profile Bank Charitable Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at June 30, 2007, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$10,991	$11,953	$12,930	$14,063	$14,870	$16,172	$17,100	$18,598
Pro forma market capitalization (excluding Profile Bancorp MHC)	11,475	11,953	13,500	14,063	15,525	16,172	17,854	18,598
Estimated pro forma valuation	25,500	26,563	30,000	31,250	34,500	35,938	39,675	41,328
Pro forma total assets	144,210	145,167	145,863	146,982	147,509	148,797	149,403	150,884
Pro forma total liabilities	115,378	115,378	115,378	115,378	115,378	115,378	115,378	115,378
Pro forma stockholders’ equity	28,832	29,769	30,485	31,604	32,131	33,419	34,025	35,506
Pro forma net income	468	485	475	495	483	505	492	516
Pro forma stockholders’ equity per share	11.30	11.21	10.16	10.11	9.32	9.30	8.58	8.59
Pro forma net income per share	0.19	0.19	0.16	0.17	0.14	0.15	0.13	0.13
Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	88.50%	89.21%	98.43%	98.91%	107.30%	107.53%	116.55%	116.41%
Offering price as a multiple of pro forma net income per share (annualized)	26.32	26.32	31.25	29.41	35.71	33.33	38.46	38.46
Offering price to assets	17.68	18.30	20.57	21.26	23.39	24.15	26.56	27.39
Pro Forma Financial Ratios:
Return on assets (annualized)	0.65%	0.67%	0.65%	0.67%	0.65%	0.68%	0.66%	0.68%
Return on stockholders’ equity (annualized)	3.25	3.25	3.12	3.13	3.01	3.02	2.89	2.91
Stockholders’ equity to total assets	19.99	20.51	20.90	21.50	21.78	22.46	22.77	23.53

(1)	Based on independent valuation prepared by RP Financial as of August 31, 2007.

Our Business

General

Profile Bancorp will be organized as a federal corporation upon completion of the reorganization. As a result of the reorganization, Profile Bank will be a wholly owned subsidiary of Profile Bancorp. Upon completion of the reorganization, Profile Bancorp’s business activities will be the ownership of the outstanding capital stock of Profile Bank and management of the investment of offering proceeds retained from the reorganization and offering. Initially, Profile Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of Profile Bank with the payment of appropriate rental fees, under the terms of an expense allocation agreement. In the future, Profile Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Profile Bank was originally chartered in 1907 as a New Hampshire-chartered mutual building and loan association named “Peoples Building and Loan Association.” Profile Bank converted to a New Hampshire-chartered co-operative bank in 1949 named “Peoples Co-operative Bank of Rochester.” Profile Bank converted to a federally chartered savings association in 1955 and changed its name to “Rochester First Federal Savings and Loan Association.” In 1976, Profile Bank changed its name to Profile Federal Savings and Loan Association. Profile Bank adopted its present name in 1983.

Our website address is www.profilebank.com. Information on our website should not be considered a part of this prospectus.

Market Area

We serve southeastern New Hampshire through our main office in Rochester, New Hampshire in Strafford County and a full-service branch office in Sanbornville, New Hampshire in Carroll County and a full-service branch office in Alton, New Hampshire in Belknap County. Historically, substantially all of our loans were made to borrowers who resided in the communities in which our branches are located and the surrounding counties.

Our primary market area is largely suburban and rural in nature and has a fairly diversified economy, with services, wholesale/retail trade and government constituting the basis of the local economy. The service industry represents the largest employer in all three market area counties, followed by employment in the wholesale/retail sector for Belknap and Carroll Counties. Belknap and Carroll Counties are the location of New Hampshire’s largest lake, Lake Winnipesaukee, which makes it a popular tourist destination during the summer months. The second largest area of employment for Strafford County is the government sector, which is evident in the city of Rochester where the government is the largest employer.

From 2000 to 2006, annual population growth rates for all of the market area counties exceeded the comparable New Hampshire and United States population growth rates. Carroll County had the smallest population (49,000) of the three market area counties, but also had the highest annual population growth rate of 2.2% compared to 1.6% for New Hampshire and 1.5% for the United States. Belknap County follows with the next highest population (62,000) and the next highest annual population growth rate of 2.0%. The slowest population growth exhibited by our market area is for Stafford County, which has the highest population (123,000), at a rate of 1.9%.

Median household and per capita income for the market area counties were all below the comparable New Hampshire measures, as certain regions of the State contain highly affluent markets, particularly with respect to markets in the southern region of the State. As compared to the United States, Carroll County was the only market area county with lower median household income and Strafford County was the only county with lower per capita income. In comparison to both the United States and New Hampshire, all of the market area counties maintain a lower percentage of households with incomes of $100,000 or more, which is indicative of the market area’s more rural nature that provides for a lower cost of living than the more heavily populated markets with the State. As of June 2007, unemployment rates for the three market area counties were all below New Hampshire’s unemployment rate of 4.0% and the national unemployment rate of 4.5%.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions, including several credit unions, operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms and insurance companies. Several large holding companies operate banks in our market area, including Bank of America, Citizens Bank and TD Banknorth Inc. These institutions are significantly larger than us and, therefore, have significantly greater resources. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2006, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held 6.6% and 2.6% of the deposits in Strafford and Carroll Counties, New Hampshire, respectively.

Our competition for loans comes primarily from financial institutions in our market area and other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

One- to Four-Family Residential Loans. The largest segment of our loan portfolio is comprised of mortgage loans to enable borrowers to purchase or refinance existing homes most of which serve as the primary or secondary residence of the owner. We offer two types of residential mortgage loans: fixed-rate loans and adjustable-rate loans. We offer fixed- and adjustable-rate mortgage loans with terms up to 30 years. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan. Our current practice is to retain nearly all of the mortgage loans that we originate in our loan portfolio, with the exception of 30-year fixed-rate residential mortgage loans which we typically sell to Fannie Mae, with servicing retained. During the six months ended June 30, 2007 there were no loans sold with servicing retained. During the year ended December 31, 2006, we sold one 30-year fixed-rate one- to four-family residential real estate loan to Fannie Mae with an aggregate value of $83,500.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans which we hold in portfolio are normally originated with up to 25-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. We do not offer loans with negative amortization and generally do not offer interest only loans. Profile Bank does not make subprime loans.

We currently do not make loans with loan-to-value ratios greater than 80% without private mortgage insurance. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

In an effort to provide financing for low- and moderate-income and first-time buyers, we participate in a special home buyers program in coordination with the New Hampshire Finance Authority (“NHFA”). We offer residential mortgage loans through this program to qualified individuals and originate loans using reduced interest rates, fees and loan conditions. These loans are then sold, servicing released, on a non-recourse basis to the NHFA. During the year ended December 31, 2006, we originated and sold a total of 18 one- to four-family residential real estate loans with an aggregate value of $1.9 million to the NHFA.

Commercial Real Estate Loans. We offer adjustable-rate mortgage loans secured by commercial real estate. Our commercial real estate loans are generally secured by retail and office/warehouse buildings.

While the terms of our commercial real estate loans are set on a case by case basis, generally these loans are adjustable rate loans with terms of 10, 15 or 20 years. Interest rates and payments on our adjustable-rate loans generally adjust annually or every three or five years and are adjusted to a rate equal to a percentage above the one-year or three-year U.S. Treasury index. Loans are secured by first mortgages, and amounts generally do not exceed 75% of the property’s appraised value. These loans are typically repaid or the term extended before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. We require all properties securing commercial real estate loans to be appraised by a board-approved independent licensed appraiser. In most cases, commercial real estate loans also are supported by personal guarantees.

As of June 30, 2007, our largest commercial real estate loan was $858,000 and was secured by a manufacturing facility. This loan was performing in accordance with its original terms at June 30, 2007.

Construction Loans. We originate fixed- and adjustable-rate loans to individuals and to builders to finance the construction of residential dwellings. Our residential construction loans made to builders are generally made to finance the construction of single family residences rather than subdivisions or other multiple property construction projects. Our construction loans generally are interest-only loans that provide for the payment of only interest during the construction phase, which is usually up to 9 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans cannot be made with a loan to value ratio of greater than 80% on residential construction without private mortgage insurance, based on appraised value as if complete. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will generally require an inspection of the property before disbursement of funds during the term of the construction loan.

At June 30, 2007, our largest outstanding residential real estate construction loan was for $400,000, of which $171,000 was outstanding. This loan is secured by a residence in Alton, New Hampshire. This loan was performing according to its terms at June 30, 2007.

We also originate construction real estate loans for commercial businesses to be used as their operating facility. These loans are generally made on a 75% loan to value ratio. These loans provide for interest only during the construction period, usually up to 9 months, followed by principal and interest payments over a 20 year amortization period. These are variable rate and normally would have an adjustment period of every three or five years. Loan to value ratios above 75% normally contain credit enhancements including the use of the Small Business Administration 504 Program.

Before making a commitment to fund all construction loans, we require an appraisal of the property by an independent licensed appraiser. We also generally require an inspection of the property before disbursement of funds during the term of the construction.

At June 30, 2007, our largest outstanding commercial real estate construction loan was for $588,000, of which $151,000 was outstanding. This loan is secured by commercial and residential real estate and one commercial vehicle. This loan was performing in accordance to its terms at June 30, 2007.

Commercial Loans. We offer commercial business loans to professionals, sole proprietorships and small businesses in our market area. The maximum amount of our commercial loans is limited by our in-house loans-to-one borrower limit. We offer term loans for capital improvements, equipment acquisition and long-term working capital. We originate these on an adjustable-rate basis with terms up to 20 years. Adjustable-rate loans are generally based on the one- or three-year U.S. Treasury index. Secured commercial loans are secured by real estate or business assets other than real estate, such as business equipment and inventory. In addition, in most cases, our commercial loans are backed by the personal guarantee of the borrower.

We originate lines of credit to finance the working capital, inventory and financing needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. Commercial lines of credit can be fixed- or adjustable-rate.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.

At June 30, 2007, our largest commercial loan consisted of a $1.2 million floor plan line of credit, of which $542,000 was outstanding. This line of credit is secured by commercial vehicle inventory. This line of credit was performing in accordance with its original terms at June 30, 2007.

Consumer Loans. Our consumer loans consist primarily of home equity loans and home equity lines of credit. We occasionally make loans secured by savings accounts, unsecured loans, automobile and recreational vehicle loans.

We offer fixed-rate home equity loans with a maximum combined loan to value ratio of 80% or less for terms up to 15 years. Home equity lines of credit have adjustable rates of interest with ten-year draws that are indexed to the Prime Rate as published by The Wall Street Journal.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. The procedures for underwriting one- to four-family residential real estate loans apply equally to home equity loans.

Loan Underwriting Risks.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment or a declining real estate market. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of commercial real estate loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building or be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are real estate agents and home builders, existing customers, walk-in traffic, advertising and referrals from customers. We generally originate loans for our portfolio and generally do not purchase loans or participation interests in loans. From time to time, we will sell, prior to funding, fixed-rate one- to four-family residential mortgage loans in the secondary market, primarily our 30-year fixed-rate loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Generally, loans are sold with servicing retained. We also sell fixed-rate one- to four-family residential mortgage loans to the NHFA, servicing released, in connection with a first-time home buyer’s program.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers or groups of officers up to prescribed limits, based on the officer’s experience and tenure. The board has granted authority to approve commercial and consumer loans to certain employees up to prescribed limits, depending on the officer’s experience and tenure. The board also granted loan approval authority to a Loan Committee, consisting of Leon B. Meader, Jr. and Mr. Wilman. Commercial loans, including commercial real estate loans, in excess of $600,000 require the approval of the Board of Directors. All one- to four-family residential loans are approved by the Loan Committee.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At June 30, 2007, our regulatory limit on loans to one borrower was $3.1 million. At that date, our largest lending relationship was $1.7 million, of which $1.0 million was outstanding, and was secured by commercial and residential real estate. These loans were performing in accordance with its original terms at June 30, 2007. As a result of the offering, we expect our regulatory loans to one borrower limit will increase.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 30 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock.

At June 30, 2007, our investment portfolio totaled $21.2 million, or 15.6% of total assets, and consisted primarily of mortgage-backed securities and municipal bonds.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. Our President and Chief Executive Officer is responsible for implementation of the investment policy and monitoring our investment performance. Our board of directors reviews the status of our investment portfolio on a monthly basis, or more frequently if warranted.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of New Hampshire. Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand accounts, interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and time deposits. In addition to accounts for individuals, we also offer commercial checking accounts designed for the businesses operating in our market area. We do not have any brokered deposits.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has generally been to offer competitive rates and to be in the middle to high-end of the market for rates on all types of deposit products.

We have also provided Internet banking since 2002 and currently offer free bill pay and related services through our website at www.profilebank.com.

Borrowings. We utilize advances from the Federal Home Loan Bank of Boston to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Depending on market conditions, after the offering we intend to continue to utilize advances from the Federal Home Loan Bank of Boston at our current level of borrowing.

Properties

We conduct our business through our main office in Rochester, New Hampshire and our branch offices in Sanbornville and Alton, New Hampshire, both of which we own. The net book value of our land, buildings, furniture, fixtures and equipment was $4.3 million as of June 30, 2007.

Personnel

As of June 30, 2007, we had 33 full-time employees and 8 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Profile Bank’s only subsidiary is Profile Asset Management, LLC, which was formed in March 2006. As a New Hampshire-charted limited liability company, Profile Asset Management’s purpose is to manage and hold certain real estate associated with Profile Bank’s Alton, New Hampshire location. Since its formation, Profile Asset Management has been inactive.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

Our principal business is to acquire deposits from individuals and businesses in the communities surrounding our offices and to use these deposits to fund loans. We focus on providing our products and services to two segments of customers: individuals and small businesses.

Income. Our primary source of income is net interest and dividend income. Net interest and dividend income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest and dividend income. In recent periods, short-term interest rates (which influence the rates we pay on deposits) have increased, while longer-term interest rates (which influence the rates we earn on loans) have not. The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits has negatively affected our net interest and dividend income.

A secondary source of income is noninterest income, which is revenue that we receive from providing products and services. The majority of our noninterest income generally comes from deposit and loan service charges and service charges on deposit accounts.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of compensation and benefits expenses, occupancy expenses, equipment and data processing expenses and other miscellaneous expenses, such as advertising, supplies, telephone, postage and professional services.

Our largest noninterest expense is compensation and benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees and expenses of shareholder communications and meetings.

Critical Accounting Policies

In the preparation of our financial statements, we have adopted various accounting policies that govern the application of U.S. generally accepted accounting principles. Our significant accounting policies are described in note 2 of the notes to the financial statements included in this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays are payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Operating Strategy

Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	Expanding our franchise by expanding our branch network into growing communities;

•	Growing our loan portfolio by continuing to emphasize residential loans along with commercial loans;

•	Building core deposits by expanding our branch network and the offering of new deposit products;

•	Continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio; and

•	Continuing to provide a high level of service to attract and retain customers.

Expanding our franchise by expanding our branch network into growing communities

In 2005, we opened our third branch office in Alton, New Hampshire. We intend to continue our branch expansion program focusing on de novo branching in our market area. We expect to open three new branches in the next three to five years, the first of which we anticipate will be opened in the second quarter of 2008 in Somersworth, New Hampshire. The remaining two branches are expected to open during the third quarter of 2009 and the fourth quarter of 2010, respectively. We have not identified the location of the remaining branches. Based on current estimates, we expect the total cost of construction and equipment for the new Somersworth location to be approximately $1.5 million in the aggregate, $550,000 of which had been incurred at June 30, 2007. We have not entered into any binding commitments regarding our expansion plans. While we continue to review potential branch sites, there can be no assurance as to whether or when we will open such offices.

Growing our loan portfolio by continuing to emphasize residential loans along with commercial loans

Commercial loans provide diversification to our loan portfolio and, because most of our commercial loans are tied to the Prime Rate, improve the interest sensitivity of our assets. With the additional capital raised in the offering, we intend to continue to pursue the larger lending relationships associated with commercial lending. Commercial lending generally exposes a lender to greater risk of non-payment than residential lending because repayment of the loans often depends on the successful operation of the property or business and the income stream of the borrowers. See “Risk Factors – Our increased emphasis on commercial lending may expose us to increased lending risks.”

Building core deposits by expanding our branch network and offering new deposit products

Retail deposits are our primary source of funds for investing and lending. Currently, our core deposits, which include all deposit account types except time deposits, comprise 58.0% of our total deposits. Core deposits are generally lower cost to us than time deposit accounts, and they are generally less sensitive to withdrawal when interest rates fluctuate. In June 2007, we introduced a higher rate money market account to increase our core deposits. We believe that our expanding branch network and offering new deposit and savings products will contribute to increasing core deposits.

Continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio

We believe that maintaining high asset quality is a key to long-term financial success. We have sought to grow and diversify our loan portfolio while keeping nonperforming assets to a minimum. We use underwriting standards that we believe are conservative and we diligently monitor collection efforts. At June 30, 2007, our nonperforming loans were 0.29% of our total loan portfolio. Although we intend to continue our efforts to originate commercial loans after the offering, we intend to maintain our philosophy of managing large loan exposures through our conservative approach to lending.

Continuing to provide a high level of service to attract and retain customers

As a community-oriented financial institution, we emphasize providing superior customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our area.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family residential real estate and commercial real estate. To a much lesser extent, we originate commercial and consumer loans.

The largest segment of our real estate loans is one- to four-family residential real estate loans. At June 30, 2007, one- to four-family residential real estate loans totaled $71.5 million, or 70.6% of total loans, compared to $66.6 million, or 68.5% of total loans, at December 31, 2006 and $53.9 million, or 63.9% of total loans, at December 31, 2005. One- to four-family residential real estate loans increased over this period as a result of the continued loan growth in our Alton branch and increased walk-in traffic as a result of our main office renovations and recent construction of our loan center located adjacent to our main office.

Commercial real estate loans totaled $15.9 million at June 30, 2007, or 15.7% of total loans, compared to $14.9 million, or 15.3% of total loans, at December 31, 2006 and $14.4 million, or 17.1% of total loans, at December 31, 2005. Commercial real estate loans increased during the six months ended June 30, 2007 due to increased originations.

Construction real estate loans totaled $2.4 million at June 30, 2007, or 2.4% of total loans, compared to $5.5 million, or 5.7% of total loans at December 31, 2006 and $4.9 million, or 5.9% of total loans at December 31, 2005.

Commercial loans totaled $3.7 million at June 30, 2007, or 3.6% of total loans, compared to $3.3 million, or 3.4% of total loans, at December 31, 2006 and $3.7 million, or 4.4% of total loans, at December 31, 2005.

We also originate a variety of consumer loans, including home equity loans and lines of credit, mobile home loans and loans secured by deposit accounts. Consumer loans totaled $7.7 million at June 30, 2007, or 7.6% of total loans, compared to $7.0 million, or 7.2% of total loans, at December 31, 2006 and $7.4 million, or 8.8% of total loans, at December 31, 2005.

Table 1: Loan Portfolio Analysis

	June 30, 2007		December 31,
			2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$71,483	70.64%	$66,619	68.45%	$53,863	63.86%
Commercial real estate	15,869	15.68	14,893	15.30	14,432	17.11
Construction	2,457	2.43	5,494	5.65	4,947	5.86

Total real estate loans	89,809	88.75	87,006	89.40	73,242	86.83

Commercial loans	3,663	3.62	3,337	3.43	3,665	4.35

Consumer loans:
Home equity loans and lines of credit	6,168	6.10	5,590	5.74	6,325	7.50
Other	1,549	1.53	1,393	1.43	1,113	1.32

Total consumer loans	7,717	7.63	6,983	7.17	7,438	8.82

Total loans	101,189	100.00%	97,326	100.00%	84,345	100.00%

Deferred loan origination fees, net	(1)		(15)		(24)
Allowance for loan losses	(468)		(468)		(476)

Loans, net (1)	$100,720		$96,843		$83,845

(1)	Excludes loans held-for-sale.

The following table sets forth certain information at June 30, 2007 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

Table 2: Contractual Maturities and Interest Rate Sensitivity

June 30, 2007 (Dollars in thousands)	One-to Four-Family	Commercial Real Estate	Construction	Commercial	Consumer	Total Loans
Amounts due in:
One year or less	$76	$819	$2,457	$1,522	$67	$4,941
More than one to five years	1,032	394	—	2,141	567	4,134
More than five years	70,375	14,656	—	—	7,083	92,114

Total loans (1)	$71,483	$15,869	$2,457	$3,663	$7,717	$101,189

Interest rate terms on amounts due after one year:
Fixed-rate loans	$42,642	$642	$—	$2,141	$1,337	$46,762
Adjustable-rate loans	28,765	14,408	—	—	6,313	49,486

Total	$71,407	$15,050	$—	$2,141	$7,650	$96,248

(1)	Loans are presented before allowance for loan losses and deferred loan origination fees, net. Loans held for sale are excluded.

Table 3: Summary of Loan Activity

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005
Total loans at beginning of period (1)	$97,326	$84,345	$84,345	$72,369

Loans originated:
One-to four-family residential	8,651	10,805	20,171	15,225
Commercial real estate	1,753	4,653	4,983	5,147
Construction	2,056	2,893	8,337	12,159
Commercial	1,755	950	1,295	3,115
Consumer	2,191	2,159	3,806	4,745

Total loans originated	16,406	21,460	38,592	40,391

Loans purchased	—	—	—	—

Deduct:
Loan principal repayments	12,543	14,533	25,611	28,415
Loan sales	—	—	—	—

Net loan activity	3,863	6,927	12,981	11,976

Total loans at end of period (1)	$101,189	$91,272	$97,326	$84,345

(1)	Loans are presented before allowance for loan losses and deferred loan origination fees, net. Loans held for sale are excluded.

Investments. At June 30, 2007, our investment portfolio (including Federal Home Loan Bank stock) totaled $21.2 million and consisted primarily of mortgage-backed securities. Securities decreased $13.9 million, or 39.6%, during the six months ended June 30, 2007 primarily as a result of the sale of $10.8 million in mutual funds, the proceeds of which were used to pay down wholesale borrowings. We recorded a $1,000 gain on the sale of available-for-sale securities during 2007. In 2006, our securities decreased $7.2 million, primarily due to decreases in mortgage-backed securities and U.S. agency securities, offset by increases in municipal bonds.

We had no investments that had an aggregate book value in excess of 10% of our equity at June 30, 2007. Securities of issuers whose aggregate carrying amount exceeded 10% of our equity are as follows as of December 31, 2006:

(Dollars in thousands)	Available-For-Sale
Issuer	Amortized Cost Basis	Fair Value
Asset Management Fund (1)	$12,201	$12,127

(1)	The entire portfolio of these mutual funds was sold during the first quarter of 2007.

Table 4: Securities Composition

	June 30,		December 31,

	2007		2006		2005
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
Mutual funds	$1,573	$1,511	$12,201	$12,127	$14,048	$13,999
Mortgage-backed securities	3,885	3,720	4,511	4,382	6,023	5,856

Total securities available-for-sale	5,458	5,231	16,712	16,509	20,071	19,855

Securities held-to-maturity:
U.S. agency securities	1,000	999	2,000	1,979	5,000	4,946
Mortgage-backed securities	10,976	10,653	12,586	12,217	15,710	15,356
Municipal bonds	3,065	3,024	3,064	3,071	651	658

Total securities held-to-maturity	15,041	14,676	17,650	17,267	21,361	20,960

Total	$20,499	$19,907	$34,362	$33,776	$41,432	$40,815

The following table sets forth the stated maturities and weighted average yields of investment securities at June 30, 2007. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis using a combined federal and state marginal tax rate of 39.61%. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Mutual funds have been excluded.

Table 5: Portfolio Maturities and Yields

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available-for-sale:
Mortgage-backed securities	$—	—%	$—	—%	$—	—%	$3,720	5.18%	$3,720	5.18%

Total securities available-for-sale	—	—	—	—	—	—	3,720	5.18	3,720	5.18

Securities held-to-maturity:
U.S. agency securities	—	—	—	—	1,000	4.00	—	—	1,000	4.00
Mortgage-backed securities	—	—	1,694	3.50	3,477	4.34	5,805	4.88	10,976	4.49
Municipal bonds	—	—	—	—	1,288	6.35	1,777	6.50	3,065	6.44

Total securities held-to- maturity	—	—	1,694	3.50	5,765	4.73	7,582	5.25	15,041	4.86

Total	$—	—%	$1,694	3.50%	$5,765	4.73%	$11,302	5.23%	$18,761	4.92%

Deposits. Our deposit base is comprised of noninterest-bearing demand accounts, NOW accounts, savings accounts, money market accounts and time deposits. We consider our deposit accounts other than time deposits to be core deposits. Deposits increased $1.4 million, or 1.3%, for the six months ended June 30, 2007, primarily as a result of an increase in money market accounts due to higher interest rates compared to other deposit products. Deposits increased $2.0 million, or 1.8%, for the year ended December 31, 2006, due to an increase in time deposits of $13.1 million offset by a decrease in core deposits of $11.1 million. Time deposits increased significantly during the year ended December 31, 2006 as competitive interest rates increased the number of such accounts and the movement of customer funds from lower yielding NOW, savings and money market accounts.

Table 6: Deposits

	June 30,		December 31,

	2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$10,386	9.3%	$8,886	8.1%	$7,850	7.3%
Savings accounts	24,126	21.8	27,806	25.4	34,164	31.8
NOW accounts	23,774	21.4	26,000	23.7	31,025	28.8
Money market accounts	6,094	5.5	1,315	1.2	2,065	1.9
Time deposits	46,624	42.0	45,551	41.6	32,482	30.2

Total	$111,004	100.0%	$109,558	100.0%	$107,586	100.0%

Table 7: Time Deposit Maturities of $100,000 or more

June 30, 2007 (Dollars in thousands)	Amount
Maturity Period
Three months or less	$5,961
Over three through six months	5,894
Over six through twelve months	3,091
Over twelve months	1,388

Total	$16,334

Borrowings. We utilize FHLB advances to supplement our supply of funds for loans. In the table below, the weighted average interest rate during the period is based on the weighted average balances determined on a monthly basis.

Table 8: Borrowings

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005
Maximum amount outstanding at any month end during the period:
FHLB advances	$14,500	$17,100	$17,100	$16,500
Average balance outstanding during the period:
FHLB advances	$8,385	$12,907	$12,320	$13,405
Weighted average interest rate during the period:
FHLB advances	5.34%	4.76%	5.06%	3.07%
Balance outstanding at end of period:
FHLB advances	$3,600	$13,200	$13,500	$11,600
Weighted average interest rate at end of period:
FHLB advances	5.32%	5.30%	5.29%	4.23%

Results of Operations for the Six Months Ended June 30, 2007 and 2006

General. Net income remained stable during the six months ended June 30, 2007 at $443,000 as compared to $436,000 for the six months ended June 30, 2006. Interest and dividend income increased $295,000, or 8.1%, offset by a $239,000, or 18.3% increase in interest expense. Interest and dividend income increased during 2007 as compared to the prior year period as interest and fees on loans increased $471,000, or 17.4%, to $3.2 million, while a $323,000 increase in interest paid on deposits resulted in higher interest expense.

Table 9: Summary Income Statements

Six Months Ended June 30, (Dollars in thousands)	2007	2006	2007 vs. 2006	% Change
Net interest and dividend income	$2,384	$2,328	$56	2.41%
Provision for loan losses	—	—	—	—
Noninterest income	224	217	7	3.23
Noninterest expense	1,934	1,865	69	3.70
Net income	443	436	7	1.61
Return on average equity	4.37%	4.48%	(0.11)%	(2.46)%
Return on average assets	0.64%	0.62%	0.02%	3.23%

Net Interest and Dividend Income. Net interest and dividend income for the six months ended June 30, 2007 totaled $2.4 million compared to $2.3 million for the same period in 2006. This represents an increase of $56,000, or 2.4%. The increase is primarily due to the increase in interest and fees on loans partially offset by the increase in interest expense on deposits. Interest income increased primarily as a result of an increase in the average yield on interest-earning assets from 5.54% to 6.06%. Increases in the average yield were primarily the result of increases in market interest rates. The average balance of loans increased $11.0 million, or 12.6% during the period as did the average yield on loans, from 6.19% during the 2006 period to 6.46% in 2007. Partially offsetting the increase in interest and dividend income was an increase in interest expense. Interest expense increased as a result of a $12.5 million, or 36.7% increase in the average balance of time deposits and a 109 basis point increase in the average rate paid on time deposits. Time deposits increased due to higher interest rates compared to other deposit products and the increasing interest rate environment resulted in the increase in the average rate paid on time deposits.

Table 10: Analysis of Net Interest Income

Six Months Ended June 30, (Dollars in thousands)	2007	2006	2007 vs. 2006	% Change
Components of net interest income
Loans	$3,178	$2,707	$471	17.40%
Securities (1)	736	925	(189)	(20.43)
Other interest-earning assets	55	24	31	129.17

Total interest income	3,969	3,656	313	8.56

Deposits	1,318	996	322	32.33
Borrowings	224	307	(83)	(27.04)

Total interest expense	1,542	1,303	239	18.34

Net interest income	$2,427	$2,353	$74	3.14

Average yields and rates paid
Interest-earning assets (1)	6.06%	5.54%	0.52%	9.39%
Interest-bearing liabilities	2.83	2.33	0.50	21.46
Interest rate spread	3.23	3.21	0.02	0.62
Net interest margin	3.70	3.56	0.14	3.93
Average balances
Loans	$98,381	$87,398	$10,983	12.57%
Investment securities	30,316	43,363	(13,047)	(30.09)
Other interest-earning assets	2,367	1,321	1,046	79.18
Deposits	100,620	98,785	1,835	1.86
Borrowings	8,385	12,907	(4,522)	(35.04)

(1)	Interest income and yield are stated on a fully tax-equivalent basis using a 39.61% tax rate.

Provision for Loan Losses. We did not record a provision for loan losses for the six months ended June 30, 2007 and 2006. The lack of provision during these periods reflects management’s assessment of charge-off activity, decreased non-performing loans and improved loan delinquencies. An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income. Noninterest income remained relatively unchanged during the six months June 30, 2007 as compared to the prior year period. Fees and service charges on loans increased due to the increase in the average balance of loans.

Table 11: Noninterest Income Summary

Six Months Ended June 30, (Dollars in thousands)	2007	2006	$ Change	% Change
Fees and charges on deposit accounts	$113	$116	$(3)	(2.59)%
Fees and service charges on loans	34	28	6	21.43
Net gain (loss) on sales of available-for-sale securities	1	(4)	5	125.00
Other service charges and fees	37	39	(2)	(5.13)
Other income	39	38	1	2.63

	$224	$217	$7	3.23%

Noninterest Expense. Noninterest expense increased $69,000, or 3.7%, primarily as a result of an increase in compensation and benefits and occupancy expense, partially offset by a decrease in advertising expense. Compensation and benefits expense primarily increased as a result of higher salaries.

Table 12: Noninterest Expense Summary

Six Months Ended June 30, (Dollars in thousands)	2007	2006	$ Change	% Change
Salaries and employee benefits	$951	$883	$68	7.70%
Occupancy expense	134	112	22	19.64
Equipment expense	83	86	(3)	(3.49)
Data processing	175	160	15	9.38
Advertising expense	100	174	(74)	(42.53)
Supplies	38	41	(3)	(7.32)
Directors compensation	70	51	19	37.25
Insurance expense	44	39	5	12.82
Other expense	339	319	20	6.27

	$1,934	$1,865	$69	3.70%

Income Taxes. Income taxes for the six months ended June 30, 2007 were $231,000, reflecting an effective tax rate of 34.3%, compared to $244,000 for the six months ended June 30, 2006, reflecting an effective tax rate of 35.9%.

Results of Operations for the Years Ended December 31, 2006 and 2005

General. Net income increased $169,000, or 22.0%, to $936,000 for the year ended December 31, 2006 compared to $767,000 for the prior year, primarily due to a $288,000 increase in noninterest income and an increase in net interest and dividend income of $71,000, partially offset by an increase in noninterest expenses of $233,000. Noninterest income increased during 2006 as compared to the prior year period due to the absence of a $337,000 writedown of securities which occurred in 2005. Noninterest expenses increased in 2006 due to higher salaries and benefits and advertising expenses.

Table 13: Summary Income Statements

Year Ended December 31, (Dollars in thousands)	2006	2005	2006 vs. 2005	% Change
Net interest and dividend income	$4,722	$4,651	$71	1.53%
Provision for loan losses	—	—	—	—
Noninterest income	439	151	288	190.73
Noninterest expenses	3,700	3,467	233	6.72
Net income	936	767	169	22.03
Return on average equity	4.75%	4.07%	0.68%	16.71%
Return on average assets	0.66%	0.56%	0.10%	17.86%

Net Interest and Dividend Income. Net interest and dividend income for the year ended December 31, 2006 totaled $4.7 million compared to $4.6 million for the same period in 2005. This represents an increase of $71,000, or 1.5%. The increase is due to the increased volume in loans partially offset by the increase in the interest expense on deposits and Federal Home Loan Bank advances. Interest income increased primarily as a result of an increase in the average balance of loans of $13.0 million, primarily one- to four-family residential real estate loans. Also contributing to the increase in interest income was a 64 basis point increase in the average yield on earning assets. Interest expense increased as a result of a $8.8 million, or 30.1%, increase in the average balance of time deposits, a 117 basis point increase in the average rate paid on time deposits and an increase of 199 basis points paid on Federal Home Loan Bank advances. Time deposits increased due to our competitive interest rates and the movement of customer funds from lower yielding NOW, savings and money market accounts. Additionally, the increasing interest rate environment resulted in the increase in the average rate paid on time deposits and Federal Home Loan Bank advances.

Table 14: Analysis of Net Interest Income

Year Ended December 31, (Dollars in thousands)	2006	2005	2006 v. 2005	% Change
Components of net interest income
Loans	$5,710	$4,631	$1,079	23.30%
Securities (1)	1,865	1,874	(9)	(0.48)
Other interest-earning assets	61	45	16	35.56

Total interest income	7,636	6,550	1,086	16.58

Deposits	2,228	1,486	742	49.93
Borrowings	624	411	213	51.82

Total interest expense	2,852	1,897	955	50.34

Net interest income	$4,784	$4,653	$131	2.82

Average yields and rates paid
Interest-earning assets (1)	5.72%	5.08%	0.64%	12.60%
Interest-bearing liabilities	2.55	1.74	0.81	46.55
Interest rate spread	3.17	3.34	(0.17)	(5.09)
Net interest margin	3.58	3.61	(0.03)	(0.83)
Average balances
Loans	$90,793	$77,804	$12,989	16.69%
Investment securities	41,207	49,276	(8,069)	(16.38)
Other interest-earning assets	1,484	1,767	(283)	(16.02)
Deposits	99,572	95,545	4,027	4.21
Borrowings	12,320	13,405	(1,085)	(8.09)

(1)	Interest income and yield are stated on a fully tax-equivalent basis using a 39.61% tax rate.

Provision for Loan Losses. We did not record a provision for loan losses for years ended December 31, 2006 and 2005. The lack of provision during these periods reflects management’s assessment of the absence of charge-offs, low levels of non-performing loans and loan delinquencies.

Noninterest Income. Noninterest income increased to $439,000 during 2006 from $151,000 in the prior year period. Results for 2006 benefited from the absence of a $337,000 writedown of securities which was incurred in 2005, which was partially offset by the receipt in 2005 of $95,000 of life insurance proceeds. The writedown of securities in 2005 relates to the $10.8 million in mutual funds sold during the first quarter of 2007.

Table 15: Noninterest Income Summary

Year Ended December 31, (Dollars in thousands)	2006	2005	$ Change	% Change
Fees and charges on deposit accounts	$232	$219	$13	5.94%
Fees and service charges on loans	56	72	(16)	(22.22)
Net loss on sales of available-for-sale securities	(4)	(18)	14	77.78
Writedown of securities	—	(337)	337	100.00
Other service charges and fees	82	74	8	10.81
Proceeds from life insurance	—	98	(98)	(100.00)
Other income	73	43	30	69.77

	$439	$151	$288	190.73%

Noninterest Expense. Noninterest expense increased $233,000, or 6.7%, primarily as a result of an increase in compensation and benefits and advertising expense. Compensation and benefits expense increased as a result of higher salaries and an increase in the number of employees. Advertising expenses increased as a result of the engagement of an advertising agency.

Table 16: Noninterest Expense Summary

Year Ended December 31, (Dollars in thousands)	2006	2005	$ Change	% Change
Salaries and employee benefits	$1,809	$1,687	$122	7.23%
Occupancy expense	222	195	27	13.85
Equipment expense	173	171	2	1.17
Data processing	307	328	(21)	(6.40)
Advertising expense	319	253	66	26.09
Supplies	85	111	(26)	(23.42)
Directors compensation	98	87	11	12.64
Insurance expense	78	76	2	2.63
Other expense	609	559	50	8.94

	$3,700	$3,467	$233	6.72%

Income Taxes. Income taxes were $525,000 for 2006, reflecting an effective tax rate of 35.9%, compared to $569,000 for 2005, reflecting an effective tax rate of 42.6%. The 2005 effective rate includes the effect of a valuation allowance established for the writedown of securities resulting in an effective tax rate increase of 8.1%.

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average daily balances and nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are insignificant.

Table 17: Average Balance Tables

	At June 30,	Six Months Ended June 30,

	2007	2007			2006
(Dollars in thousands)	Yield/ Rate	Average Balance	Interest Earned/Paid	Yield/ Rate	Average Balance	Interest Earned/Paid	Yield/ Rate
Assets:
Interest-earning assets:
Loans, net (1)	6.53%	$98,381	$3,178	6.46%	$87,398	$2,707	6.19%
Investment securities (2)(3)	4.82	30,316	736	4.86	43,363	925	4.27
Other interest-earning assets	4.75	2,367	55	4.65	1,321	24	3.63

Total interest-earning assets	6.19	131,064	3,969	6.06	132,082	3,656	5.54

Noninterest-earning assets		8,002			8,272

Total assets		$139,066			$140,354

Liabilities and equity:
Interest-bearing liabilities:
Savings accounts	1.02	$27,522	162	1.18	$34,933	305	1.75
NOW accounts	0.70	24,327	91	0.75	27,960	112	0.80
Money market accounts	4.12	2,201	34	3.09	1,831	11	1.20
Time deposits	4.50	46,570	1,031	4.43	34,061	568	3.34

Total interest-bearing deposits	2.75	100,620	1,318	2.62	98,785	996	2.02
Federal Home Loan Bank advances	5.32	8,385	224	5.34	12,907	307	4.76

Total interest-bearing liabilities	2.84	109,005	1,542	2.83	111,692	1,303	2.33

Noninterest-bearing demand deposits		9,011			8,451
Other noninterest-bearing liabilities		788			741

Total liabilities		118,804			120,884
Equity		20,262			19,470

Total liabilities and equity		$139,066			$140,354

Net interest income			$2,427			$2,353

Interest rate spread				3.23%			3.21%

Interest margin				3.70%			3.56%

Average interest-earning assets to average interest-bearing liabilities		120.24%			118.26%

(1)	Includes non-accruing loan balances and loans held-for-sale.
(2)	Includes money market mutual funds, interest-bearing time deposits in other banks, securities available-for-sale (at amortized cost), securities held-to-maturity and Federal Home Loan Bank stock.
(3)	Interest income and yield are stated on a fully tax-equivalent basis using a 39.61% tax rate.

Table 17: Average Balance Tables (continued)

	Year Ended December 31,
	2006			2005
(Dollars in thousands)	Average Balance	Interest Earned/Paid	Yield/ Rate	Average Balance	Interest Earned/Paid	Yield/ Rate
Assets:
Interest-earning assets:
Loans, net (1)	$90,793	$5,710	6.29%	$77,804	$4,631	5.95%
Investment securities (2)(3)	41,207	1,865	4.53	49,276	1,874	3.80
Other interest-earning assets	1,484	61	4.11	1,767	45	2.55

Total interest-earning assets	133,484	7,636	5.72	128,847	6,550	5.08

Noninterest-earning assets	8,111			8,053

Total assets	$141,595			$136,900

Liabilities and equity:
Interest-bearing liabilities:
Savings accounts	$32,947	565	1.71	$30,307	405	1.34
NOW accounts	26,894	212	0.79	33,930	297	0.88
Money market accounts	1,793	22	1.23	2,155	26	1.21
Time deposits	37,938	1,429	3.77	29,153	758	2.60

Total interest-bearing deposits	99,572	2,228	2.24	95,545	1,486	1.56
Federal Home Loan Bank advances	12,320	624	5.06	13,405	411	3.07

Total interest-bearing liabilities	111,892	2,852	2.55	108,950	1,897	1.74

Noninterest-bearing demand deposits	9,219			8,282
Other noninterest-bearing liabilities	793			832

Total liabilities	121,904			118,064
Equity	19,691			18,836

Total liabilities and equity	$141,595			$136,900

Net interest income		$4,784			$4,653

Interest rate spread			3.17%			3.34%

Interest margin			3.58%			3.61%

Average interest-earning assets to average interest-bearing liabilities	119.30%			118.26%

(1)	Includes non accruing loan balances and loans held-for sale.
(2)	Includes money market mutual funds, interest-bearing time deposits in other banks, securities available-for-sale (at amortized cost), securities held-to-maturity and Federal Home Loan Bank stock.
(3)	Interest income and yield are stated on a fully tax-equivalent basis using a 39.61% tax rate.

Rate/Volume Analysis. The following tables set forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). Changes due to both volume and rate have been allocated proportionally to the volume and rate changes. The net column represents the sum of the prior columns.

Table 18: Net Interest Income—Changes Due to Rate and Volume

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

(Dollars in thousands)	Rate	Volume	Net
Interest-earning assets:
Loans, net (1)	$120	$351	$471
Interest securities (2)(3)	160	(349)	(189)
Other interest-earning assets	8	23	31

Total interest-earning assets	288	25	313

Interest bearing liabilities:
Savings accounts	(87)	(56)	(143)
NOW accounts	(7)	(14)	(21)
Money market accounts	20	3	23
Time deposits	218	245	463

Total interest-bearing deposits	144	178	322
Federal Home Loan Bank advances	45	(128)	(83)

Total interest bearing liabilities	189	50	239

Increase in net interest income	$99	$(25)	$74

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

(Dollars in thousands)	Rate	Volume	Net
Interest-earning assets:
Loans, net (1)	$273	$806	$1,079
Interest securities (2)(3)	(65)	56	(9)
Other interest-earning assets	22	(6)	16

Total interest-earning assets	230	856	1,086

Interest-bearing liabilities:
Savings accounts	122	38	160
NOW accounts	(28)	(57)	(85)
Money market accounts	—	(4)	(4)
Time deposits	401	270	671

Total interest bearing deposits	495	247	742
Federal Home Loan Bank advances	243	(30)	213

Total interest-bearing liabilities	738	217	955

(Decrease) increase in net interest income	$(508)	$639	$131

(1)	Includes non accruing loan balances and loans held-for sale.
(2)	Includes money market mutual funds, interest-bearing time deposits in other banks, securities available-for-sale (at amortized cost), securities held-to-maturity and Federal Home Loan Bank stock.
(3)	Interest income and yield are stated on a fully tax-equivalent basis using a 39.61% tax rate.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. When the borrower is in default, we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Table 19: Nonperforming Assets

	June 30, 2007	December 31,
(Dollars in thousands)		2006	2005
Nonaccrual loans (1):
One- to four-family residential	$196	$390	$314
Commercial real estate	—	—	—
Construction	—	—	—
Commercial	—	—	—
Consumer	99	—	2

Total	295	390	316

Real estate owned	—	—	—
Other nonperforming assets	—	—	—

Total nonperforming assets	295	390	316
Troubled debt restructurings	—	—	—

Troubled debt restructurings and total nonperforming assets	$295	$390	$316

Total nonperforming loans to total loans (2)	0.29%	0.40%	0.37%
Total nonperforming loans to total assets	0.22	0.27	0.23
Total nonperforming assets and troubled debt restructurings to total assets	0.22	0.27	0.23

(1)	We had no accruing loans past due 90 days or more at the periods indicated.
(2)	Loans are presented before allowance for loan losses and deferred loan origination fees, net. Loans held-for-sale are not included.

We did not have any real estate owned, troubled debt restructurings, or any accruing loans past due 90 days or more at the dates presented above. Interest income that would have been recorded for the six months ended June 30, 2007 and year ended December 31, 2006, had nonaccruing loans been current according to their original terms amounted to $5,000 and $6,000, respectively.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

Table 20: Classified Assets

	At June 30,	At December 31,

(Dollars in thousands)	2007	2006	2005
Special mention assets	$—	$—	$—
Substandard assets	68	—	—
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$68	$—	$—

We had no classified assets at December 31, 2006 and 2005 and did not have any assets classified as “special mention,” “doubtful” or “loss” at June 30, 2007. Other than disclosed in the above tables, there are no other loans that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms and would result in disclosure as nonaccrual, 90 days past due, restructured or impaired.

Table 21: Selected Loan Delinquencies

	June 30,		December 31,

	2007		2006		2005
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
One- to four-family residential	$1,261	$167	$1,651	$617	$1,120	$428
Commercial real estate	—	—	49	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Consumer	38	—	—	63	70	—

Total	$1,299	$167	$1,700	$680	$1,190	$428

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a general valuation allowance on identified problem loans; (2) a general valuation allowance on the remainder of the loan portfolio and (3) a specific valuation allowance on loans classified as “loss.” Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio.

We establish a general allowance on identified problem loans, including all classified loans, based on such factors as: (1) the strength of the customer’s personal or business cash flows and personal guarantees; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.

We establish another general allowance for loans that are not classified to recognize the inherent probable losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category. The allowance percentages have been derived using percentages commonly applied under the regulatory framework for Profile Bank and other similarly-sized institutions. The percentages may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

At June 30, 2007, our allowance for loan losses represented 0.46% of total loans. No portion of the allowance was allocated to problem loans at June 30, 2007. The allowance for loan losses remained constant from December 31, 2006 to June 30, 2007. The decision to maintain the allowance at a constant level reflected the stability of the factors affecting the allowance calculation during this period offset by an increase in the loan portfolio and an increase in classified assets.

At December 31, 2006, our allowance for loan losses represented 0.48% of total loans. The allowance for loan losses decreased 1.7% from December 31, 2005 to December 31, 2006, following net charge-offs of $8,000. The decision to decrease the allowance reflected the stability of the factors affecting the allowance calculation during this period, offset by an increase in the loan portfolio.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

Table 22: Allocation of Allowance of Loan Losses

	June 30,		December 31,

	2007		2006		2005
(Dollars in thousands)	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
One- to four-family residential	$210	70.64%	$173	68.45%	$147	63.86%
Commercial real estate	230	15.68	206	15.30	191	17.11
Construction(1)	—	2.43	—	5.65	—	5.86
Commercial	2	3.62	3	3.43	2	4.35
Consumer	26	7.63	24	7.17	24	8.82
Unallocated	—	—	62	—	112	—

Total allowance for loan losses	$468	100.00%	$468	100.00%	$476	100.00%

(1)	Construction loan dollar amounts are included in their respective permanent categories.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Table 23: Analysis of Loan Loss Experience

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005
Allowance at beginning of period	$468	$476	$476	$476

Provision for loan losses	—	—	—	—

Charge offs:
One- to four-family residential	—	—	—	—
Commercial real estate	—	—	—	—
Construction	—	—	—	—
Commercial	—	—	—	—
Consumer	—	2	8	—

Total charge-offs	—	2	8	—

Recoveries:
One- to four-family residential	—	—	—	—
Commercial real estate	—	—	—	—
Construction	—	—	—	—
Commercial	—	—	—	—
Consumer	—	—	—	—

Total recoveries	—	—	—	—

Net charge-offs (recoveries)	—	2	8	—

Allowance at end of period	$468	$474	$468	$476

Allowance for loan losses as a percent of non-performing loans	158.64%	408.62%	120.00%	150.63%
Allowance for loan losses as a percent of loans (1)	0.46	0.52	0.48	0.56
Net charge-offs (recoveries) to average loans outstanding during the period	—	—	0.01	—

(1)	Loans are presented before allowance for loan losses and deferred loan origination fees, net. Loans held-for-sale are excluded.

Interest Rate Risk Management. Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: originating loans with adjustable interest rates and promoting core deposit products.

We have an Asset/Liability Management Committee consisting of the entire board of directors to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We use two interest rate sensitivity analyses to review our level of interest rate risk. One analysis is prepared by the Office of Thrift Supervision and the other by us, in consultation with Darling Consulting Group, Inc. These analyses measure interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates.

Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at June 30, 2007 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

Table 24: NPV Analysis

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	Estimated $ Amount	$ Change	% Change	NPV Ratio	Change
300bp	$22,034	$(5,670)	(20.0)%	16.09%	(327	)bp
200	23,986	(3,718)	(13.0)	17.25	(211)
100	25,921	(1,783)	(6.0)	18.36	(99)
0	27,704	—	—	19.36	—
(100)	29,026	1,322	5.0	20.07	71
(200)	29,587	1,883	7.0	20.36	100

The following table, which is based on the sensitivity analysis we perform, presents the change in our net portfolio value at June 30, 2007 that would occur in the event of an immediate change in interest rates based on our assumptions, with no effect give to any steps that we might take to counteract the change.

Table 25: NPV Analysis

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	Estimated $ Amount	$ Change	% Change	NPV Ratio	Change
300bp	$18,087	$(7,042)	(28.0)%	13.53%	(424	)bp
200	20,658	(4,471)	(17.8)	15.14	(263)
100	23,009	(2,120)	(8.4)	16.54	(123)
0	25,129	—	—	17.77	—
(100)	26,516	1,387	5.5	18.53	76
(200)	26,575	1,446	5.8	18.53	76

Historically, the differences between our net portfolio value analysis and the analysis calculated by the Office of Thrift Supervision is due primarily to the more specific assumptions built into our model, including more specificity in our cash flow projection assumptions (such as maturity dates, amortization schedules and prepayment rates). We and the Office of Thrift Supervision use certain assumptions in assessing our interest rate risk. These assumptions relate to interest rates, loan prepayment rates, average life of non-maturity deposits, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Additionally, since we carry large amounts of non-maturity deposits, the projected average life of these accounts under the various interest rate scenarios modeled is a critical assumption in the calculation of our net portfolio value.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2007, cash and cash equivalents totaled $5.7 million. In addition, at June 30, 2007, we had the ability to borrow up to a total of $32.0 million from the Federal Home Loan Bank of Boston. On June 30, 2007, we had $3.6 million of advances outstanding.

A significant use of our liquidity is the funding of loan originations. At June 30, 2007, we had $3.3 million in loan commitments outstanding. In addition, we had $11.5 million in unadvanced portions of loans, including commercial and consumer lines of credit and construction loans. Historically, many of the commitments and lines of credit expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements. Another significant use of our liquidity is the funding of deposit withdrawals. Time deposits due within one year of June 30, 2007 totaled $40.7 million, or 87.3% of time deposits. The large percentage of time deposits that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other time deposits and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the time deposits due on or before June 30, 2008. We believe, however, based on past experience, that a significant portion of our time deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity is the origination of loans. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2007, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and note 11 of the notes to the financial statements.

This offering is expected to increase our equity by $12.0 million to $32.1 million at the maximum of the offering range. See “Capitalization.” The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net earnings. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except: (1) in extraordinary circumstances, we may make open market repurchases of up to 5% of our outstanding stock if we receive the prior non-objection of the OTS of such repurchases; (2) repurchases of qualifying shares of a director or if we conduct an OTS-approved offer to repurchase made to all shareholders; (3) if we repurchase to fund a restricted stock award plan that has been approved by shareholders; or (4) if we repurchase stock to fund a tax-qualified employee stock benefit plan. All repurchases are prohibited, however, if the repurchase would reduce Profile Bank’s regulatory capital below regulatory required levels.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 14 of the notes to the financial statements.

For the six months ended June 30, 2007 and the year ended December 31, 2006, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 2 of the notes to the financial statements included in this prospectus.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The initial board of directors of Profile Bancorp MHC and Profile Bancorp will consist of the directors of Profile Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of Profile Bank at the time of the reorganization. The board of directors of Profile Bancorp and Profile Bancorp MHC will be elected to terms of three years, one-third of whom will be elected annually.

The board of directors of Profile Bank is presently composed of seven persons who are elected for terms of three years, approximately one-third of whom are elected annually. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Kenneth A. Wilman, Jr., our President and Chief Executive Officer. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of June 30, 2007.

The following directors have terms ending in 2007:

John R. Dulude is retired and has been the Chairman of the Board of Profile Bank since 2005. Age 69. Director of Profile Bank since 1989.

Robert B. McCarthy has been a self-employed CPA since 1980. Age 57. Director of Profile Bank since 1989.

The following directors have terms ending in 2008:

George J. Lazarus has been the owner of Strafford Appliance since 1976. Age 52. Director of Profile Bank since 1993.

Dr. William R. Lowe, III has been a general partner of Broadview Animal Hospital since 1984. Age 53. Director of Profile Bank since 2005.

Kenneth A. Wilman, Jr. has been the President and Chief Executive Officer of Profile Bank since 2002. Mr. Wilman served as Vice President of Profile Bank from 1993 until 2002. Age 46. Director of Profile Bank since 2003.

The following directors have terms ending in 2009:

Scott A. Brock is the owner and President of Brock Plywood Sales, Inc., located in Rochester, New Hampshire. Age 45. Director of Profile Bank since 2003.

Leon B. Meader, Jr. is the President and co-owner of Budel Construction Corp. and has been the President of Meader Supply Corp., a retail farm supply company, since 1980. Age 66. Director of Profile Bank since December 1978.

Executive Officers

The executive officers of Profile Bancorp MHC and Profile Bancorp will be, and the executive officers of Profile Bank are, elected annually by the board of directors and serve at the board’s discretion. The executive officers of Profile Bank are, and the executive officers of Profile Bancorp MHC and Profile Bancorp will be:

Name	Position
Kenneth A. Wilman, Jr.	President and Chief Executive Officer
Kevin D. Miller	Executive Vice President and Chief Financial Officer
David T. Keefe	Executive Vice President
Janet M. Hand	Executive Vice President

Below is information regarding our executive officers who are not also a director. Age set forth below are as of June 30, 2007.

Kevin D. Miller has served as Executive Vice President and Chief Financial Officer of Profile Bank since June 2007. Mr. Miller served as Chief Financial Officer and Treasurer of Federal Savings Bank in Dover, New Hampshire from February 2006 until June 2007. Prior to February 2006, Mr. Miller served as Vice President-Finance of East Boston Savings Bank from February 2000 until February 2006. Age 40.

David T. Keefe has served as Executive Vice President of Profile Bank since 2002 and served as Vice President from 1998 until 2002. Age 58.

Janet M. Hand has served as Executive Vice President of Profile Bank since 2003 and served as Vice President from 1993 until 2003. Age 57.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2006 the boards of directors of Profile Bank met 13 times.

In connection with the formation of Profile Bancorp, the board of directors will establish an Audit Committee prior to the closing of the offering.

The Audit Committee will consist of the entire board of directors with the exception of Mr. Wilman. Mr. Dulude will serve as the Chairperson of the Audit Committee. The Audit Committee will be responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Profile Bancorp’s Audit Committee will operate under a written charter, which will govern its composition, responsibilities and operations.

Directors’ Compensation

Fees. The following tables set forth the applicable retainers and fees that will be paid to non-employee directors for their service on the boards of directors of Profile Bank, Profile Bancorp and Profile Bancorp, MHC.

Board of Directors of Profile Bank:
Board Meeting Fee	$1,000
Chairman of the Board Stipend	$2,400
Vice-Chairman of the Board Stipend	$1,200
Committee Fees for each real estate loan approval review	$30
Committee Fees for each commercial loan approval review	$50
Board of Directors of Profile Bancorp:
Annual Retainer	$2,500
Board of Directors of Profile Bancorp MHC:
Annual Retainer	$2,500

The following table sets forth the total cash paid to our non-employee directors for their service on our Board of Directors during the year ended December 31, 2006.

Director	Fees Earned or Paid in Cash	All Other Compensation(1)		Total
Scott A. Brock	$13,000	$151		$13,151
John R. Dulude	14,400	101		14,501
George J. Lazarus.	14,100	151		14,651
William Lowe, III	12,000	151		12,151
Leon B. Meader, Jr.	19,985	24,485	(2)	44,470
Robert B. McCarthy	13,000	151		13,151

(1)	With the exception of Mr. Meader, represents employer-paid life insurance premiums.
(2)	Represents $101 in employer-paid life insurance premiums and $24,385 in deferred income pursuant to the Profile Bank, FSB Director Deferred Compensation Agreement described in more detail below.

Director Deferred Compensation Agreements

Effective January 1, 1986, Profile Bank, FSB entered into deferred income agreements with several directors. Currently, the agreements remain in effect for two individuals, one retired director and Mr. Meader. Mr. Meader’s agreement provides that Profile Bank will pay him a fixed monthly benefit of $2,709.50 for 120 months. Under his agreement, the monthly benefits began in April 2006 after Mr. Meader attained age 65. If Mr. Meader were to die prior to all payments having been made to him, we would make the remaining payments to his beneficiary.

Executive Compensation

Summary Compensation Table. The following information is provided for our President and Chief Executive Officer and our two most highly compensated executive officers for the year ended December 31, 2006.

Name and Position	Year	Salary	Bonus	All Other Compensation (2)	Total
Kenneth A. Wilman, Jr. President and Chief Financial Officer	2006	$130,000	$19,250	$151	$149,401

David T. Keefe. Executive Vice President	2006	101,000	5,500	—	106,500

Janet M. Hand Executive Vice President	2006	91,750	5,400	—	97,150

(1)	Does not include the aggregate amount of perquisites, which did not exceed $10,000 in the aggregate for each executive officer.
(2)	Consists of employer-paid life insurance premiums for Mr. Wilman.

With respect to the payment of bonus as set forth above, our board of directors meets annually to approve the incentive compensation for our employees, including our executive officers. Incentive compensation is based on a combination of factors, including individual performance and Profile Bank’s earnings and financial condition. Historically, the board of directors has voted to establish a bonus pool of up to 6% of the Bank’s net income, which such bonus pool is then disbursed to our employees, with the exception of our President and Chief Executive Officer, based 60% on the employee’s wages, 10% on years of service and 30% on the discretion of the employee’s supervisor. The amount of bonus for our President and Chief Executive Officer is paid separately from the bonus pool and is generally based on 25% of the total bonus pool disbursed to all other employees. Bonuses are subject to the discretion of our board of directors and are not guaranteed to be paid on an annual basis. The objective of the incentive compensation program is to reward our executive officers for their contributions to Profile Bank and to provide incentives to encourage continued improvement in financial performance.

Agreements

Proposed Employment Agreements. Upon completion of the offering, Profile Bank and Profile Bancorp will each enter into employment agreements with Messrs. Wilman and Miller (the “executives”). Our continued success depends to a significant degree on their skills and competence, and the employment agreements are intended to ensure that we maintain a stable management base following the reorganization. Under the agreements, which have essentially identical provisions, Profile Bancorp will make any payments not made by Profile Bank, but the executives will not receive any duplicative payments.

The employment agreements each will provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salaries under the employment agreements will be $175,000 for Mr. Wilman and $120,000 for Mr. Miller. The agreements also will provide for the executives’ participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.

Upon termination of employment for cause, as defined in the agreement, the executives will receive no further compensation or benefits under the agreement. If we terminate the executives for reasons other than cause, or if the executives resign after the occurrence of specified circumstances that constitute constructive termination, the executives, or, upon their death, their beneficiaries, will receive an amount equal to their base salaries for the remaining term of the agreement. We will also continue to pay the costs of the executives’ life, health and dental coverage for no longer than the remaining term of the agreement.

Under the employment agreements, if the executives are involuntarily terminated, or terminate voluntarily under certain circumstances specified in the agreement, within one year of a change in control, they will receive a severance payment equal to three times their average taxable compensation (as reported on Form W-2) for the five preceding years, or their period of employment, if less than five years. We will also continue to pay Messrs. Wilman and Miller’s life, health and dental insurance premiums for a period not longer than 36 months following termination in connection with a change in control. If the executives had been terminated in connection with a change of control on June 30, 2007, Messrs. Wilman and Miller would have been entitled to maximum cash severance payments of $342,000 and $360,000, respectively, under the terms of the proposed employment contracts. Mr. Miller’s benefit is estimated based solely on three times his current salary since he began employment in 2007. Mr. Wilman’s benefit is based on three times the average of his taxable compensation over the previous five years.

The agreements will provide for the reduction of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, and therefore will not be subject to the 20% excise tax imposed on such payments under Section 4999 of the Internal Revenue Code.

We will agree to pay the executives for reasonable costs and attorneys’ fees associated with the successful legal enforcement of our obligations under the employment agreements. The employment agreements also will provide for the indemnification of the executives to the fullest extent legally permissible. Upon termination of employment other than involuntary termination in connection with a change in control, the executives will be required to adhere to a one-year non-competition provision.

Proposed Change in Control Agreements. Upon completion of the offering, Profile Bank and Profile Bancorp (as guarantor of any payments not made by Profile Bank) will enter into change in control agreements with Mr. Keefe and Ms. Hand, in order to help ensure that we maintain a stable management base after the offering. The continued success of Profile Bank and Profile Bancorp depends to a significant degree on the skills and competence of these executives.

The change in control agreements will have three-year terms, subject to annual renewal by the board of directors of Profile Bank to extend the term for an additional year. If Profile Bank or Profile Bancorp involuntarily or constructively terminates the executives (under circumstances outlined in the agreements) following a change in control, each will receive a severance payment equal to three times the executive’s base salary on the termination date. In addition, Profile Bank will continue to provide the executives with medical, dental and life insurance coverage for no longer than thirty-six months following termination of employment.

Section 280G of the Internal Revenue Code provides that payments contingent upon a change in control that equal or exceed three times the individual’s base amount (i.e., average annual compensation for the five preceding taxable years) are “excess parachute payments.” Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such payments for federal tax purposes. The change in control agreements will limit payments to the executives to amounts that will not exceed the limits imposed by Section 280G of the Internal Revenue Code.

Employee Severance Compensation Plan. In connection with the offering, we expect to adopt the Profile Bank Employee Severance Compensation Plan. The plan will provide severance benefits to eligible employees who terminate employment in connection with a change in control of Profile Bank or Profile Bancorp. Employees will be eligible for severance benefits under the plan if they complete a minimum of one year of service and do not enter into an employment or change in control agreement with Profile Bank or Profile Bancorp. Under the severance plan, if, within twelve months after a change in control, an employee is involuntarily terminated, or terminates voluntarily under specified circumstances, the terminated employee will receive a severance payment equal to two weeks of base compensation for each year of service, up to a maximum of six months of base compensation. The plan also allows the board of directors to designate certain officers or classes of officers who would be eligible for a severance benefit equal to 12 months of base compensation, regardless of the number of years of service they have with Profile Bank. Employees who enter into an employment agreement or separate change in control agreement with Profile Bank or Profile Bancorp are eligible to receive severance benefits under the severance plan. Based solely on compensation levels and years of service at June 30, 2007, and assuming that a change in control occurred on June 30, 2007 and all eligible employees became entitled to severance payments, the aggregate payments due under the severance plan would equal approximately $318,000.

Benefit Plans

Profile Bank, FSB 401(k) Plan. We maintain the Profile Bank, FSB 401(k) Plan, a tax-qualified defined contribution plan, for employees of Profile Bank who have satisfied the 401(k) Plan’s eligibility requirements. Employees can begin participation in the 401(k) Plan on the first day of the month that coincides with or next follows their attainment of age 18 and completion of one month of service. Participants may contribute up to 25% of their compensation to the 401(k) Plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. For 2007, the salary deferral contribution limit is $15,500; provided, however, that participants over age 50 may contribute an additional $5,000 to the 401(k) Plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that we can make matching contributions and nonelective employer contributions to the accounts of plan participants. Currently, we do not make matching contributions under the 401(k) Plan. Participants vest in employer contributions and other employer contributions upon the earlier of: six years of service with Profile Bank (at a rate of 20% per year beginning after 2 years of service), or upon their death, termination of employment due to a disability or attainment of age 65.

Participants have individual accounts under the 401(k) Plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the 401(k) Plan has added another investment alternative, the Profile Bancorp Stock Fund. The Stock Fund permits participants to invest their 401(k) Plan funds in Profile Bancorp common stock. A participant who elects to purchase Profile Bancorp common stock in the offering through the 401(k) Plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using funds outside the 401(k) Plan. See “The Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase the common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants have the right to direct the trustee regarding the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. In connection with the reorganization, Profile Bank intends to adopt an employee stock ownership plan for eligible employees. Eligible employees who are employed by Profile Bank on the closing date of the offering will participate in the Plan as of the closing date. Thereafter, new employees will participate in the employee stock ownership plan upon the completion of one month of service.

We expect to engage a third party trustee to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of Profile Bancorp common stock issued in the reorganization, including shares issued to Profile Bancorp MHC and contributed to the charitable foundation (99,960, 117,600, 135,240 and 155,526 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). We anticipate that the employee stock ownership plan will fund its purchase in the offering through a loan from Profile Bancorp. The loan amount will equal 100% of the aggregate purchase price of the common stock, and will be repaid principally through Profile Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 15-year term of the loan. The fixed interest rate for the employee stock ownership plan loan is expected to be the prime rate, as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account. Shares will be released from the suspense account on a pro rata basis, as the Bank repays the employee stock ownership plan loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants will fully vest in their employee stock ownership plan benefits upon the completion of six years of service. Vesting credit for prior service will be given to reward long-term employees. Participants also become fully vested automatically upon normal retirement, death or disability, a change in control, or the termination of the plan. Participants will generally receive distributions from the plan upon separation from service. Any unvested shares forfeited upon a participant’s termination of employment will be reallocated among the remaining participants, in accordance with the terms of the plan.

Participants may direct the trustee regarding the voting of common stock credited to their employee stock ownership plan accounts. The trustee will vote all allocated shares held in the plan as directed by participants. The trustee will vote all unallocated shares, as well as allocated shares for which it does not receive instructions, in the same ratio as those shares for which participants provide voting instructions, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, Profile Bank will record compensation expense for the leveraged employee stock ownership plan at the fair market value of the shares when committed for release to participant accounts. See “Pro Forma Data.”

The employee stock ownership plan must meet certain requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended (ERISA). We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the plan. We expect, but cannot guarantee, the receipt of a favorable determination letter for the plan.

Future Equity Incentive Plan. Following the stock offering, Profile Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, Profile Bancorp anticipates that the plan will reserve a number of shares of stock for stock options equal to 4.9% of the total shares issued in the stock offering, including shares issued to Profile Bancorp MHC and contributed to the charitable foundation, and reserve a number of shares of restricted stock equal to 1.96% of the total shares issued in the stock offering, including shares issued to Profile Bancorp MHC and contributed to the charitable foundation. Therefore, the number of shares reserved under the plan will range from 174,930 shares, at the minimum of the offering range, to 236,670 shares, at the maximum of the offering range.

Profile Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Profile Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

Profile Bancorp will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. Profile Bancorp will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally will vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but Profile Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Profile Bancorp.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to stockholders for their approval, at which time we will provide stockholders with detailed information about the plan. Under current Office of Thrift Supervision regulations, the plan must be approved by a majority of the votes cast by our stockholders, other than Profile Bancorp MHC.

Transactions with Profile Bank

Loans and Extensions of Credit. The aggregate amount of loans by Profile Bank to its executive officers and directors, and members of their immediate families, was $462,000 at June 30, 2007. As of that date, these loans were performing according to their original terms. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Profile Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

Other Transactions. One of our directors, Leon B. Meader, Jr., is the President and co-owner of Budel Construction Company (“Budel”), which provided services and materials to construct the Bank’s Alton branch office in 2005 and the loan center located adjacent to the Bank’s main office in 2007. The amounts paid to Budel for these services and materials totaled approximately $440,000 and $49,000 for the six months ended June 30, 2007 and 2006, respectively, and $93,000 and $767,000 for the years ended December 31, 2006 and 2005, respectively. Mr. Meader has no specific interest in those payments, but does have a 45% equity interest in Budel. As required by applicable banking regulations, our business relationship with Mr. Meader and Budel has been and will continue to be in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions.

Indemnification for Directors and Officers

Profile Bancorp’s bylaws provide that Profile Bancorp shall indemnify all officers, directors and employees of Profile Bancorp to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Profile Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Profile Bancorp pursuant to its bylaws or otherwise, Profile Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 33% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 4.9% of our outstanding shares at the minimum of the offering range and 3.6% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount
Directors:
Scott A. Brock	5,000	$50,000
John R. Dulude	2,000	20,000
George J. Lazarus	5,000	50,000
William R. Lowe, III	12,500	125,000
Robert B. McCarthy	12,500	125,000
Leon B. Meader, Jr.	12,500	125,000
Kenneth A. Wilman, Jr.	2,500	25,000

Executive Officers Who Are Not Directors:
Janet M. Hand	1,000	10,000
David T. Keefe	500	5,000
Kevin D. Miller	500	5,000

All directors and executive officers as a group (10 persons)	54,000	$540,000

Regulation and Supervision

General

As, respectively, a federal mutual savings and loan holding company and a federal mid-tier savings and loan holding company, Profile Bancorp MHC and Profile Bancorp will be subject to the regulation and supervision of the Office of Thrift Supervision. Further, Profile Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Profile Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Profile Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Profile Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Profile Bancorp, Profile Bancorp MHC and Profile Bank and their operations. Profile Bancorp and Profile Bancorp MHC, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Profile Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Profile Bank, Profile Bancorp and Profile Bancorp MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Profile Bank, Profile Bancorp and Profile Bancorp MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. The activities of federal savings banks are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings institutions, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2007, Profile Bank met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in an amount of up to the lesser of 5% of the savings association’s total assets when it was deemed to have received notice that it was undercapitalized and the amount necessary to achieve compliance with applicable capital regulations. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard. Profile Bank has not received any notice from the Office of Thrift Supervision that it has failed to meet any standard prescribed by the guidelines.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Profile Bank, it is a subsidiary of a holding company. If Profile Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period. Education loans, credit card loans and small business loans may also be considered “qualified thrift investments.” A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of June 30, 2007, Profile Bank maintained 91.0% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Federal law limits Profile Bank’s authority to lend to, and engage in certain other transactions (collectively, “covered transactions”) with, “affiliates” (e.g., any company that controls or is under common control with an institution, including Profile Bancorp, Profile Bancorp MHC and any of their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act generally prohibits loans by Profile Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption for loans by Profile Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Profile Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Profile Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. Federal law also imposes board approval requirements for loans to directors and officers above specified amounts.

There are additional restrictions of the types and amounts of permissible loans to executive officers.

Insurance of Deposit Accounts. Profile Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. The Federal

Deposit Insurance Corporation recently amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”). Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned. Risk Category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Assessment rates are determined by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points. No institution may pay a dividend if in default of the FDIC assessment.

The Reform Act also provided for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996. Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted. Profile Bank’s one-time credit is expected to approximate $83,000. The Reform Act also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

The Reform Act provided the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2007.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Profile Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings institution’s (including consolidated subsidiaries) total assets, condition and complexity of portfolio. The OTS assessments paid by Profile Bank for the fiscal year ended December 31, 2006 totaled $45,000.

Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $45.8 million; a 10% reserve ratio is applied above $45.8 million. The first $8.5 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. The Bank complies with the foregoing requirements.

Federal Home Loan Bank System. Profile Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Profile Bank, as a member of the Federal Home Loan Bank of Boston, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Profile Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2007 of $932,000.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Profile Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Other Regulations

Interest and other charges collected or contracted for by Profile Bank are subject to federal laws concerning interest rates and, as applicable, state usury laws. Profile Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Profile Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”) and the related regulations of the Office of Thrift Supervision, which require savings associations operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering; and

•	The Gramm-Leach-Bliley Act, which placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties.

Holding Company Regulation

General. Profile Bancorp and Profile Bancorp MHC will be savings and loan holding companies within the meaning of federal law. As such, they will be registered with the Office of Thrift Supervision and be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over Profile Bancorp and Profile Bancorp MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Profile Bank.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Profile Bancorp MHC, may generally engage in the following activities: (1) investing in the stock of a bank; (2) acquiring a mutual association through the merger of such association into a bank subsidiary of such holding company or an interim bank subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a bank; and (4) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by Office of Thrift Supervision for multiple savings and loan holding companies. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider, among other things, the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

Although savings and loan holding companies are not currently subject to regulatory capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions. Profile Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will be in place after the proposed offering. Profile Bancorp will be the stock holding company subsidiary of Profile Bancorp MHC. Profile Bancorp will be permitted to engage in activities that are permitted for Profile Bancorp MHC subject to the same restrictions and conditions.

Waivers of Dividends by Profile Bancorp MHC. Office of Thrift Supervision regulations require Profile Bancorp MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from Profile Bancorp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to a waiver if: (i) the waiver would not be detrimental to the safe and sound operation of the savings association; and (ii) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. The Office of Thrift Supervision has recently included a new condition in its approval of dividend waivers which requires a mutual holding company to certify that the dividends declared (distributed and waived) by the mutual holding company for the last two calendar quarters or since the date of its minority stock issuance, whichever is later, and the current year do not exceed cumulative net income of the stock holding company subsidiary. We anticipate that Profile Bancorp MHC will waive dividends that Profile Bancorp may pay, if any.

Conversion of Profile Bancorp MHC to Stock Form. Office of Thrift Supervision regulations permit Profile Bancorp MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new holding company would be formed as the successor to Profile Bancorp, Profile Bancorp MHC’s corporate existence would end, and certain depositors of Profile Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Profile Bancorp MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Profile Bancorp MHC own the same percentage of common stock in the new holding company as they owned in Profile Bancorp immediately before conversion. The total number of shares held by stockholders other than Profile Bancorp MHC after a conversion transaction would be increased by any purchases by such stockholders in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2006. For its 2006 fiscal year, Profile Bank’s maximum federal income tax rate was 34%.

Profile Bancorp and Profile Bank will enter into a tax allocation agreement. Because Profile Bancorp will own 100% of the issued and outstanding capital stock of Profile Bank, Profile Bancorp and Profile Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Profile Bancorp will be the common parent corporation. As a result of this affiliation, Profile Bank may be included in the filing of a consolidated federal income tax return with Profile Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. Prior to 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $2.2 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Profile Bank makes a “non-dividend distribution” to Profile Bancorp as described below.

Distributions. If Profile Bank makes “non-dividend distributions” to Profile Bancorp, the distributions will be considered to have been made from Profile Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of March 31, 1988, to the extent of the “non-dividend distributions,” and then from Profile Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Profile Bank’s taxable income. Non-dividend distributions include distributions in excess of Profile Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Profile Bank’s current or accumulated earnings and profits will not be so included in Profile Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Profile Bank makes a non-dividend distribution to Profile Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Profile Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

New Hampshire Taxation. Profile Bank is subject to New Hampshire income tax at the rate of 8.5% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments.

The Reorganization and Stock Offering

This stock offering is being conducted pursuant to a plan of reorganization and stock issuance approved by the board of directors of Profile Bank. The plan of reorganization and stock issuance must be approved by members of Profile Bank. A special meeting of members has been called for this purpose. The Office of Thrift Supervision also conditionally approved the plan of reorganization and stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization and stock issuance by such agency.

General

On June 19, 2007, the board of directors of Profile Bank unanimously adopted the plan of reorganization and stock issuance by which Profile Bank will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Profile Bancorp will be the mid-tier stock holding company and Profile Bancorp MHC will be the top-tier mutual holding company. Under the terms of the plan of reorganization and stock issuance, Profile Bancorp will own all of the stock of Profile Bank and Profile Bancorp MHC will own at least a majority of Profile Bancorp.

The plan of reorganization and stock issuance also provides that Profile Bancorp will offer up to 49.9% of its common stock to qualifying depositors and borrowers of Profile Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an appraisal of Profile Bank. Most of the terms of this offering are required by the regulations of the Office of Thrift Supervision. The Office of Thrift Supervision approved our plan of reorganization and stock issuance, subject to the fulfillment of certain conditions, including, approval of the plan of reorganization and stock issuance by Profile Bank’s members. The plan of reorganization and stock issuance also provides for the establishment of the Profile Bank Charitable Foundation and our funding of the foundation with shares of our common stock and cash in amount equal to 8.0% of the shares sold in the offering. The establishment of the foundation is subject to a separate vote of Profile Bank’s members. The special meeting of Profile Bank’s members has been called for this purpose on                     , 2007.

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization and stock issuance is available from Profile Bank upon request and is available for inspection at the offices of Profile Bank and at the Office of Thrift Supervision. The plan of reorganization and stock issuance is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that Profile Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization and Offering

Our primary reasons for this reorganization and offering are to:

•	increase the capital of Profile Bank;

•	support future lending and operational growth;

•	support future branching activities and/or the acquisition of financial services companies; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current incentive-based compensation programs.

As part of our business planning process, our board of directors concluded that additional capital was needed in order to increase our profitability and support asset growth and that the best way to accomplish this would be through a reorganization and stock offering. The board of directors considered two options: either (1) a full mutual-to-stock conversion, in which a stock holding company is formed that issues all of its stock to the public, or (2) a mutual holding company reorganization and minority stock issuance, in which a stock holding company is formed that by regulation must issue at least 50.1% of its stock to a newly formed mutual holding company and not more than 49.9% of its stock to the public. The board of directors determined that a minority stock issuance was preferable, because engaging in a full mutual-to-stock conversion would raise more capital than we had current plans to deploy. Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering. Additionally, the board of directors preferred the mutual holding company structure because it provides for the continued control of Profile Bancorp by Profile Bancorp MHC through its majority ownership position. We chose to sell 43.1% of our shares to the public, rather than a smaller portion, because we believe that we are raising the amount of capital we can effectively deploy within a reasonable time period. We chose not to sell more than 43.1% of our shares to the public so that we would have the flexibility to issue authorized but unissued shares to fund future stock benefit plans without exceeding the regulatory limit on the percentage of shares that can be owned by persons other than Profile Bancorp MHC. Finally, as a subsidiary of a mutual holding company with a mid-tier stock holding company, Profile Bank will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. The current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. The new mutual holding company structure will enhance Profile Bank’s ability to compete with other bidders when acquisition opportunities arise by better enabling it to offer stock or cash consideration, or a combination of the two.

The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our stock.

The disadvantages of the offering considered by the board of directors are the additional expense and effort of operating as a public company, the inability of stockholders other than Profile Bancorp MHC to obtain majority ownership of Profile Bancorp and Profile Bank, which may result in the perpetuation of our management and board of directors, and that new forms of corporate ownership and regulatory policies relating to the mutual holding company structure may be adopted from time to time which may have an adverse impact on stockholders other than Profile Bancorp MHC.

Following the offering, a majority of our voting stock will still be owned by Profile Bancorp MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Profile Bancorp MHC will be able to elect all of the members of Profile Bancorp’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than Profile Bancorp MHC will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that Profile Bancorp MHC will not take action adverse to the interests of other stockholders. For example, Profile Bancorp MHC could prevent the sale of control of Profile Bancorp or defeat a candidate for the board of directors of Profile Bancorp or other proposals put forth by stockholders.

This offering does not preclude the conversion of Profile Bancorp MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Profile Bancorp MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary—Possible Conversion of Profile Bancorp MHC to Stock Form.”

Description of the Plan of Reorganization and Stock Issuance

Following receipt of all required regulatory approvals and approval of the plan of reorganization and stock issuance by Profile Bank’s members, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable laws and regulations:

•	Profile Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

•	Interim One will organize Profile Bancorp, a federal stock corporation, as a wholly owned subsidiary;

•	Interim One will then organize an interim federal savings bank as a wholly owned subsidiary (“Interim Two”);

•	Profile Bank will exchange its charter for a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become Profile Bancorp MHC;

•	Interim Two will merge with and into Profile Bank with Profile Bank in stock form surviving as a subsidiary of Profile Bancorp MHC;

•	former members of Profile Bank will become members of Profile Bancorp MHC;

•	Profile Bancorp MHC will contribute 100.0% of the issued common stock of Profile Bank to Profile Bancorp; and

•	the shares of Profile Bancorp common stock issued to Profile Bancorp MHC under step (2) will be cancelled and Profile Bancorp will issue a majority of its common stock to Profile Bancorp MHC.

Concurrently with the reorganization, Profile Bancorp will sell up to 43.1% of its common stock representing up to 43.1% of the pro forma market value of Profile Bank on a fully converted basis. Profile Bank intends to capitalize Profile Bancorp MHC with $50,000 in cash.

As a result of the reorganization, Profile Bank will be organized in stock form and will be wholly owned by Profile Bancorp. The legal existence of Profile Bank will not terminate as a result of the reorganization. Instead, Profile Bank in stock form will be a continuation of Profile Bank in mutual form. All property of Profile Bank, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Profile Bank, or which would inure to Profile Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in Profile Bank in stock form. Profile Bank in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of Profile Bank in the mutual form and will maintain its headquarters and operations at Profile Bank’s present locations.

Effects of Reorganization on Deposits, Borrowers and Members

Continuity. During the reorganization process, the normal business of Profile Bank will continue without interruption, including continued regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After reorganization, Profile Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Profile Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of Profile Bank at the time of reorganization will serve as directors of Profile Bank after the reorganization. The board of directors of Profile Bancorp and Profile Bancorp MHC will be composed solely of the individuals who serve on the board of directors of Profile Bank. All officers of Profile Bank at the time of reorganization will retain their positions after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Profile Bank. All deposit accounts in Profile Bank after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Profile Bank.

After the reorganization, each depositor of Profile Bank will have both a deposit account in Profile Bank and a pro rata ownership interest in the equity of Profile Bancorp MHC based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of Profile Bancorp MHC. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Profile Bancorp MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Profile Bancorp MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Profile Bancorp MHC have no way to realize the value of their ownership interest in Profile Bancorp MHC, except in the unlikely event that Profile Bancorp MHC is liquidated.

After the reorganization, all loans of Profile Bank will retain the same status that they had before the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

Effect on Voting Rights of Members. After the reorganization, Profile Bank will continue to be supervised by its board of directors. Profile Bancorp, as the holder of all of the outstanding common stock of Profile Bank, will have exclusive voting rights with respect to any matters concerning Profile Bank requiring stockholder approval, including the election of directors.

After the reorganization, stockholders of Profile Bancorp will have exclusive voting rights with respect to any matters concerning Profile Bancorp requiring stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Profile Bancorp, Profile Bancorp MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote. However, Profile Bancorp MHC will not be able to control the vote for second-step transactions and implementation of equity incentive plans, each of which require, under current Office of Thrift Supervision regulations and policies, approval by the stockholders other than Profile Bancorp MHC.

As a federally chartered mutual holding company, Profile Bancorp MHC will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts of Profile Bank will become members of Profile Bancorp MHC. Such persons will be entitled to vote on all questions requiring action by the members of Profile Bancorp MHC, including the election of directors of Profile Bancorp MHC. In addition, all persons who become depositors of Profile Bank following the reorganization will have membership rights with respect to Profile Bancorp MHC. Borrowers of Profile Bank who were borrower members of Profile Bank at the time of the reorganization will become members of Profile Bancorp MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

Effect on Liquidation Rights. In the unlikely event of a complete liquidation of Profile Bank before the completion of the reorganization, each depositor would receive a pro rata share of any assets of Profile Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in Profile Bank at the time of liquidation.

In the unlikely event of a complete liquidation of Profile Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Profile Bank. Except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Profile Bank above that amount. Instead, the holder of Profile Bank’s common stock (i.e., Profile Bancorp) would be entitled to any assets remaining upon a liquidation of Profile Bank.

In the unlikely event of a complete liquidation of Profile Bancorp after the reorganization, the stockholders of Profile Bancorp, including Profile Bancorp MHC, would be entitled to receive the remaining assets of Profile Bancorp, following payment of all debts, liabilities and claims of greater priority of or against Profile Bancorp.

In the unlikely event of a complete liquidation of Profile Bancorp MHC after the reorganization, all depositors of Profile Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Profile Bancorp MHC remaining after payment of all debts and claims of creditors. Any “second step” conversion of Profile Bancorp MHC to stock form would not be considered a liquidation.

There are no plans to liquidate Profile Bank, Profile Bancorp or Profile Bancorp MHC in the future.

Subscription Offering and Subscription Rights

Under the plan of reorganization and stock issuance, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Profile Bank with balances aggregating $50 or more (“qualifying deposits”) as of March 31, 2006 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in Profile Bank as of September 30, 2007 (“supplemental eligible account holders”), other than our officers, directors and their associates.

4.	Depositors of Profile Bank as of [Voting Record Date], who are not eligible or supplemental eligible account holders, and borrowers of Profile Bank who had loans outstanding on July 26, 2007 that continue to be outstanding as of [Voting Record Date] (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and stock issuance. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$100,000 of common stock (which equals 10,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Profile Bancorp MHC; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $             million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Profile Bancorp or Profile Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Profile Bank in the one year period preceding March 31, 2006.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at March 31, 2006. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock issued in the offering, including shares issued to Profile Bancorp MHC and contributed to the charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 3.92% of the shares issued in the offering, including shares issued to Profile Bancorp MHC and contributed to the charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization and stock issuance. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$100,000 of common stock (which equals 10,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Profile Bancorp MHC; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $             million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2007. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $100,000 of common stock (which equals 10,000 shares) or one-tenth of 1% of the total offering of common stock issued to persons other than Profile Bancorp MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [Voting Record Date] or each loan from Profile Bank that was outstanding on July 26, 2007 that continues to be outstanding on [Voting Record Date]. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of reorganization and stock issuance, will terminate at         :00         .m., Eastern time, on [Date 1], 2007. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our statement savings rate and without deduction of any fees and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization and stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. It is illegal to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization and stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. Illegal transfers of subscription rights, including agreements made prior to completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a direct community offering. In the direct community offering, preference will be given to natural persons and trusts of natural persons who are residents of Belknap, Carroll and Strafford Counties, New Hampshire.

We will consider a person to be a resident of Belknap, Carroll or Strafford County if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with or subsequent to the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to modify or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other brokers-dealers who are NASD member firms. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares). We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and stock issuance and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds with interest; promptly return all funds with interest, set a new offering range and give all subscribers the opportunity to place a new order for shares of Profile Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of reorganization and stock issuance provides for the following purchase limitations:

•

The aggregate amount of our outstanding common stock owned or controlled by persons other than Profile Bancorp MHC at the close of the offering must be less than 50% of our total outstanding common stock.

•	No individual (or individuals on a single deposit account) may purchase more than $100,000 of common stock (which equals 10,000 shares), subject to increase as described below.

•

Except for our tax-qualified employee benefit plans, no person together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $125,000 of the common stock (which equals 12,500 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•

The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee plan or any management person and his or her associates may not exceed 4.9% of the (i) outstanding shares of common stock at the conclusion of the offering or (ii) the stockholders’ equity of Profile Bancorp at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•

The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, may not exceed 4.9% of (i) the outstanding shares of common stock at the conclusion of the offering or (ii) the stockholders’ equity of the Profile Bancorp at the conclusion of the offering.

•

The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, may not exceed 25% of the outstanding common stock held by persons other than Profile Bancorp MHC.

•

The aggregate amount of common stock acquired in the offering by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or persons in the secondary market, may not exceed 33% of (i) the outstanding shares of common stock held by persons other than Profile Bancorp MHC at the conclusion of the offering or (ii) the stockholders’ equity of Profile Bancorp held by persons other than Profile Bancorp MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such persons will not be counted.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering to persons other than Profile Bancorp MHC. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

In the event that the maximum purchase limitation represents more than 2% of the shares sold in the offering, orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all available shares have been allocated.

In the event that we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of reorganization and stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization and stock issuance, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of reorganization and stock issuance defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than Profile Bancorp MHC, Profile Bancorp or Profile Bank or a majority-owned subsidiary of Profile Bancorp MHC, Profile Bancorp or Profile Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Profile Bancorp MHC, Profile Bancorp or Profile Bank or any of their subsidiaries.

For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization and stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill & Partners, L.P. All prospective purchasers are to send payment directly to Profile Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the NASD, as our marketing agent in connection with the reorganization and the offering of our common stock. In its role as our marketing agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

•	consulting as to the securities market implications of any aspect of the plan of reorganization and stock issuance;

•	reviewing with our board of directors the financial impact of the offering on our company, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the reorganization.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families and shares contributed to the charitable foundation. We have made an advance payment of $25,000 to Sandler O’Neill & Partners, L.P. for expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, Sandler O’Neill & Partners, L.P. will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill & Partners, L.P. and other NASD member firms in the syndicated community offering will not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill & Partners, L.P. for its legal fees and expenses associated with its marketing effort, up to a maximum of $65,000. If the plan of reorganization and stock issuance is terminated or if Sandler O’Neill & Partners, L.P. terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill & Partners, L.P. to act as records management agent in connection with the offering. In its role as conversion agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of accounts and vote calculation; (2) preparation of proxy and stock order forms; (3) organization and supervision of the conversion center; (4) special meeting services; and (5) subscription services. For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill & Partners, L.P. for these services.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

Description of Sales Activities

Profile Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our conversion center. The conversion center is expected to operate Monday through Friday 10:00 a.m. to 4:00 p.m., Eastern time, throughout the subscription offering. It is expected that at any particular time one or more Sandler O’Neill & Partners, L.P. employees will be working at the conversion center. Employees of Sandler O’Neill & Partners, L.P. will be responsible for responding to questions regarding the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill & Partners, L.P. or by the selected dealers managed by Sandler O’Neill & Partners, L.P. Profile Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Profile Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Profile Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of Profile Bank’s officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the reorganization.

None of Profile Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Profile Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus.

Termination of Offering; Rejection of Orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at Profile Bank’s applicable statement savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization and stock issuance.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form. We will not be required to accept orders submitted on photocopied or facsimilied stock order forms. All order forms must be received by our conversion center (not postmarked) prior to         :00         .m., Eastern time on [Date 1], 2007. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Profile Bank. You may submit your order form and payment in one of three ways: by mail using the reply envelope provided; by overnight delivery to the indicated address noted on the form; or by hand delivery to the conversion center located at our main office. Order forms may not be delivered to Profile Bank’s branch office. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the acceptability of the order forms will be final.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. When entering the stock registration on your stock order form, you should not add the name(s) of persons without subscription rights, or who qualify only in a lower purchase priority than you. Joint registration of shares purchased in the subscription offering will be allowed only if the qualifying deposit account is so registered.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•

Personal check, bank draft or money order made payable directly to Profile Bancorp, Inc. (you may not remit Profile Bank line of credit checks, and we will not accept third party checks, including those payable to you and endorsed over to Profile Bancorp, Inc.); or

•	Authorization of withdrawal from the types of Profile Bank deposit account(s) provided for on the stock order form.

In the case of payments made by check or money order, these funds must be available in the account(s) when the order is received. Please do not overdraft your Profile Bank account(s). No wire transfers will be accepted.

Checks and money orders will be cashed immediately and the subscription funds will be held by Profile Bank or, at our discretion, in an escrow account at an independent insured depository institution.

Interest will be paid on payments made by check, bank draft or money order at our statement savings rate from the date payment is received at the conversion center until the completion or termination of the offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the statement savings rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. On your stock order form, please do not designate a withdrawal from accounts with check-writing privileges. Please submit a check instead. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our statement savings rate. You may not authorize direct withdrawal from a Profile Bank IRA. If you wish to use funds in your Profile Bank IRA to purchase shares of our common stock, please refer to the following section.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using IRA Funds To Purchase Shares. Our individual retirement accounts (IRAs) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the conversion center at least two weeks before [Date 1], 2007 because processing such transactions takes additional time.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value on a fully converted basis, as determined by an independent appraisal. The term “fully converted” means that the appraiser assumed that 100% of our stock had been sold to the public. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $30,000 for its appraisal services, plus $5,000 for each valuation update and reasonable out-of-pocket expenses not to exceed $6,000. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our reorganization and stock issuance applications as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded subsidiaries of mutual holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the reorganization;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized five selected valuation procedures, the price/book method, the price/tangible book method, the price/earnings method, the price/core earnings method and the price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” RP Financial placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. RP Financial compared the pro forma price/tangible book and price/core earnings ratios for Profile Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of 10 publicly traded subsidiaries of mutual holding companies with five companies based in the Mid-Atlantic and five companies based in the Midwest. The peer group included companies with:

•	average assets of $306.0 million;

•	average non-performing assets of 0.42% of total assets;

•	average loans of 69.0% of total assets;

•	average equity of 17.4% of total assets; and

•	average net income of 0.88% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of August 31, 2007, our estimated pro forma market value on a fully converted basis was within the valuation range of $25.5 million and $34.5 million with a midpoint of $30.0 million.

The following table presents a summary of selected pricing ratios for Profile Bancorp on a fully-converted basis, for the peer group companies on a fully-converted basis and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Profile Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 11.7% on a price-to-earnings basis and a discount of 18.7% on a price-to-tangible book value basis.

	Fully Converted Basis
	Price to Earnings Multiple(1)	Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Profile Bancorp (pro forma):
Minimum	21.67x	61.54%	61.54%
Midpoint	24.63	66.45	66.45
Maximum	27.40	70.62	70.62
Maximum, as adjusted	30.36	74.68	74.68
Peer Group (on a fully-converted basis):
Average	24.53x	83.76%	86.89%
All fully-converted, publicly-traded thrifts:
Average	19.97	130.65	149.25

(1)	Ratios for Profile Bancorp are based on earnings for the twelve months ended June 30, 2007 and share prices as of August 31, 2007. For the Peer Group, ratios are as of or for the twelve months ended June 30, 2007, or the latest date available.
(2)	Ratios are based on book value as of June 30, 2007 and share prices as of August 31, 2007. For the peer group, ratios are as of or for the twelve months ended June 30, 2007, or the latest date available.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Our board of directors determined that 43.1% of the shares of our common stock should be sold in the offering at a purchase price of $10.00 per share. Multiplying this percentage by RP Financial’s valuation range yielded an offering range of $10,990,500 to $14,869,500, with a midpoint of $12,930,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 1,099,050 and 1,486,950 shares, with a midpoint of 1,293,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 1,709,993 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Profile Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers and their associates may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Profile Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of reorganization and stock issuance, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering and contributed to the charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to New Hampshire tax laws, that no gain or loss will be recognized by Profile Bank, Profile Bancorp or Profile Bancorp MHC as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. The tax opinions summarized below address all material federal income tax consequences that are generally applicable to Profile Bank, Profile Bancorp and Profile Bancorp MHC, persons receiving subscription rights and all investors who purchase stock in the offering.

Muldoon Murphy & Aguggia LLP has issued an opinion to Profile Bank that, for federal income tax purposes, concludes that:

•

the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and Profile Bank (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

•	the basis of each asset of the Mutual Bank held by the Stock Bank immediately after the reorganization will be the same as the Mutual Bank’s basis for such asset immediately before the reorganization;

•

the holding period of each asset of the Mutual Bank received by the Stock Bank immediately after the reorganization will include the period during which such asset was held by the Mutual Bank before the reorganization;

•

for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382 and 384), including the Mutual Bank’s bad debt reserves and earnings and profits, will be taken into account by the Stock Bank as if the reorganization had not occurred;

•

the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

•

no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount and upon the same terms as their deposits in the Mutual Bank;

•

with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in Profile Bancorp MHC, the exchange will qualify as an exchange of property for stock under Internal Revenue Code Section 351, the initial stockholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to Profile Bancorp MHC of the shares of the Stock Bank they constructively received and Profile Bancorp MHC will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

•	with respect to Profile Bancorp MHC’s transfer of 100.0% of the common stock of the Stock Bank to Profile Bancorp, Profile Bancorp will recognize no gain or loss upon its transfer of 100.0% of the common stock of the Stock Bank from Profile Bancorp MHC and Profile Bancorp MHC will recognize no gain or loss upon its transfer of 100.0% of the common stock of the Stock Bank from Profile Bancorp MHC to Profile Bancorp;

•

it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Profile Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•

it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 9th and 10th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Profile Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Profile Bank has also received an opinion from Shatswell, MacLeod & Company, P.C., that, assuming the reorganization does not result in any federal income tax liability to Profile Bank, its account holders, or Profile Bancorp, implementation of the plan of reorganization and stock issuance will not result in any New Hampshire income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Shatswell, MacLeod & Company, P.C. are filed as exhibits to the registration statement that Profile Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization and stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization and stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization and stock issuance as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of reorganization and stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of reorganization and stock issuance will be terminated and we will continue our business as a wholly owned subsidiary of Profile Bancorp MHC. We may terminate the plan of reorganization and stock issuance at any time.

Profile Bank Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish a charitable foundation in connection with the reorganization. We have established Profile Bank Charitable Foundation as a nonstock Delaware corporation to serve as the charitable foundation. The foundation will be funded with shares of our common stock and cash in an amount equal to 8.0% of the shares sold in the offering. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. Profile Bank Charitable Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the reorganization, such activities are not our sole corporate purpose. Profile Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that Profile Bank Charitable Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and may enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of Profile Bank Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the reorganization. Profile Bank Charitable Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to Profile Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. For the years ended December 31, 2006 and 2005, we contributed $39,000 and $31,000, respectively, to community organizations. We expect to continue making charitable contributions and donations within our community. In connection with the closing of the offering, we intend to contribute Profile Bancorp’s common stock and cash in an amount equal to 8.0% of the public offering, which equals $534,000 in cash and 65,550 shares of Profile Bancorp’s common stock to Profile Bank Charitable Foundation at the maximum of the offering range.

Structure of the Charitable Foundation

Profile Bank Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Certificate of Incorporation of Profile Bank Charitable Foundation will provide that Profile Bank Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected our current board of directors to serve as the initial board of directors of the foundation. We also will select one additional person to serve on the foundation’s board of directors who will not be one of our officers or directors. As required by Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the foundation may alter the size and composition of its board of directors. However, for five years after the reorganization, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.

The board of directors of Profile Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a non-profit corporation, directors of Profile Bank Charitable Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of Profile Bank Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by Profile Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

Profile Bank Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of Profile Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

Profile Bank Charitable Foundation will receive working capital from: (1) any cash on hand and any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Profile Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by Profile Bank Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by Profile Bank Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Profile Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Profile Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Profile Bank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Profile Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to Profile Bank Charitable Foundation on the amount of common stock to be sold in the reorganization. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock and cash to Profile Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, less the nominal amount that Profile Bank Charitable Foundation is required to pay us for such stock, plus the amount of cash contributed. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to Profile Bank Charitable Foundation. We estimate that we will have sufficient income in the year in which the contribution is made and for the five-year period thereafter so that substantially all of the contribution should be deductible under federal law over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to Profile Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Profile Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to Profile Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See “Risk Factors—Risks Related to the Formation of the Charitable Foundation—Our contribution to Profile Bank Foundation may not be tax deductible, which could reduce our profits.”

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Profile Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Profile Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations will impose the following conditions on the establishment of Profile Bank Charitable Foundation:

•	the Office of Thrift Supervision can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

•	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the reorganization, Profile Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of Profile Bancorp

General

The plan of reorganization and stock issuance provides that Profile Bank will reorganize into the “two-tier” federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws of Profile Bancorp. Certain provisions in the charter and bylaws of Profile Bancorp may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

Profile Bancorp MHC will own a majority of the outstanding common stock of Profile Bancorp after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. For example, Profile Bancorp MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of Profile Bancorp. It will not be possible for another entity to acquire Profile Bancorp without the consent of Profile Bancorp MHC. Profile Bancorp MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Profile Bancorp.

Charter and Bylaws of Profile Bancorp

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Beneficial Ownership Limitation. Our charter provides that for a period of five years from the date of the consummation of the initial stock offering of Profile Bancorp, no person other than Profile Bancorp MHC may acquire directly or indirectly the beneficial ownership of more than 10% of any class of an equity security of Profile Bancorp. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which Profile Bancorp fully converts from the mutual holding company form of organization.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Profile Bancorp.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Our bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The charter of Profile Bancorp provides that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Qualification. The bylaws provide that no person will be eligible to serve on the board of directors who (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, or (2) is a person against who a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

The bylaws also provide that to be eligible to serve on the board of directors, a person must reside within a county in which we maintain an office or in a county contiguous to such county in the State of New Hampshire or in a contiguous state. In addition, no person 70 years of age is eligible for election, reelection, appointment or reappointment to the board of directors, provided that such age limitation does not limit the ability of a director to complete the term in which such director attains the age of 70.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting or by unanimous written consent. The bylaws provide that the chairman of the board of directors, the president or a majority of the board of directors or holders of 10% or more of our outstanding shares may request the calling of a special meeting. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called in accordance with the provisions of the bylaws. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Stockholder Nominations. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the board of directors or by a stockholder who has given appropriate notice to Profile Bancorp before the meeting. Stockholder nominations must be in writing and delivered to the Secretary of Profile Bancorp at least 30 days prior to the date of the annual meeting, provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made, notice by a stockholder of his or her intention to nominate a director must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made.

Stockholder Proposals. A stockholder may not bring new business before an annual meeting unless the stockholder has given Profile Bancorp appropriate notice of its intention to bring that business before the meeting. A stockholder may propose new business at an annual meeting; however, such business must be stated in writing and filed with Profile Bancorp’s Secretary at least 30 days before the date of the annual meeting, provided however, that when public notice of the date of the annual meeting is less than 40 days, notice by the stockholder of a proposal must not be received later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was made to the public. Additionally, if such proposal is not presented, in writing, to Profile Bancorp’s Secretary at least 30 days prior to such meeting, such nomination or proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. A stockholder who desires to raise new business must provide certain information to Profile Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Profile Bancorp MHC must always own a majority of our common stock.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Restrictions on Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, in June 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. The Office of Thrift Supervision will require empirical data that demonstrates that the minority stockholders are receiving a reasonable value in proportion to their interest in the company. If any of the pricing parameters specified by the Office of Thrift Supervision are exceeded, the Office of Thrift Supervision will consider requiring that the transaction be approved by a majority of the votes eligible to be cast by the members of the acquiring mutual and the target mutual holding company without the use of running proxies.

Since the Office of Thrift Supervision policy on remutualization transactions was issued, there has been only two such transactions announced. It is likely that the pricing parameters imposed by the Office of Thrift Supervision policy will make remutualization transactions less attractive to mutual holding companies.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Profile Bancorp Capital Stock

The common stock of Profile Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Profile Bancorp is authorized to issue 14,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Profile Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization and stock issuance, all stock will be duly authorized, fully paid and nonassessable. Profile Bancorp will not issue any shares of preferred stock in the offering.

Common Stock

Dividends. Profile Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by Profile Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Profile Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of Profile Bancorp. If Profile Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the reorganization, the holders of common stock of Profile Bancorp MHC will possess exclusive voting rights in Profile Bancorp. They will elect Profile Bancorp’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Profile Bancorp,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Profile Bancorp issues preferred stock, holders of Profile Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Profile Bank, Profile Bancorp, as the sole holder of Profile Bank’s capital stock, would be entitled to receive all of Profile Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Profile Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Profile Bancorp, the holders of its common stock would be entitled to receive all of the assets of Profile Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Profile Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Profile Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Profile Bancorp will not issue any preferred stock in the offering and it has no current plans to issue any preferred stock after the offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C. The federal tax consequences of the reorganization and stock offering have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the reorganization and stock offering have been opined upon by Shatswell, MacLeod & Company, P.C. Muldoon Murphy & Aguggia LLP and Shatswell, MacLeod & Company, P.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C..

Experts

The financial statements of Profile Bank as of December 31, 2006 and 2005, and for each of the years in the two year period ended December 31, 2006 included in this prospectus and in the registration statement have been audited by Shatswell, MacLeod & Company, P.C., West Peabody, Massachusetts, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Change in Accountants

Prior to this offering, Profile Bank’s financial statements were audited by Macdonald Page & Co. LLC. In connection with Profile Bank’s preparation for this reorganization and offering, on February 20, 2007, Macdonald Page & Co. LLC resigned and Profile Bank engaged Shatswell, MacLeod & Company, P.C. to audit the financial statements of Profile Bank as of December 31, 2006 and 2005, and for each of the two years in the period ended December 31, 2006, included in this prospectus and the registration statement. Before its engagement, Profile Bank did not consult Shatswell, MacLeod & Company, P.C. regarding either: (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Profile Bank’s financial statements; or (2) on any matter that was subject of a disagreement with its former accountants or on any matter that was a reportable event.

Macdonald Page & Co. LLC’s reports on the financial statements of Profile Bank for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles. The resignation of Macdonald Page & Co. LLC and the engagement of Shatswell,

MacLeod & Company, P.C. was due to the stock offering and associated registration requirements, including the need for Profile Bank’s financial statements to be audited by an accounting firm registered with the Public Company Accounting Oversight Board (the “PCAOB”). Macdonald Page & Co. LLC is not registered with the PCAOB. The engagement of Shatswell, MacLeod & Company, P.C. was approved by the board of directors of Profile Bank.

There has not been any disagreement between Macdonald Page & Co. LLC and Profile Bank with respect to the financial statements for 2006 or 2005 or during the subsequent period through the date of this prospectus, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Macdonald Page & Co. LLC, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. Nor have any of Macdonald Page & Co. LLC’s reports on the financial statements of Profile Bank contained an adverse opinion or a disclaimer of opinion, or any modification as to uncertainty, audit scope, or accounting principles. Macdonald Page & Co. LLC has furnished a letter addressed to the Securities and Exchange Commission and filed as an exhibit to Profile Bancorp’s registration statement stating its agreement with the statements made herein.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering, including the shares to be contributed to Profile Bank Charitable Foundation. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Profile Bancorp has filed an application for approval of the plan of reorganization and stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of reorganization and stock issuance and Profile Bancorp’s charter and bylaws are available without charge from Profile Bank.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Financial Statements of

Profile Bank, FSB

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Profile Bancorp have not been included in this prospectus because Profile Bancorp has not been incorporated as of the date of this prospectus, has engaged only in organizational activities and has no significant assets, contingent or other liabilities, revenues or expenses.

The Board of Directors

Profile Bank, FSB

Rochester, New Hampshire

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Profile Bank, FSB as of December 31, 2006 and 2005 and the related statements of income, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Profile Bank, FSB as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

June 25, 2007

PROFILE BANK, FSB

BALANCE SHEETS

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$4,164,243	$4,409,773	$4,847,510
Money market mutual funds	349,721	247,376	530,814
Federal Home Loan Bank overnight deposits	1,205,010	134,483	841,721

Total cash and cash equivalents	5,718,974	4,791,632	6,220,045
Interest-bearing time deposits in other banks	1,980,000	1,982,000	2,082,205
Investments in available-for-sale securities (at fair value)	5,230,970	16,509,304	19,855,242
Investments in held-to-maturity securities (fair values of $14,676,414 as of June 30, 2007 (unaudited), $17,266,924 as of December 31, 2006 and $20,960,226 as of December 31, 2005)	15,040,673	17,650,385	21,361,315
Federal Home Loan Bank stock, at cost	932,400	932,400	1,045,000
Loans held-for-sale	—	117,373	—
Loans, net of allowance for loan losses of $467,542 as of June 30, 2007 (unaudited), $467,542 as of December 31, 2006 and $476,178 as of December 31, 2005	100,720,032	96,843,227	83,845,468
Premises and equipment	4,299,368	3,160,206	2,690,837
Investment in real estate	658,979	664,967	628,378
Accrued interest receivable	331,065	421,970	344,555
Cash surrender value of life insurance policies	75,000	73,993	181,968
Deferred tax asset, net	441,550	388,497	391,295
Income taxes receivable	—	71,945	111,635
Other assets	360,761	136,514	142,043

Total assets	$135,789,772	$143,744,413	$138,899,986

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$10,386,272	$8,885,584	$7,849,633
Interest-bearing	100,617,260	100,672,415	99,736,208

Total deposits	111,003,532	109,557,999	107,585,841
Federal Home Loan Bank advances	3,600,000	13,500,000	11,600,000
Income taxes payable	52,441	—	—
Other liabilities	722,140	702,795	599,724

Total liabilities	115,378,113	123,760,794	119,785,565

Commitments and contingencies (Note 14)

Equity:
Retained earnings	20,622,824	20,180,196	19,244,445
Accumulated other comprehensive loss	(211,165)	(196,577)	(130,024)

Total equity	20,411,659	19,983,619	19,114,421

Total liabilities and equity	$135,789,772	$143,744,413	$138,899,986

The accompanying notes are an integral part of these financial statements.

PROFILE BANK, FSB

STATEMENTS OF INCOME

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$3,177,793	$2,707,359	$5,710,064	$4,630,580
Interest on debt securities:
Taxable	600,946	834,839	1,647,206	1,827,126
Tax-exempt	64,361	39,468	94,696	1,767
Dividends on Federal Home Loan Bank stock	28,109	24,778	61,443	44,154
Other interest income	54,840	24,381	61,048	44,687

Total interest and dividend income	3,926,049	3,630,825	7,574,457	6,548,314

Interest expense:
Interest on deposits	1,318,542	996,160	2,228,562	1,485,551
Interest on Federal Home Loan Bank advances	223,668	306,902	623,791	411,404

Total interest expense	1,542,210	1,303,062	2,852,353	1,896,955

Net interest and dividend income	2,383,839	2,327,763	4,722,104	4,651,359

Noninterest income:
Fees and charges on deposit accounts	113,383	115,656	232,014	219,087
Fees and service charges on loans	34,007	28,270	55,873	71,671
Net gain (loss) on sales of available-for-sale securities	970	(4,341)	(4,341)	(17,712)
Writedown of securities	—	—	—	(336,949)
Other service charges and fees	37,078	38,714	81,845	74,040
Proceeds from life insurance	—	—	—	97,343
Other income	38,337	38,309	73,438	43,165

Total noninterest income	223,775	216,608	438,829	150,645

Noninterest expense:
Salaries and employee benefits	951,153	883,026	1,809,436	1,687,165
Occupancy expense	134,427	111,739	221,806	195,102
Equipment expense	82,948	85,671	173,008	170,730
Data processing	174,645	160,555	306,730	328,280
Advertising expense	99,830	174,163	319,534	253,158
Supplies	38,254	40,856	85,501	110,812
Directors compensation	69,810	51,010	98,020	86,367
Insurance expense	43,726	39,259	77,685	75,930
Other expense	338,919	318,689	608,832	559,201

Total noninterest expense	1,933,712	1,864,968	3,700,552	3,466,745

Income before income tax expense	673,902	679,403	1,460,381	1,335,259
Income tax expense	231,274	243,612	524,630	568,513

Net income	$442,628	$435,791	$935,751	$766,746

The accompanying notes are an integral part of these financial statements.

PROFILE BANK, FSB

STATEMENTS OF CHANGES IN EQUITY

For the Six Months Ended June 30, 2007 (unaudited) and the Years Ended December 31, 2006 and 2005

	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2004	$18,477,699	$(135,656)	$18,342,043
Comprehensive income:
Net income	766,746	—	—
Net change in unrealized holding loss on available-for-sale securities, net of tax effect	—	5,632	—
Comprehensive income	—	—	772,378

Balance, December 31, 2005	19,244,445	(130,024)	19,114,421
Comprehensive income:
Net income	935,751	—	—
Other comprehensive loss, net of tax effect	—	(66,553)	—
Comprehensive income	—	—	869,198

Balance, December 31, 2006	20,180,196	(196,577)	19,983,619
Comprehensive income:
Net income	442,628	—	—
Other comprehensive loss, net of tax effect	—	(14,588)	—
Comprehensive income	—	—	428,040

Balance, June 30, 2007 (unaudited)	$20,622,824	$(211,165)	$20,411,659

Reclassification disclosure:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Net unrealized holding gains (losses) on available-for-sale securities	$(23,188)	$(82,227)	$8,026	$(366,486)
Reclassification adjustment for net realized (gains) losses in net income	(970)	4,341	4,341	354,661

Other comprehensive income (loss) before income tax effect	(24,158)	(77,886)	12,367	(11,825)
Income tax (expense) benefit	9,570	30,852	(4,900)	17,457

Unrealized holding gains on available-for-sale securities, net of tax	(14,588)	(47,034)	7,467	5,632

Adjustment to initially apply SFAS No. 158	—	—	(122,570)	—
Income tax benefit	—	—	48,550	—

SFAS No. 158 pension liability, net of tax	—	—	(74,020)	—

Other comprehensive (loss) income, net of tax	$(14,588)	$(47,034)	$(66,553)	$5,632

Accumulated other comprehensive loss consists of the following:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Net unrealized holding losses on available-for-sale securities, net of taxes	$137,145	$177,058	$122,557	$130,024
Adjustment to initially apply SFAS No. 158, net of tax	74,020	—	74,020	—

	$211,165	$177,058	$196,577	$130,024

The accompanying notes are an integral part of these financial statements.

PROFILE BANK, FSB

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Cash flows from operating activities:
Net income	$442,628	$435,791	$935,751	$766,746
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gain) loss on sales of available-for-sale securities	(970)	4,341	4,341	17,712
Net amortization of securities	32,569	37,145	67,389	107,370
Writedown of securities	—	—	—	336,949
Decrease (increase) in loans held-for-sale	117,373	—	(117,373)	—
Change in deferred loan origination fees, net	(13,886)	(3,597)	(8,959)	38,882
Depreciation and amortization	67,008	83,670	164,653	152,346
Benefit from bank owned life insurance	(1,007)	—	—	(97,343)
Decrease (increase) in accrued interest receivable	90,905	(33,678)	(77,415)	(92,242)
(Increase) decrease in other assets	(224,247)	(11,793)	5,529	18,387
Deferred tax (benefit) expense	(43,483)	34,201	46,448	(15,644)
Decrease (increase) in taxes receivable	71,945	70,389	39,690	(70,187)
Increase in taxes payable	52,441	—	—	—
(Decrease) increase in accrued interest payable	(36,825)	18,092	21,580	(8,066)
Increase (decrease) in other liabilities	56,170	51,434	(41,079)	(23,121)

Net cash provided by operating activities	610,621	685,995	1,040,555	1,131,789

Cash flows from investing activities:
Purchases of interest-bearing time deposits in other banks	(793,000)	(99,795)	(199,795)	(100,000)
Proceeds from maturities of interest-bearing time deposits in other banks	795,000	200,000	300,000	600,795
Purchases of available-for-sale securities	(149,183)	(274,160)	(573,554)	(504,445)
Proceeds from sales of available-for-sale securities	10,777,768	2,416,000	2,416,000	655,000
Proceeds from maturities of available-for-sale securities	617,627	759,511	1,488,961	2,460,628
Purchases of held-to-maturity securities	—	(2,420,000)	(2,420,000)	(655,000)
Proceeds from maturities of held-to-maturity securities	2,586,077	4,554,903	6,086,098	4,666,471
Purchases of Federal Home Loan Bank stock	—	(5,900)	(5,900)	(132,800)
Proceeds from redemption of Federal Home Loan Bank stock	—	—	118,500	—
Loan originations and principal collections, net	(3,862,919)	(6,928,691)	(12,988,800)	(11,976,593)
Capital expenditures—premises and equipment	(1,200,182)	(56,092)	(624,003)	(269,176)
Capital expenditures—investment in real estate	—	(45,330)	(46,608)	(632,234)
Premium paid on bank owned life insurance	—	—	(3,500)	(12,028)
Proceeds from bank owned life insurance	—	—	111,475	178,516

Net cash used in investing activities	8,771,188	(1,899,554)	(6,341,126)	(5,720,866)

PROFILE BANK, FSB

STATEMENTS OF CASH FLOWS

(continued)

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Cash flows from financing activities:
Net (decrease) increase in demand deposits, savings and NOW deposits	372,467	(5,063,194)	(11,095,992)	2,414,115
Net increase in time deposits	1,073,066	3,996,783	13,068,150	6,906,484
Net change in short-term advances from Federal Home Loan Bank	(3,700,000)	(4,000,000)	(3,700,000)	(2,800,000)
Long-term advances from Federal Home Loan Bank	—	6,000,000	6,000,000	—
Payments on long-term advances from Federal Home Loan Bank	(6,200,000)	(400,000)	(400,000)	(600,000)

Net cash provided by financing activities	(8,454,467)	533,589	3,872,158	5,920,599

Net increase (decrease) in cash and cash equivalents	927,342	(679,970)	(1,428,413)	1,331,522
Cash and cash equivalents at beginning of period	4,791,632	6,220,045	6,220,045	4,888,523

Cash and cash equivalents at end of period	$5,718,974	$5,540,075	$4,791,632	$6,220,045

Supplemental disclosures:
Interest paid	$1,486,040	$1,284,970	$2,830,773	$1,905,021
Income taxes paid	$150,371	$139,022	$438,492	$654,344

The accompanying notes are an integral part of these financial statements.

PROFILE BANK, FSB

NOTES TO FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2007 and 2006 (unaudited) and Years Ended December 31, 2006 and 2005

NOTE 1—NATURE OF OPERATIONS

Profile Bank, FSB (the “Bank”) operates as a federally chartered savings institution with a main office in Rochester, New Hampshire and two branch offices in Sanbornville and Alton, New Hampshire. The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in mortgage loans secured by one-to four-family residences and commercial properties, consumer loans and mortgage-backed securities.

NOTE 2—ACCOUNTING POLICIES

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the savings institution industry. The financial statements were prepared using the accrual method of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the financial statements and other data contained herein.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION:

The data presented for the six months ended June 30, 2007 and 2006 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2007.

The financial statements include the accounts of the Bank and its wholly-owned subsidiary, Profile Asset Management, LLC. As a New Hampshire-charted limited liability company, Profile Asset Management’s purpose is to manage and hold certain real estate associated with Profile Bank’s Alton, New Hampshire location. Since its formation, Profile Asset Management, LLC has been inactive.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, money market mutual funds and Federal Home Loan Bank overnight deposits.

Cash and due from banks as of June 30, 2007 and December 31, 2006 and 2005 includes $1,097,000 (unaudited), $1,192,000 and $2,022,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Bank classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Bank has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

•

Held-to-maturity securities are measured at amortized cost in the balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of equity. They are merely disclosed in the notes to the financial statements.

•

Available-for-sale securities are carried at fair value on the balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

•	Trading securities are carried at fair value on the balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS HELD-FOR-SALE:

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. No losses have been recorded.

LOANS:

Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees, costs on originated loans or unamortized premiums or discounts on purchased loans.

Interest on loans is recognized on a simple interest basis.

Loan origination, commitment fees and certain direct origination costs are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts over the contractual life of the related loans.

Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets. Useful lives are 7 to 50 years for bank buildings and land improvements and 5 to 39 years for furniture and equipment.

INVESTMENT IN REAL ESTATE:

Investment in real estate is carried at the lower of cost or estimated fair value. Lease income is included in other income and expenses for maintaining these assets are included in other expense. The building is being depreciated over its estimated useful life.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring.” These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any write-down from cost to estimated fair value, required at the time of foreclosure or classification as in-substance foreclosure, is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are included in other expense.

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

ADVERTISING:

The Bank directly expenses costs associated with advertising as they are incurred.

INCOME TAXES:

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

RETIREMENT PLANS:

The Bank provides pension benefits for its employees through a trusteed, noncontributory defined benefit retirement plan, covering substantially all full-time employees who have attained the age of 21 and who have completed one year of continuous service, and allows employees to contribute to a separate 401(k) defined contribution plan under which the Bank may make matching contributions.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Bank disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets’ fair values.

Interest-bearing time deposits in other banks: Fair values of interest-bearing time deposits in other banks are estimated using discounted cash flow analyses based on current rates for similar types of time deposits.

Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held-for-sale: Fair values of loans held-for-sale are estimated based on outstanding investor commitments, or in the absence of such commitments, are based on current investor yield requirements.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for interest and non-interest checking, passbook savings and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates.

RECENT ACCOUNTING PRONOUNCEMENTS:

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Instruments” (SFAS No. 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS No. 133. The statement is effective as of January 1, 2007. The adoption of SFAS No. 155 is not expected to have a material impact on the Bank’s financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140” (SFAS 156). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The Bank does not expect the adoption of this Statement to have a material impact on its financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP) and enhances disclosures about fair value measurements. SFAS No. 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS No. 157 is effective for the Bank’s financial statements for the year beginning January 1, 2008, with earlier adoption permitted. The Bank does not expect the adoption of this Statement to have a material impact on its financial condition and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and other Postretirement Plans—an amendment of FASB Statements No 87, 88, 106 and 132(R)” (SFAS 158). SFAS 158 requires 1) the recognition of an asset or liability for the over-funded or under-funded status of a defined benefit plan, 2) the recognition of actuarial gains and losses and prior service costs and credits in other comprehensive income, 3) measurement of plan assets and benefit obligations as of the employer’s balance sheet date, rather than at interim measurement dates as currently allowed, and 4) disclosure of additional information concerning actuarial gains and losses and prior service costs and credits recognized in other comprehensive income. This statement is effective for financial statements with fiscal years ending after December 15, 2006. The adoption of this statement did not have a material impact on the Bank’s financial position, result of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective at the beginning of the Bank’s fiscal year beginning January 1, 2008, and early application may be elected in certain circumstances. The Bank is currently evaluating and has not yet determined the impact the new standard is expected to have on its financial position, results of operations or cash flows.

NOTE 3—INVESTMENTS IN SECURITIES

Debt securities have been classified in the balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values are as follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
June 30, 2007 (unaudited):
Mutual funds	$1,573,400	$—	$62,307	$1,511,093
Mortgage-backed securities	3,884,669	17,764	182,556	3,719,877

	$5,458,069	$17,764	$244,863	$5,230,970

December 31, 2006:
Mutual funds	$12,201,016	$—	$73,671	$12,127,345
Mortgage-backed securities	4,511,229	1,109	130,379	4,381,959

	$16,712,245	$1,109	$204,050	$16,509,304

December 31, 2005:
Mutual funds	$14,047,802	$—	$48,949	$13,998,853
Mortgage-backed securities	6,022,748	—	166,359	5,856,389

	$20,070,550	$—	$215,308	$19,855,242

Held-to-maturity securities:
June 30, 2007 (unaudited):
U.S. agency securities	$1,000,000	$—	$740	$999,260
Mortgage-backed securities	10,975,976	37,096	359,628	10,653,444
Municipal bonds	3,064,697	—	40,987	3,023,710

	$15,040,673	$37,096	$401,355	$14,676,414

December 31, 2006:
U.S. agency securities	$2,000,274	$—	$21,668	$1,978,606
Mortgage-backed securities	12,585,951	10,549	379,373	12,217,127
Municipal bonds	3,064,160	10,891	3,860	3,071,191

	$17,650,385	$21,440	$404,901	$17,266,924

December 31, 2005:
U.S. agency securities	$5,000,722	$—	$54,452	$4,946,270
Mortgage-backed securities	15,709,794	42,000	396,000	15,355,794
Municipal bonds	650,799	7,363	—	658,162

	$21,361,315	$49,363	$450,452	$20,960,226

As of June 30, 2007 (unaudited), December 31, 2006 and 2005, all mortgage-backed securities held by the Bank were issued by the FHLMC, GNMA and FNMA.

The scheduled maturities of debt securities were as follows:

	June 30, 2007			December 31, 2006
	Available- For-Sale Fair Value	Held-To-Maturity		Available- For-Sale Fair Value	Held-To-Maturity
		Amortized Cost Basis	Fair Value		Amortized Cost Basis	Fair Value
	(unaudited)
Due after one year through five years	$—	$—	$—	$—	$1,000,274	$994,060
Due after five years through ten years	—	2,288,133	2,273,347	—	1,402,278	1,390,904
Due after ten years	—	1,776,564	1,749,623	—	2,661,882	2,664,833
Mortgage-backed securities	3,719,877	10,975,976	10,653,444	4,381,959	12,585,951	12,217,127

	$3,719,877	$15,040,673	$14,676,414	$4,381,959	$17,650,385	$17,266,924

The Bank had no securities of issuers whose aggregate carrying amount exceeded 10% of equity as of June 30, 2007 (unaudited). Securities of issuers whose aggregate carrying amount exceeded 10% of equity are as follows as of December 31, 2006:

	Available-For-Sale
ISSUER	Amortized Cost Basis	Fair Value
Asset Management Fund	$12,201,016	$12,127,345

As of June 30, 2007 (unaudited) and December 31, 2006, securities with carrying amounts totaling $1,887,247 and $1,005,958, respectively were pledged to secure municipal deposits.

Proceeds from sales of available-for-sale securities were $10,777,768 during the six months ended June 30, 2007 (unaudited). Gross realized gains on those sales were $970. Proceeds from sales of available-for-sale securities were $2,416,000 during the six months ended June 30, 2006 (unaudited). Gross realized losses on those sales were $4,341. Proceeds from sales of available-for-sale securities were $2,416,000 during the year ended December 31, 2006. Gross realized losses on those sales were $4,341. Proceeds from sales of available-for-sale securities were $655,000 during the year ended December 31, 2005. Gross realized losses on those sales were $17,712. The tax expense (benefit) applicable to these net realized gains (losses) for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006 and 2005 amounted to $384 (unaudited), $(1,719) (unaudited), $(1,719) and $(7,016), respectively.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2007 (unaudited):
Mutual funds	$—	$—	$1,511,093	$62,307	$1,511,093	$62,307
Mortgage-backed securities	1,491,629	37,479	11,291,540	504,705	12,783,169	542,184
U.S. agency securities	—	—	999,260	740	999,260	740
Municipal bonds	1,922,246	23,411	1,101,464	17,576	3,023,710	40,987

Total temporarily impaired securities	$3,413,875	$60,890	$14,903,357	$585,328	$18,317,232	$646,218

December 31, 2006:
Mutual funds	$—	$—	$12,127,345	$73,671	$12,127,345	$73,671
Mortgage-backed securities	1,124,858	19,965	14,551,143	489,787	15,676,001	509,752
U.S. agency securities	—	—	1,978,606	21,668	1,978,606	21,668
Municipal bonds	1,214,409	3,860	—	—	1,214,409	3,860

Total temporarily impaired securities	$2,339,267	$23,825	$28,657,094	$585,126	$30,996,361	$608,951

The mutual funds invest in U.S. Treasury securities and U.S. agency and other mortgage-backed securities. The unrealized losses on the Bank’s investments in the mutual funds were caused by interest rate increases. Based on that evaluation and the Bank’s ability and intent to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Bank does not consider these investments to be other-than-temporarily impaired at June 30, 2007 (unaudited) and December 31, 2006.

The unrealized losses on the Bank’s investments in obligations of U.S. Government corporations and agencies were caused by interest rate increases. The Bank purchased these investments at a premium to their face amount, and the contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Accordingly, it is possible that the securities could be settled at a price less than the amortized cost of the Bank’s investment. Because the Bank has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired at June 30, 2007 (unaudited) and December 31, 2006.

The unrealized losses on the Bank’s investment in mortgage-backed securities were caused by interest rate increases. The Bank purchased these investments at a premium to their face amount, and the contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Accordingly, it is possible that the securities could be settled at a price less than the amortized cost of the Bank’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Bank has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired at June 30, 2007 (unaudited) and December 31, 2006.

The unrealized losses on the Bank’s investment in municipal bonds were caused by interest rate increases. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Bank has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired at June 30, 2007 (unaudited) and December 31, 2006.

NOTE 4—LOANS

Loans consisted of the following:

		December 31,
	June 30, 2007	2006	2005
	(unaudited)
Real estate loans:
One- to four-family residential	$71,482,888	$66,619,215	$53,863,055
Commercial real estate loans	15,869,202	14,892,246	14,431,973
Construction	2,457,223	5,494,096	4,947,524

Total real estate loans	89,809,313	87,005,557	73,242,552

Commercial loans	3,662,404	3,337,215	3,664,960

Consumer loans:
Home equity loans and lines of credit	6,167,999	5,590,377	6,324,938
Other	1,549,339	1,392,987	1,113,522

Total consumer loans	7,717,338	6,983,364	7,438,460

Total loans	101,189,055	97,326,136	84,345,972
Allowance for loan losses	(467,542)	(467,542)	(476,178)
Deferred loan origination fees, net	(1,481)	(15,367)	(24,326)

Net loans	$100,720,032	$96,843,227	$83,845,468

Changes in the allowance for loan losses were as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Balance at beginning of period	$467,542	$476,178	$476,178	$476,178
Charge offs	—	(2,314)	(8,636)	—

Balance at end of period	$467,542	$473,864	$467,542	$476,178

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of these loans are $5,923,087, $6,299,240 and $7,299,202 at June 30, 2007 (unaudited), December 31, 2006 and 2005, respectively.

The Bank has not recorded mortgage servicing rights related to loans sold with servicing retained because bank management has determined that it is not material to the financial statements.

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Total nonaccrual loans	$294,504	$389,637	$315,845

Accruing loans which are 90 days or more over due	$—	$—	$—

As of June 30, 2007 (unaudited) and December 31, 2006 and 2005, there were no loans outstanding that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114. During the six month period ended June 30, 2007 (unaudited) and the years ended December 31, 2006 and 2005, there were no loans that met the definition of an impaired loan.

NOTE 5—PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Land	$759,774	$759,774	$759,774
Land improvements	335,931	335,932	335,932
Buildings	2,791,977	1,723,452	1,705,547
Furniture and equipment	1,399,361	1,271,697	1,224,205
Construction in progress	562,912	558,606	—

	5,849,955	4,649,461	4,025,458
Accumulated depreciation and amortization	(1,550,587)	(1,489,255)	(1,334,621)

	$4,299,368	$3,160,206	$2,690,837

NOTE 6—INVESTMENT IN REAL ESTATE

The balance in investment in real estate consisted of the following:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Land	$161,500	$161,500	$161,500
Buildings	517,342	517,342	470,734

	678,842	678,842	632,234
Accumulated depreciation	(19,863)	(13,875)	(3,856)

	$658,979	$664,967	$628,378

Rental income from investment in real estate amounted to $15,350, $17,300, $33,100 and $2,250 for the six months ended June 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006 and 2005, respectively.

NOTE 7—DEPOSITS

Deposits consisted of the following:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Non-interest bearing deposits:
Demand accounts	$10,386,272	$8,885,584	$7,849,633

Interest-bearing deposits:
NOW accounts	23,773,565	26,000,046	31,025,548
Savings accounts	24,125,957	27,806,439	34,163,733
Money market deposit accounts	6,094,198	1,315,456	2,064,603
Time deposits	46,623,540	45,550,474	32,482,324

Total interest-bearing deposits	100,617,260	100,672,415	99,736,208

Total deposits	$111,003,532	$109,557,999	$107,585,841

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of June 30, 2007 (unaudited), December 31, 2006 and 2005 was $16,334,459, $16,571,387 and $8,335,112, respectively. Generally, deposits in excess of $100,000 are not federally insured.

For time deposits as of June 30, 2007, the scheduled maturities for each of the following five years ended June 30 are as follows:

(unaudited)
2008	$40,676,990
2009	4,630,570
2010	1,067,683
2011	248,297

$46,623,540

For time deposits as of December 31, 2006, the scheduled maturities for each of the following four years ended December 31 are:

2007	$39,344,760
2008	4,257,621
2009	1,918,036
2010	30,057

$45,550,474

Interest expense by major category of interest-bearing deposits is summarized as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
NOW accounts	$90,598	$111,428	$212,240	$296,987
Savings accounts	162,355	305,130	564,659	405,115
Money market deposit accounts	34,159	11,274	22,221	25,768
Time deposits	1,031,430	568,328	1,429,442	757,681

	$1,318,542	$996,160	$2,228,562	$1,485,551

NOTE 8—FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (the “FHLB”).

Maturities of advances from the FHLB for the years ending after June 30, 2007 (unaudited) are summarized as follows:

Year of Maturity	(unaudited)
2008	$3,600,000

Maturities of advances from the FHLB for the years ending after December 31, 2006 are summarized as follows:

Year of Maturity
2007	$10,500,000
2008	3,000,000

$13,500,000

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one-to four-family properties and other qualified assets.

At June 30, 2007 (unaudited) and December 31, 2006, the interest rates on FHLB advances ranged from 5.29% to 5.34% and 3.14% to 5.41%, respectively. At June 30, 2007 (unaudited) and December 31, 2006, the weighted average interest rate on FHLB advances was 5.32% and 5.29%, respectively.

NOTE 9—INCOME TAX EXPENSE

The components of income tax expense are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
Current:
Federal	$236,495	$179,523	$405,954	$483,104
State	38,262	29,888	72,228	101,053

	274,757	209,411	478,182	584,157

Deferred:
Federal	(34,432)	26,583	35,924	(86,439)
State	(9,051)	7,618	10,524	(37,164)
Change in valuation allowance	—	—	—	107,959

	(43,483)	34,201	46,448	(15,644)

Total income tax expense	$231,274	$243,612	$524,630	$568,513

The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005
	(unaudited)
	% of Income	% of Income	% of Income	% of Income
Federal income tax at statutory rate	34.0%	34.0%	34.0%	34.0%
Increase (decrease) in tax resulting from:
Tax exempt income	(3.3)	(2.2)	(2.3)	(2.5)
Unallowable expenses and other adjustments	.7	.5	0.5	(0.2)
State tax expense, net of federal tax benefit	2.9	3.6	3.7	3.2
Change in valuation allowance	—	—	—	8.1

Effective tax rates	34.3%	35.9%	35.9%	42.6%

The Bank had gross deferred tax assets and gross deferred tax liabilities as follows:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Deferred tax assets:
Allowance for loan losses	$185,193	$185,193	$188,614
Accrued deferred compensation	94,183	100,116	108,764
Accrued pension	146,782	103,384	110,654
Unrecognized employee benefit costs under SFAS No. 158	48,550	48,550	—
Write-down on equity securities	107,958	107,959	133,466
Net unrealized holding loss on available-for-sale securities	89,954	80,384	85,284

Gross deferred tax assets	672,620	625,586	626,782
Valuation allowance	(107,959)	(107,959)	(107,959)

	564,661	517,627	518,823

Deferred tax liabilities:
Accelerated depreciation	(67,215)	(68,110)	(69,905)
Deferred loan costs	(39,372)	(33,873)	(33,511)
Prepaid expense	(16,524)	(27,147)	(24,112)

Gross deferred tax liabilities	(123,111)	(129,130)	(127,528)

Net deferred tax asset	$441,550	$388,497	$391,295

In prior years, the Bank was allowed a special tax-based bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Bank as of June 30, 2007 (unaudited) and December 31, 2006 includes $2,195,292 for which federal and state income taxes have not been provided. In future years, if the Bank no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over four (4) years, subject to a combined federal and state tax rate of approximately 40%.

NOTE 10—EMPLOYEE BENEFITS

The Bank sponsors a noncontributory defined benefit pension plan that covers substantially all full-time employees who meet specified age and length of service requirements. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon the number of years of service with the Bank and compensation levels near retirement. Contributions to the plan reflect benefits attributed to employees’ service to date as well as services expected to be performed in the future.

The following tables set forth information about the plan December 31, 2006 and 2005, the measurement date, and the periods then ended:

	December 31,
	2006	2005
Change in projected benefit obligation:
Benefit obligation at beginning of period	$1,306,893	$1,209,422
Service cost	105,920	85,684
Interest cost	76,780	61,656
Actuarial gain	(7,548)	(49,869)
Settlements	(159,616)	—
Benefits paid	(624)	—

Benefit obligation at end of period	1,321,805	1,306,893

Change in plan assets:
Plan assets at estimated fair value at beginning of period	830,278	687,276
Actual return on plan assets	107,721	15,071
Settlements	(159,616)	—
Employer contribution	131,352	127,931
Benefits paid	(624)	—

Fair value of plan assets at end of period	909,111	830,278

Funded status	(412,694)	(476,615)
Unrecognized net loss from actuarial experience	N/A	129,022
Unrecognized prior service cost	N/A	(1,502)
Unamortized net asset existing at date of adoption of SFAS No. 87	N/A	37,299

Funded status/accrued benefit cost included in other liabilities	$(412,694)	$(311,796)

Amounts recognized in accumulated other comprehensive loss, before tax effect, consist of:

December 31, 2006
Unrecognized net actuarial loss	$94,109
Unrecognized prior service cost	(1,226)
Unamortized net asset existing at date of adoption of SFAS No. 87	29,687

$122,570

The following table illustrates the incremental effect of applying SFAS No. 158 on individual line items in the balance sheet as of December 31, 2006:

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Accrued pension liability	$290,124	$122,570	$412,694
Total liabilities	123,638,224	122,570	123,760,794
Deferred income tax asset	339,947	48,550	388,497
Total assets	143,695,863	48,550	143,744,413
Accumulated other comprehensive loss	122,557	74,020	196,577
Total equity	20,057,639	(74,020)	19,983,619

The accumulated benefit obligation for the defined benefit pension plan was $915,378 and $897,958 at December 31, 2006 and 2005, respectively.

For the years ended December 31, 2006 and 2005, the assumptions used to determine benefit obligations are as follows:

	December 31,
	2006	2005
Discount rate	6.25%	5.875%
Increase in future compensation	3.50	3.00

The estimated net loss, prior service cost and transition obligation that will be amortized from accumulated other comprehensive loss into net periodic benefit cost for the year ended December 31, 2007 are $0, $(276) and $7,612, respectively.

Components of net periodic benefit cost:

	December 31,
	2006	2005
Service cost	$105,920	$85,684
Interest cost on benefit obligation	76,780	61,656
Expected return on assets	(80,356)	(66,188)
Amortization of prior service cost	(276)	(276)
Amortization of net asset existing at date of adoption of SFAS No. 87	7,612	7,612

Net periodic benefit cost	109,680	88,488

Other changes in plan assets and benefit obligations recognized in other comprehensive loss before tax effect is as follows:

Unrecognized net actuarial loss	94,109	—
Unrecognized prior service cost	(1,226)	—
Unamortized net asset existing at date of adoption of SFAS No. 87	29,687	—

Total recognized in other comprehensive loss	122,570	—

Total recognized in net period benefit cost and other comprehensive loss	$232,250	$88,488

The assumptions used to determine net periodic pension costs are as follows:

	Years Ended December 31,
	2006	2005
Discount rate	5.875%	6.125%
Expected long-term rate of return on plan assets	9.00	9.00
Annual salary increase	3.00	3.25

The basis for selecting the overall expected long-term rate of return on assets assumption is as follows:

The long-term rate-of-return-on-assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5-9% and 2-6%, respectively. The long-term inflation rate was estimated to be 3%. When these overall return expectations are applied to the plan’s target allocation, the expected rate of return is determined to be 9%, which is roughly the midpoint of the range of expected return.

Plan assets are invested in six diversified investment funds of the RSI Retirement Trust (the “Trust”), a no load series open-ended mutual fund. The investment funds include four equity mutual funds and two bond mutual funds, each with its own investment objectives, investment strategies and risks, as detailed in the Trust’s prospectus. The Trust has been given discretion by the plan sponsor to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the Trust’s Statement of Investment Objectives and Guidelines (the “Guidelines”).

The long-term investment objective is to be invested 65% in equity securities (equity mutual funds) and 35% in debt securities (bond mutual funds). If the plan is underfunded under the Guidelines, the bond fund portion will be temporarily increased to 50% in order to lessen asset value volatility. When the plan is no longer underfunded, the bond fund portion will be decreased back to 35%. Asset rebalancing is performed at least annually, with interim adjustments made when the investment mix varies more than 10% from the target (i.e., a 20% target range).

The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term. In addition, investment managers for the Trust are expected to provide above average performance when compared to their peer managers. Performance volatility is also monitored. Risk/volatility is further managed by the distinct investment objectives of each of the trust funds and the diversification within each fund.

The Bank’s pension plan weighted average asset allocations by asset category are as follows:

	Plan Assets at December 31,
	2006	2005
Asset Category
Equity securities	62%	60%
Debt securities	22	23
Other	16	17

Total	100%	100%

The Bank expects to contribute $141,207 to the defined benefit pension plan in 2007.

Estimated future benefit payments, which reflect expected future service as appropriate, are as follows as of December 31, 2006:

2007	$12,621
2008	14,297
2009	17,219
2010	21,357
2011	27,006
Years 2012 – 2016	373,854

The Bank maintains deferred compensation agreements with one current and one retired director. The Bank will pay a future monthly income for ten years beginning at age 65. The deferred compensation obligation as of June 30, 2007 (unaudited) was $238,000. The deferred compensation obligation as of December 31, 2006 and 2005 was $253,000 and $275,000, respectively. The expense recognized for the six months ended June 30, 2007 and 2006 (unaudited) was approximately $9,000, and is included in other operating expenses. The expense recognized for the years ended December 31, 2006 and 2005 was approximately $18,000 and $19,000, respectively, and is included in other operating expenses.

NOTE 11—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), of core capital (as defined) to adjusted total assets (as defined) and of Tangible capital (as defined) to tangible assets (as defined). Management believes, as of June 30, 2007 (unaudited) and December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2007 (unaudited) and December 31, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and core capital leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
June 30, 2007 (unaudited):
Total Capital (to Risk Weighted Assets)	$21,053	25.44%	$6,621	≥8.0%	$8,276	≥10.0%
Core Capital (to Adjusted Total Assets)	20,586	15.12	5,446	≥4.0	6,807	≥5.0
Tangible Capital (to Tangible Assets)	20,586	15.12	2,042	≥1.5	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	20,586	24.88	N/A	N/A	4,965	≥6.0
December 31, 2006:
Total Capital (to Risk Weighted Assets)	20,603	26.48	6,233	≥8.0	7,779	≥10.0
Core Capital (to Adjusted Total Assets)	20,136	13.98	5,763	≥4.0	7,203	≥5.0
Tangible Capital (to Tangible Assets)	20,136	13.98	2,161	≥1.5	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	20,136	25.88	N/A	N/A	4,668	≥6.0
December 31, 2005:
Total Capital (to Risk Weighted Assets)	19,693	27.64	5,701	≥8.0	7,126	≥10.0
Core Capital (to Adjusted Total Assets)	19,217	13.81	5,567	≥4.0	6,959	≥5.0
Tangible Capital (to Tangible Assets)	19,217	13.81	2,088	≥1.5	N/A	N/A
Tier 1 Capital (to Risk Weighted Assets)	19,217	26.97	N/A	N/A	4,275	≥6.0

The following table shows the reconciliation of the Bank’s total equity as presented in the balance sheet as of June 30, 2007 (unaudited) to the regulatory capital ratios disclosed in the table above:

	Total Capital	Tier 1 Capital
	(Amounts in thousands)
Total equity at June 30, 2007	$20,412	$20,412
Accumulated other comprehensive loss	100	100
Allowable allowance for loan losses	467	—
Adjustment to apply SFAS 158, net of tax	74	74

	$21,053	$20,586

The following table shows the reconciliation of the Bank’s total equity as presented in the balance sheet as of December 31, 2006 to the regulatory capital ratios disclosed in the table above:

	Total Capital	Tier 1 Capital
	(Amounts in thousands)
Total equity at December 31, 2006	$19,984	$19,984
Accumulated other comprehensive loss	78	78
Allowable allowance for loan losses	467	—
Adjustment to apply SFAS 158, net of tax	74	74

	$20,603	$20,136

NOTE 12—SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank’s business activity is with customers located within the state. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the state of New Hampshire.

NOTE 13—RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during the six months ended June 30, 2007. Total loans to such persons and their companies amounted to $462,080 (unaudited) as of June 30, 2007. During the six months ended June 30, 2007, principal payments totaled $110,756 (unaudited) and principal advances amounted to $63,349 (unaudited).

Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during 2006. Total loans to such persons and their companies amounted to $509,487 as of December 31, 2006. During 2006, principal payments were $176,486 and principal advances amounted to $208,498.

Deposits from related parties held by the Bank as of June 30, 2007 (unaudited) and December 31, 2006 and 2005 amounted to $4,102,632, $4,854,892 and $3,301,770, respectively.

The Bank entered into agreements with a company co-owned by a member of the Board of Directors to construct the Alton branch and the loan center at the main office. The amounts paid to the related party totaled $439,962 and $48,908 for the six months ended June 30, 2007 and 2006 (unaudited) and $93,456 and $766,511 for the years ended December 31, 2006 and 2005, respectively.

NOTE 14—FINANCIAL INSTRUMENTS

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

The estimated fair values of the Bank’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of June 30, 2007 (unaudited):

	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$5,718,974	$5,718,974
Interest-bearing time deposits in other banks	1,980,000	1,974,647
Available-for-sale securities	5,230,970	5,230,970
Held-to-maturity securities	15,040,673	14,676,414
FHLB stock	932,400	932,400
Loans, net	100,720,032	98,720,000
Accrued interest receivable	331,065	331,065

Financial liabilities:
Deposits	111,003,532	111,111,000
FHLB advances	3,600,000	3,600,000

The estimated fair values of the Bank’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$4,791,632	$4,791,632	$6,220,045	$6,220,045
Interest-bearing time deposits in other banks	1,982,000	1,966,375	2,082,205	2,044,501
Available-for-sale securities	16,509,304	16,509,304	19,855,242	19,855,242
Held-to-maturity securities	17,650,385	17,266,924	21,361,315	20,960,226
FHLB stock	932,400	932,400	1,045,000	1,045,000
Loans held-for-sale	117,373	119,779	—	—
Loans, net	96,843,227	94,449,000	83,845,468	82,101,000
Accrued interest receivable	421,970	421,970	344,555	344,555
Financial liabilities:
Deposits	109,557,999	109,672,000	107,585,841	107,581,000
FHLB advances	13,500,000	13,495,083	11,600,000	11,593,836

The carrying amounts of financial instruments shown in the above table are included in the balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows:

	June 30, 2007	December 31,
		2006	2005
	(unaudited)
Asset Category
Commitments to originate loans	$3,301,257	$330,246	$969,298
Unadvanced portions of loans:
Commercial lines of credit	4,447,202	4,928,776	4,192,408
Consumer lines of credit	5,808,834	5,634,154	5,943,633
Construction loans	1,260,849	1,142,817	2,689,651

	$14,818,142	$12,035,993	$13,794,990

At June 30, 2007, the Bank had $1,685,028 (unaudited) of fixed-rate loan commitments with interest rates ranging from 6.25% to 9.50% (unaudited).

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 15—RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.

NOTE 16—CONVERSION TO MUTUAL HOLDING COMPANY

The Board of Directors of the Bank unanimously adopted a Plan of Reorganization and Stock Issuance (“the Plan of Reorganization”) on June 19, 2007 pursuant to which, the Bank will (i) convert to a stock savings bank (the “Stock Bank”) as the successor to the Bank in its current mutual form; (ii) organize Profile Bancorp, Inc. a stock holding company as a federally chartered corporation, which will own 100% of the common stock of the Stock Bank; and (iii) organize Profile Bancorp MHC, a mutual holding company as a federally chartered mutual holding company, which will own at least 51% of the common stock of Profile Bancorp so long as Profile Bancorp MHC remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form and Profile Bancorp will sell a minority interest in its common stock in a public stock offering.

The Plan of Reorganization must be approved by the Office of Thrift Supervision and by the Bank’s members.

Following the completion of the reorganization, all members who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Profile Bancorp MHC so long as they continue to hold deposit accounts and/or loans with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to Profile Bancorp MHC.

In connection with the Plan of Reorganization, Profile Bancorp plans to establish the Profile Bank Charitable Foundation (“the Foundation”). The Foundation will be funded with up to 1.9% of Profile Bancorp’s outstanding shares of common stock.

Reorganization costs have been deferred and will be deducted from the proceeds of the shares sold in the reorganization. If the conversion is not completed, all costs will be charged to expense. At June 30, 2007, approximately $249,000 (unaudited) of reorganization costs had been incurred and deferred.

You should rely only on the information contained in this prospectus. Neither Profile Bank nor Profile Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

(Holding Company for Profile Bank)

1,486,950 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Sandler O’Neill + Partners, L.P.

                    , 2007

Until                     , 2007, or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Article XII of the Registrant’s bylaws provide:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement;

b.	Final judgment against him or her; or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25.	Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$548
OTS filing fee	14,400
NASD filing fee (1)	2,285
Blue Sky fees and expenses	20,000
Edgar, printing, postage and mailing	100,000
Legal fees and expenses (including marketing firm’s counsel fees)	315,000
Accounting fees and expenses	290,000
Appraiser’s fees and expenses	36,000
Business Plan fees and expenses	39,000
Marketing firm expenses (1) (2)	150,000
Conversion agent fees and expenses	10,000
Transfer agent and registrar fees and expenses	15,000
Certificate printing	5,000
Miscellaneous	12,767

TOTAL	$1,010,000

(1)	Estimated expenses based on the registration of 1,785,375 shares at $10.00 per share.

(2)	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription and community offerings, excluding shares purchased by the employee stock ownership plan and by directors, officers and employees of Profile Bank and members of their immediate families and shares contributed to the chartable foundation.

Item 26.	Recent Sales of Unregistered Securities.

None.

Item 27.	Exhibits.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Profile Bank, FSB and Sandler O’Neill & Partners, L.P. re: services as marketing agent

1.2	Engagement Letter between Profile Bank, FSB and Sandler O’Neill & Partners, L.P. re: services as records agent

1.3	Form of Agency Agreement*

2.1	Plan of Reorganization and Stock Issuance (including the proposed Federal Charters and Bylaws of Profile Bank, FSB, Profile Bancorp, Inc. and Profile Bancorp MHC)

3.1	Charter of Profile Bancorp, Inc. (included in Exhibit 2.1 filed herewith)

3.2	Bylaws of Profile Bancorp, Inc. (included in Exhibit 2.1 filed herewith)

4.1	Specimen Stock Certificate of Profile Bancorp, Inc.

5.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Legality

8.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters

8.2	Form of Opinion of Shatswell, MacLeod & Company, P.C. re: State Tax Matters*

10.1	Form of Profile Bank, FSB Employee Stock Ownership Plan and Trust

10.2	Form of ESOP Loan Documents

10.3	Profile Bank, FSB 401(k) Plan and Trust Agreement

10.4	Form of Employment Agreements between Profile Bancorp, Inc., Profile Bank, FSB and Kenneth A. Wilman, Jr. and Kevin D. Miller

10.5	Form of Change in Control Agreement between Profile Bank, FSB and Janet M. Hand and David T. Keefe

10.6	Form of Profile Bank, FSB Employee Severance Compensation Plan

10.7	Profile Bank, FSB Deferred Income Agreement

16.1	Change in Accountants Letter

23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in Exhibits 5.1 and 8.1 filed herewith)

23.2	Consent of Shatswell, MacLeod & Company, P.C.

23.3	Consent of RP Financial, LC.

24.1	Powers of Attorney

99.1	Appraisal Report of RP Financial, LC. (P)

99.2	Marketing Materials*

99.3	Subscription Order Form and Instructions*

99.4	Form of Profile Bank Charitable Foundation Gift Instrument

(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.

*	To be filed by amendment.

Item 28.	Undertakings.

The small business issuer will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The small business issuer hereby undertakes that:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rochester, State of New Hampshire, on September 14, 2007.

PROFILE BANCORP, INC.

By:	/s/ Kenneth A. Wilman, Jr.
Kenneth A. Wilman, Jr.
President, Chief Executive Officer and Director (duly authorized representative)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Kenneth A. Wilman, Jr. Kenneth A. Wilman, Jr.	President, Chief Executive Officer and Director (principal executive officer)	September 14, 2007

/s/ Kevin D. Miller Kevin D. Miller	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	September 14, 2007

/s/ Scott A. Brock Scott A. Brock	Director	September 14, 2007

/s/ John R. Dulude John R. Dulude	Director	September 14, 2007

/s/ George J. Lazarus George J. Lazarus	Director	September 14, 2007

/s/ William R. Lowe, III William R. Lowe, III	Director	September 14, 2007

/s/ Robert B. McCarthy Robert B. McCarthy	Director	September 14, 2007

/s/ Leon B. Meader, Jr. Leon B. Meader, Jr.	Director	September 14, 2007